UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of the
Securities Exchange Act of 1934
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infoGROUP Inc.
(Name of Registrant as Specified In Its Charter)

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infoGROUP Inc.
5711 South 86th Circle
Omaha, Nebraska

May 27, 2010

Dear Stockholder:

The board of directors of infoGROUP Inc., a Delaware corporation (“infoGROUP”), acting upon the unanimous recommendation of the Mergers & Acquisitions Committee (“M&A Committee”) of infoGROUP’s board of directors, has unanimously approved a merger agreement providing for the acquisition of infoGROUP by Omaha Holdco Inc., an entity controlled by CCMP Capital Investors II, L.P. and CCMP Capital Investors (Cayman) II, L.P. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $8.00 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock (the “Common Stock”) owned by you (unless you have exercised your appraisal rights with respect to the merger).

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on June 29, 2010 at The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about infoGROUP from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously determined that the merger is fair to and in the best interests of infoGROUP and its stockholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement. This recommendation is based, in large part, upon the unanimous recommendation of the M&A Committee of the board of directors consisting of four independent and disinterested directors.

Your vote is very important, regardless of the number of shares of Common Stock you own. We cannot complete the merger unless a majority of the votes entitled to be cast by the holders of the outstanding shares of our Common Stock are cast in favor of the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement or an abstention will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/  Roger Siboni
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 27, 2010, and is first being mailed to stockholders on or about       , 2010.

infoGROUP Inc.
5711 South 86th Circle
Omaha, Nebraska

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2010

Dear Stockholder:

A special meeting of stockholders of infoGROUP Inc., a Delaware corporation (the “Company”), will be held on June 29, 2010, at        .m. local time, at The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 8, 2010, by and among the Company, Omaha Holdco Inc., a Delaware corporation (“Parent”), and Omaha Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock, par value $0.0025 per share (the “Common Stock”), (other than (i) shares of Common Stock owned by Parent, Acquisition Sub or the Company, in each case immediately prior to the effective time of the Merger, and (ii) shares held by stockholders, if any, who have properly demanded statutory appraisal rights, if any) will be converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal to adopt the Merger Agreement.

Only stockholders of record at the close of business on May 27, 2010 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Common Stock you own. The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Common Stock and photo identification.

The board of directors, acting upon the unanimous recommendation of the Mergers & Acquisitions Committee, which is comprised entirely of independent members of the board of directors, unanimously (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting. The board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

/s/  Thomas J. McCusker
Thomas J. McCusker
Executive Vice President
for Business Conduct, General Counsel and Secretary

Omaha, Nebraska
May 27, 2010

ii

References to “infoGROUP,” the “Company,” “we,” “our” or “us” in this proxy statement refer to infoGROUP Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information” on page 82.

Proposals (Page 59)

You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among infoGROUP, Omaha Holdco Inc. (“Parent”), and Omaha Acquisition Inc., a wholly-owned subsidiary of Parent (“Acquisition Sub”). The Merger Agreement provides that Acquisition Sub will merge with and into infoGROUP (the “Merger”). infoGROUP will be the surviving corporation in the Merger (the “Surviving Corporation”). In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, the stockholders may be asked to vote on a proposal to adjourn the special meeting to permit solicitation of additional proxies.

The Parties to the Merger (Page 13)

infoGROUP, a Delaware corporation founded in 1972 with its headquarters in Omaha, Nebraska, is a leading provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions that help infoGROUP clients grow their sales and increase their profits. infoGROUP operates three principal business groups. The Data Group maintains several proprietary databases of information relating to U.S. and international businesses and consumers and offers access to those databases over the Internet through its various websites. The Services Group consists of subsidiaries providing list brokerage and list management, direct mail, database marketing and e-mail marketing services to large customers. The Marketing Research Group provides customer satisfaction surveys, employee surveys, opinion polling, and other market research services for businesses and for government.

Parent and Acquisition Sub are newly-organized Delaware corporations. Parent was organized solely for the purpose of effecting the Merger and the transactions related to the Merger. Acquisition Sub was organized solely for the purpose of completing the Merger. Neither Parent or Acquisition Sub engaged in any business except activities incidental to their organization and in connection with the transactions contemplated by the Merger Agreement. Parent is owned and controlled by CCMP Capital Investors II, L.P. and CCMP Capital Investors (Cayman) II, L.P. (collectively “CCMP”).

The Merger (Page 17)

In the Merger, each outstanding share of infoGROUP capital stock (consisting of Common Stock, par value $0.0025 per share (the “Common Stock”)) (other than (i) shares of Common Stock owned by Parent, Acquisition Sub or the Company, in each case immediately prior to the effective time of the Merger, and (ii) shares held by stockholders, if any, who have properly demanded statutory appraisal rights) will be converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 59)

If the Merger is completed, you will be entitled to receive $8.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you, unless you have properly exercised your statutory appraisal rights with respect to the Merger. As a result of the Merger, infoGROUP will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 14)

Time, Place and Date (Page 14)

The special meeting will be held on June 29, 2010 starting at • , at The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102.

Purpose (Page 14)

You will be asked to consider and vote upon the proposal to adopt the Merger Agreement pursuant to which Acquisition Sub will merge with and into infoGROUP and to consider and vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 14)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on May 27, 2010, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned on the record date. As of the record date there were •  shares of Common Stock outstanding and entitled to vote. A majority of the total voting power of Common Stock issued, outstanding and represented at the special meeting in person or by a duly-authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 14)

Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Failure to vote your shares of Common Stock by proxy or in person or an abstention will have the same effect as voting against adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Failure to vote your shares of Common Stock or an abstention will have no effect on the approval of the proposal to adjourn the special meeting.

Voting Agreements (Page 50)

Stockholders (including the executive officers and directors of the Company) beneficially owning between approximately 33% to 34% of our outstanding Common Stock have executed voting agreements pursuant to which they have agreed to vote their shares of Common Stock in favor of the adoption of the Merger Agreement. The full text of the form of the voting agreement is attached to this proxy statement as Annex D. Mr. Vinod Gupta’s voting agreement contains additional provisions to those set forth in the form of the voting agreement which exempt certain of his shares of Common Stock from the restriction on transfer.

Common Stock Ownership of Directors and Executive Officers (Page 77)

As of the record date, the directors and executive officers of infoGROUP held in the aggregate approximately [     ]% of the shares of Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately [     ]% of the votes necessary to approve the proposal to adopt the Merger Agreement at the special meeting. Each of our directors and executive officers has entered into a voting agreement requiring them to vote all of their beneficially owned shares of Common Stock of the Company in favor of the adoption of the Merger Agreement. In addition, Mr. Vinod Gupta, a former director of the Company who, as of May 14, 2010, beneficially owned approximately 33.4% of the shares of Common Stock entitled to vote at the special meeting, has entered into a voting agreement, requiring him to vote all of his beneficially owned shares of Common Stock of the company in favor of the adoption of the Merger Agreement. While all of Mr. Gupta’s shares of Common Stock are subject to Mr. Gupta’s voting agreement, the agreement contains provisions which exempt certain of his shares of Common Stock from the restriction on transfer contained in his voting agreement. Mr. Gupta is permitted to sell up to 1.5 million shares of Common Stock in the aggregate (inclusive of any sales under existing 10b5-1 trading plans) so long as any such sale is in compliance with applicable securities laws. As of May 14, 2010, Mr. Gupta had sold approximately 1.1 million of the 1.5 million shares he is allowed to sell under this exemption. Those shares already sold by Mr. Gupta are no longer subject to Mr. Gupta’s voting agreement.

Voting and Proxies (Page 15)

Any stockholder of record entitled to vote at the special meeting may vote by submitting a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments of the special meeting.

Revocability of Proxy (Page 15)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Thomas J. McCusker, at 5711 South 86th Circle, Omaha, Nebraska 68127;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of Common Stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 59)

Stock Options.  Upon the consummation of the Merger (i) all outstanding options to acquire Common Stock will become fully vested and (ii) all such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $8.00 exceeds the exercise price, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

Company Stock-Based Awards.  Upon the consummation of the Merger, rights granted under the Company’s stock plans or employee plans to receive shares of Common Stock or benefits measured by the value of the Common Stock will (i) become fully vested, and (ii) each such right outstanding immediately prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the aggregate number of shares or fractional shares of Common Stock represented by such right multiplied by $8.00, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

Recommendation of the Mergers & Acquisitions Committee and Our Board of Directors (Page 35)

M&A Committee.  The Mergers & Acquisitions Committee (“M&A Committee”) is a committee of independent members of our board of directors that was formed on January 30, 2009 for the purpose of evaluating various strategic alternatives of the Company. The M&A Committee unanimously determined that the Merger is in the best interests of infoGROUP and its stockholders, declared it advisable to enter into the Merger Agreement and unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contained therein and (ii) resolve to recommend that the stockholders of infoGROUP approve the adoption of the Merger Agreement.

Board of Directors.  The board of directors, acting upon the unanimous recommendation of the M&A Committee, unanimously (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors considered by the M&A Committee and the board of directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of the M&A Committee and Our Board of Directors” beginning on page 35.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 51)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

If the Merger is completed, Mr. Gupta will receive immediate liquidity for his significant shareholdings at a fixed price, a result which he might otherwise not be able to achieve. On March 8, 2010, the date on which the Company entered into the Merger Agreement, Mr. Gupta entered into a Voting Agreement pursuant to which, among other things, Mr. Gupta agreed to vote all of his shares of Common Stock in favor of adoption of the Merger Agreement. Later that afternoon, Mr. Gupta resigned from the Board of Directors. On March 17, 2010, Mr. Gupta’s settlement of the SEC complaint against him was approved by order of the United States District Court for the District of Nebraska (the “Final Judgment”). The Final Judgment, among other things, contained sanctions and fines against Mr. Gupta, pursuant to which he is:

•	prohibited from future violations of multiple provisions of federal securities laws;

•	barred for life from serving as an officer of director of a public company;

•	(A) allowed to enter into the Voting Agreement pursuant to which, among other things, he may agree to vote all his shares (x) in favor of adoption of the Merger Agreement and (y) against any competing proposal, and (B) allowed if the Merger Agreement is not adopted, to vote against any other acquisition transaction if Mr. Gupta would receive an amount or form of consideration per share of Company Common Stock in any such transaction less than or different from any other Company shareholders, and (C) required on all other matters submitted to a vote of the Company shareholders, to vote his shares of Company Common Stock in the same proportion as other shareholders vote;

•	required to pay a civil penalty to the United States treasury in the amount of $2,240,700 (plus post judgment interest); and

•	required to pay the Company $4,045,000 plus, prejudgment interest of $1,145,400, for a total of $5,190,400 (plus post-judgment interest).

As a practical matter, the voting restrictions contained in the Final Judgement:

•	permit Mr. Gupta to fulfill his obligations under the Voting Agreement and, in effect, irrevocably cast all of the votes associated with his shares of Common Stock in favor of adoption of the Merger Agreement; but

•	effectively took away Mr. Gupta’s discretion with respect to any shareholder vote on any other matter submitted to a vote of the Company shareholders; however

•	did not restrict Mr. Gupta from selling his shares of Common Stock, either pursuant to regular market transactions or in private or block sales.

Opinion of infoGROUP’s Financial Advisor (Page 39)

The infoGROUP board of directors received an opinion, dated March 8, 2010, from Evercore Group L.L.C. (“Evercore”) to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations “of” or “on” the scope of review undertaken by Evercore as set forth therein, the cash consideration (as defined in the opinion) was fair, from a financial point of view, to the holders of the shares of infoGROUP common stock entitled to receive such consideration. The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations “of” or “on” the scope of review undertaken by Evercore in rendering its opinion is attached as Annex B to this proxy statement. The opinion was directed to the infoGROUP board of directors and addresses only the fairness, from a financial point of view, of the cash consideration to the holders of shares of infoGROUP common stock entitled to receive such cash consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the infoGROUP board of directors, to any holder of shares of infoGROUP common stock or to any other persons in respect of the proposed merger, including as to how any holder of shares of infoGROUP common stock should vote or act in respect of the proposed merger.

Financing (Page 48)

Parent and Acquisition Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $668.9 million, which will be funded by debt and equity financing commitments. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the financing letters under which the financing will be provided. See “The Merger — Financing of the Merger” beginning on page 48. The following arrangements are in place for the financing for the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Parent has received an equity commitment letter, dated as of March 8, 2010 by and among Acquisition Sub and CCMP, pursuant to which, subject to terms and the conditions contained therein, CCMP has agreed to purchase $353 million of the equity securities of Parent and to cause Parent to use all of such proceeds to purchase equity securities of Acquisition Sub in connection with the transactions contemplated by the Merger Agreement.

Debt Financing.  Parent has received a debt commitment letter, dated as of March 8, 2010, from Bank of America, N.A. (“BANA”) and Banc of America Securities LLC (“BAS” and collectively, “BofA”) pursuant to which, subject to the terms and conditions contained therein, BANA has agreed to provide (a) a $365.0 million senior secured credit facility (the “Senior Credit Facility”), comprised of (i) a term loan facility of $315.0 million and (ii) a revolving credit facility of up to $50.0 million.

Regulatory Approvals (Page 57)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. infoGROUP filed this notification on March 22, 2010 and Parent filed this notification on March 24, 2010. The applicable waiting period was early terminated on April 5, 2010.

The Merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

Material U.S. Federal Income Tax Consequences (Page 56)

The exchange of shares of Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. stockholder that exchanges shares of Common Stock in the Merger generally will recognize gain or loss in an amount equal to the difference between the cash received in the Merger and such shareholder’s adjusted tax basis in the shares of Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or non-U.S. taxes. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 56 for a more detailed explanation of the material U.S. federal income tax consequences of the Merger.

Conditions to the Merger (Page 67)

As more fully described in this proxy statement, the consummation of the Merger depends upon the satisfaction or where legally permissible, waiver of certain conditions. Each party’s obligation to consummate the Merger is subject to the satisfaction of certain conditions, including the adoption of the Merger Agreement by the Company’s stockholders, compliance with federal antitrust laws, and the absence of any legal or other prohibition of the Merger. Parent and Acquisition Sub’s obligation to consummate the Merger is conditioned upon the satisfaction of certain conditions, including, but not limited to:

•	the accuracy of our representations and warranties,

•	the performance in all material respects of our obligations prior to the consummation of the Merger,

•	the absence of a continuing Company Material Adverse Effect (as defined in the Merger Agreement),

•	our consolidated debt to EBITDA ratio, as calculated pursuant to the Merger Agreement, not exceeding 3.75:1 for a specific period prior to the Merger, and

•	the delivery of certificates attesting to the foregoing conditions.

The Company’s obligation to consummate the Merger is subject to certain conditions, including the accuracy of Parent and Acquisition Sub’s representations and warranties, the performance in all material respects of Parent and Acquisition Sub’s obligations prior to the consummation of the Merger, and the delivery of a certificate attesting to the foregoing conditions.

Restrictions on Solicitations of Other Offers (Page 69)

Until 11:59 p.m. (Eastern) on March 29, 2010, the Company was permitted to initiate, solicit or encourage any acquisition proposal (including by way of providing non-public information upon execution of a confidentiality agreement with the appropriate party), and participate in discussions or negotiations regarding, or take any other action to facilitate, any acquisition proposal.

We have agreed that, from and after March 30, 2010, neither we, nor any of our directors, officers or employees, affiliates or representatives will solicit, initiate, or induce the making of, or knowingly encourage, facilitate or assist in the submission or announcement of any alternative acquisition proposal or furnish any non-public information to any third party with the intent to induce the making of an alternative acquisition proposal or participate in any discussions or negotiations regarding any alternative acquisition proposal.

Notwithstanding these restrictions, prior to the adoption of the Merger Agreement by the Company stockholders, we may engage in discussions with another party, and furnish non-public information to such party, if such party has made an unsolicited written acquisition proposal that the board of directors has concluded constitutes a superior proposal or is reasonably likely to lead to a superior proposal. We have agreed to provide Parent with notice of certain events, with regard to alternative acquisition proposals, including the name of any party submitting an acquisition proposal and the material terms of such proposal.

Termination of the Merger Agreement (Page 70)

Either Parent or the Company may terminate the Merger Agreement under certain circumstances. In particular, the Merger Agreement may be terminated at any time by the mutual written consent of the parties. In addition, the Merger Agreement may be terminated by us in order to enter into a definitive agreement for an alternative acquisition transaction that constitutes a superior proposal not solicited in breach of the Merger Agreement. Parent may terminate the Merger Agreement if our board of directors withdraws or changes its recommendation that our stockholders approve and adopt the Merger Agreement or the Company shall have provided to Parent notice of a superior proposal and shall have failed, upon the request of Parent, to issue a public announcement that reaffirms our board of director’s recommendation that our stockholders approve and adopt the Merger Agreement. The Company or Parent may terminate the Merger Agreement for material breach by the other party of a representation or warranty or failure to perform a covenant, which material breach or failure would result in the failure of a condition to closing being satisfied, that remains uncured for 30 days after notice of such breach. The Merger Agreement may be terminated by the Company or Parent in the event that stockholder approval of the Merger Agreement is not obtained at the special meeting or the Merger is not consummated by 11:59 p.m. (New York City time) on July 21, 2010.

Termination Fees (Page 72)

If the Merger Agreement is terminated under certain circumstances, described in further detail in “The Merger Agreement — Termination Fees and Expenses,” the Company may be required to pay a cash termination fee equal to $15,847,000 and/or may be required to reimburse Parent for any reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) in connection with the Merger Agreement up to a maximum amount not to exceed $2,000,000.

If the Merger Agreement is terminated by either Parent or the Company because Parent was unable to obtain the proceeds of the financing described in the debt commitment letter prior to the Termination Date, where it would have otherwise been obligated to close due to satisfaction or waiver of all other requisite conditions to closing, or in the case of termination by the Company as the result of Parent’s material breach of its covenants, agreements or other obligations, Parent will be required to pay to Company a cash termination fee equal to $25,356,000 and reimburse the Company for any reasonable and documented out-of-pocket fees and expenses (including the reasonable legal fees and expenses) in connection with the Merger Agreement up to a maximum amount not to exceed $2,000,000.

Limited Guarantee (Page 50)

In connection with the Merger Agreement, CCMP and the Company entered into a limited guarantee under which, among other things, CCMP guarantees payment of the termination fee payable by Parent, if applicable, as well as, if payable pursuant to the terms of the Merger Agreement, the reasonable documented out-of-pocket fees and expenses incurred by the Company.

Specific Performance (Page 75)

The Company is entitled to an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement, the equity commitment letter or the limited guarantee, and to enforce specifically the terms and provisions of the Merger Agreement, the equity commitment letter and the limited guarantee.

Appraisal Rights (Page 79)

Under Delaware law, holders of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement, must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement, and must continuously hold their shares of Common Stock from the date they make the demand through the closing of the Merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex C.

Litigation (Page 58)

In connection with the Merger, three putative stockholder class action lawsuits have been filed, one in the Delaware Court of Chancery, and three in the District Court of Douglas County. The Company believes the complaints are without merit, and intends to defend the actions vigorously.

Market Price of Common Stock (Page 76)

The closing sale price of the Common Stock on the NASDAQ Stock Market (symbol: IUSA) on March 5, 2010, the last trading day prior to public announcement of the proposed acquisition was $8.16 per share. The closing sale price of the Common Stock on the NASDAQ Stock Market on October 30, 2009, the last trading day prior to press reports of rumors regarding a potential acquisition of infoGROUP, was $6.56.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an infoGROUP stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” on page 82.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of infoGROUP by Parent, pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by our stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Acquisition Sub will merge with and into infoGROUP. infoGROUP will be the Surviving Corporation and a wholly-owned subsidiary of Parent.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $8.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised your appraisal rights with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $800.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of infoGROUP will be held on June 29, 2010, at • .m. local time, at The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102.

Q.	What vote is required for infoGROUP’s stockholders to adopt the Merger Agreement?

A.	An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to adopt the Merger Agreement. All of our directors, executive officers, and our largest stockholder, Vinod Gupta, who collectively own between approximately 33% and 34% of the outstanding common stock, have agreed to vote all of their shares of Common Stock “FOR” the adoption of the Merger Agreement. Failure to vote your shares of Common Stock by proxy or in person or an abstention will have the same effect as voting against adoption of the Merger Agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of a majority of our Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does infoGROUP’s board of directors recommend that I vote?

A.	The board of directors, acting upon the unanimous recommendation of the M&A Committee, unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the M&A Committee and our Board of Directors” for a discussion of the factors that the M&A Committee and the board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on infoGROUP?

A.	As a result of the proposed Merger, infoGROUP will cease to be a publicly-traded company and will be wholly-owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, infoGROUP will remain an independent public company and the Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, infoGROUP may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope,

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card, or

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

• if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Thomas J. McCusker, at 5711 South 86th Circle, Omaha, Nebraska 68127;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by submitting a later-dated proxy card;

• if you voted by telephone or the Internet, by voting a second time by telephone or the Internet; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $8.00 per share in cash to be received by our stockholders in the Merger. In order to receive the $8.00 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving $8.00 per share for my shares?

A.	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 79.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed on June [ ], 2010. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” beginning on page 67.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Innisfree M&A Incorporated a fee of approximately $50,000, plus $5.00 per each call made to or received from stockholders of the Company. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, we will pay Innisfree M&A Incorporated an additional fee of $25,000. The Company has also agreed to reimburse Innisfree M&A Incorporated for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree M&A Incorporated against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Financing of the Merger,” “Limited Guarantee,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure to obtain the necessary debt or equity financing;

•	the failure of the Merger to close for any other reason;

•	that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 82. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

infoGROUP

infoGROUP Inc.
5711 South 86th Circle
Omaha, Nebraska 68127
Phone: (402) 593-4500

infoGROUP, a Delaware corporation incorporated in 1972 with its headquarters in Omaha, Nebraska, is a leading provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions that help our clients grow their sales and increase their profits. infoGROUP operates three principal business groups. The Data Group maintains several proprietary databases of information relating to U.S. and international businesses and consumers and offers access to those databases over the Internet through its various websites. The Services Group consists of subsidiaries providing list brokerage and list management, direct mail, database marketing and e-mail marketing services to large customers. The Marketing Research Group provides customer satisfaction surveys, employee surveys, opinion polling, and other market research services for businesses and for government.

For more information about infoGROUP, please visit our website at www.infogroup.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” on page 82. Our Common Stock is publicly traded on the NASDAQ Global Select Stock Market under the symbol “IUSA”.

Parent

Omaha Holdco Inc.
c/o CCMP Capital Advisors LLC
245 Park Avenue, 16th Floor
New York, New York 10167
Phone: 212-600-9657

Omaha Holdco Inc., which we refer to as Parent, is a Delaware corporation that was organized solely for the purpose of acquiring infoGROUP and has not engaged in any business except for activities incidental to its organization and as contemplated by the Merger Agreement.

Acquisition Sub

Omaha Acquisition Inc.
c/o CCMP Capital Advisors LLC
245 Park Avenue, 16th Floor
New York, New York 10167
Phone: 212-600-9657

Omaha Acquisition Inc., which we refer to as Acquisition Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Acquisition Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its organization and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Acquisition Sub will cease to exist and infoGROUP will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on June 29, 2010, starting at • , at The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on • .

Record Date and Quorum

We have fixed the close of business on May 27, 2010 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were •  shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Attendance at the special meeting is limited to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Common Stock and photo identification. Please note that cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers will not be permitted at the special meeting.

Vote Required for Approval

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

If you are a stockholder of record you may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope,

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card, or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

As of the close of business on May 27, 2010, the record date, the directors and executive officers of infoGROUP held and are entitled to vote, in the aggregate, •  shares of Common Stock representing approximately [     ]% of the outstanding Common Stock. Each of the directors and executive officers of infoGROUP have entered into a voting agreement requiring that they vote all of their shares of Common Stock “FOR” the adoption of the Merger Agreement. In addition, Mr. Vinod Gupta, a former director of the Company, has entered into a voting agreement, requiring him to vote all of his beneficially owned shares of Common Stock of the company in favor of the adoption of the Merger Agreement. As of the close of business on May 27, 2010, the record date, the directors, executive officers and Mr. Gupta held and are entitled to vote, in the aggregate, [          ] shares of Common Stock representing approximately [     ]% of the outstanding Common Stock.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Thomas J. McCusker, at 5711 South 86th Circle, Omaha, Nebraska 68127;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not set for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by infoGROUP in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow infoGROUP’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To properly exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 79 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by infoGROUP on behalf of its board of directors. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately $50,000, plus $5.00 per each call made to or received from stockholders of the Company, plus out-of-pocket expenses for their assistance. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, we will pay Innisfree M&A Incorporated an additional fee of $25,000. Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree M&A Incorporated against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor Innisfree M&A Incorporated toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

The Company was established in Nebraska in 1972 and was subsequently incorporated in Delaware in 1991. While the Company has had numerous names in its history (including infoUSA Inc.), the Company’s name was changed to infoGROUP Inc. on May 30, 2008.

The Board of Directors and management team have been regularly evaluating the Company’s business and operations, the Company’s long-term strategic goals, and the Company’s prospects as an independent company since the Company’s initial public offering in 1992. As part of this ongoing process, the Board of Directors has also periodically reviewed strategic alternatives, including several times throughout 2007 and 2008.

On December 22, 2008, Mr. Gupta, of his own volition and without approval of the Board, issued a public statement recommending that the Company explore its strategic alternatives, including a possible sale of the Company. Mr. Gupta indicated that he might either be a buyer of the Company or a seller of his equity interests, depending on the circumstances. At the time, Mr. Gupta was a non-independent director of the Company and beneficially owned 22,716,992 shares of the Company’s common stock, or approximately 39.9% of the issued and outstanding shares of the Company’s Common Stock. Mr. Gupta did not at this time or at any other time make a formal proposal to buy the Company.

On December 22, 2008, in response to Mr. Gupta’s statement, the Company issued its own statement indicating that the Company would retain Evercore as financial advisor to the Company’s independent directors (the “Independent Directors”) to assist the Independent Directors in analyzing the Company’s strategic alternatives and evaluate the Company’s stand-alone strategic and financial plan. On December 31, 2008, the Company signed an engagement letter with Evercore. The Company selected Evercore based on its experience in advising companies on such matters as well as Evercore’s familiarity with the Company derived from financial advisory services provided to the Company during the prior two years.

On December 30, 2008, at a special meeting of the Board of Directors, Mr. Gupta reiterated to the Board of Directors his belief that the Company should be sold. At that meeting, the Board was provided with a brief update on the status of discussions regarding Evercore’s engagement to serve as financial advisor to the Independent Directors.

On January 22, 2009, a financial sponsor (“Party A”) sent the Company a letter expressing Party A’s preliminary interest in acquiring the Company for $7.00 per share of Common Stock. Party A also conveyed its desire to commence a due diligence review of the Company to verify Party A’s preliminary valuation of the Company.

On January 23, 2009, a representative of Party A contacted Mr. Fairfield to further express Party A’s interest in exploring an acquisition of the Company.

On January 25, 2009, the Board of Directors convened a special meeting to discuss the Party A letter and the Company’s various strategic alternatives. At the meeting, the Board of Directors determined that additional information should be collected to determine the legitimacy of the Party A letter.

On January 29, 2009, at a regularly scheduled meeting, the Board of Directors further discussed the Party A letter and the Company’s strategic alternatives. At the meeting, Evercore made a presentation regarding the Company’s valuation and various strategic alternatives that were available to the Company. A representative of Hogan & Hartson, outside counsel to the Company at the time, also attended this meeting and reviewed with the Board of Directors their fiduciary duties in the context of considering the Company’s strategic alternatives.

On January 29, 2009, the Independent Directors convened a separate meeting to discuss potential responses to Party A. At that meeting and in part as a result of the actions of Mr. Gupta, the Independent Directors recommended that the Board of Directors form a special mergers and acquisitions committee comprised solely of independent, disinterested directors, which did not include Mr. Gupta, to address the Party A letter and any similar proposals that the Company may receive and to determine after careful evaluation and analysis the best strategic alternative for the Company to maximize value for all shareholders.

On January 30, 2009, at a regularly scheduled meeting, the Board of Directors approved the formation of a special mergers and acquisitions committee comprised of independent directors Gary Morin, Roger Siboni and Tom Thomas (the “M&A Committee”). Gary Morin was appointed the chair of the M&A Committee. The M&A Committee was given authority to conduct a strategic alternatives review and to determine whether or not to conduct and participate in any negotiations regarding any proposed transaction, and the Board of Directors retained the final authority to make any decision to accept or enter into any transaction. The decision of the Board of Directors to establish the M&A Committee was one of several steps designed to eliminate the disruptive impact that Mr. Gupta’s actions might have on the process for evaluating strategic alternatives. The Board recognized that as a member of the Board of Directors, Mr. Gupta had rights to and would participate in Board discussions and receive the same updates from the M&A Committee as other members of the Board of Directors. However, the Board of Directors decided that Mr. Gupta would not be allowed participate in M&A Committee meetings and that the information he received regarding the process of evaluating strategic alternatives would be carefully reviewed and considered by the M&A Committee and its legal counsel.

On February 6, 2009, at a special meeting of the Board of Directors, Mr. Morin provided the Board of Directors with an update on the activities of the M&A Committee since its formation. The Board also determined at the meeting that the Independent Directors should have the full and exclusive authority to consider and determine what action should be taken on behalf of the Company with respect to the pending SEC investigation involving the Company and certain of its then current and former officers and directors.

On February 9, 2009, Mr. Fairfield sent a letter to Party A indicating that the Board of Directors had established a special committee to evaluate the Company’s strategic alternatives and that the Company was considering the Party A letter.

On February 17, 2009, the M&A Committee convened a meeting to further consider the Party A letter and begin the process of evaluating the various strategic alternatives available to the Company. At the meeting, representatives of Wilson Sonsini Goodrich & Rosati (“WSGR”) reviewed with the members of the M&A Committee their fiduciary duties in the context of considering the Company’s strategic alternatives. The M&A Committee then agreed to engage WSGR to assist the M&A Committee in evaluating the various strategic alternatives available to the Company. The M&A Committee then instructed management to communicate to Party A that advisors had been retained by the M&A Committee and that additional feedback, if any, would be provided at some later date.

On February 24, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management provided the M&A Committee with an update on recent conversations between the Company and its advisors, and Party A and its advisors. The M&A Committee then requested that management develop a long term strategic plan for the Company and provide such plan to Evercore who would develop strategic alternatives for the Company.

On March 6, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management provided the M&A Committee with an update on the status of the Company’s long term strategic plan. The M&A Committee then discussed various ways to maximize value for all shareholders. The alternatives discussed included continuing to execute on the Company’s present business plan, a possible sale of the Company, a possible restructuring of the Company’s businesses to enhance its focus on digital technologies and the possible sale of certain of the Company’s non-core and underperforming assets. Discussions of the Company’s current business plan included a careful review of the risks associated with managing and consolidating the Company’s disparate businesses, the challenges of managing costs in the Company’s existing businesses and in turn investing in new product initiatives, such as an increased focus on digital technologies, to facilitate revenue growth. In discussing the required investment in new product initiatives, the M&A Committee focused on the extensive personnel and organizational changes that would be required to execute on this business strategy. The M&A Committee also noted that the Company’s management had, to date, been unable to achieve the levels of revenue growth and cost management the M&A Committee had sought and, for this reason, although reaching no definitive conclusions, the M&A Committee considered the viability of pursuing a stand-alone business strategy and the uncertainty of achieving the desired shareholder value by doing so. The M&A Committee further noted that a sale of the Company would not present the same level of execution risk and uncertainty inherent in other alternatives.

In general, the Company’s financial performance, the disconnected nature of the Company’s numerous business units, the Board of Directors’ concerns with management, the dependence on legacy products, the future investments required to maintain the Company’s technology and the strength of emerging competitors and their ability to gather data through innovative cost effective models gave the Board of Directors serious concerns with a stand-alone strategy. The M&A Committee also noted and discussed the following risks inherent in pursuing a stand-alone strategy:

•	the need to consolidate the Company’s 31 independent operating units into a more manageable number of integrated units and the execution risk associated with doing so;

•	the need for future investment in the Company’s information technology to effectively manage the Company and deploy our products to customers;

•	the fact that many of the Company’s newer and emerging competitors have a significant head start with providers and consumers of digital data and that the Company might not be able to compete as effectively in this market;

•	the need to consolidate the product development function from its historical decentralization among the Company’s smaller independent operating units to a more unified approach and the risk that the Company might not be able to effect such a consolidation efficiently or effectively;

•	the need to make changes to the management team at multiple levels to maximize the possibility of executing effectively on a stand-alone business strategy and the risk that the Company might not be successful in recruiting such qualified employees due to geographic limitations and the continuing risk Mr. Gupta would present as an activist shareholder with limited restrictions in the manner in which he could sell his shares;

•	the risk of continuous downward pressure on the Company’s stock price resulting from Mr. Gupta’s significant shareholdings, including his continued ability to sell into the market; and

•	the risk that additional costs savings may be increasingly difficult to achieve and that without revenue growth, such reductions are the primary avenue available for continued earnings growth.

Following these discussions, the M&A Committee requested that Evercore prepare a presentation for the M&A Committee on ways to maximize value for all shareholders focusing on these and other possible alternatives.

On March 11, 2009, members of Party A presented to management of the Company at the Company’s headquarters an overview of Party A, its perspectives regarding the Company and rationale for a potential transaction with Party A.

On March 12, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, Evercore made a presentation to the M&A Committee regarding the Company’s strategic alternatives in comparison to the Company’s existing business plans and prospects. Evercore’s presentation included discussion of some of the factors to be considered by the M&A Committee in connection with several strategic alternatives, including the continued pursuit of the Company’s existing independent business plan; select divestitures of non-core assets; alternatives for reducing Mr. Gupta’s ownership position (including a secondary offering, a block trade, and a share buyback by the Company); and a sale of the Company. Representatives of WSGR also reviewed with the members of the M&A Committee their fiduciary duties in the context of considering the Company’s strategic alternatives. The M&A Committee was then provided with an update on the Company’s recent conversations with several potential financial and strategic partners that surfaced since the December 22, 2008 press release by Mr. Gupta. At the meeting, the M&A Committee was also informed that Mr. Gupta was actively trying to sell his block of shares and was threatening to file a lawsuit if the Board of Directors did not change its course and proceed toward a sale of the Company. The M&A Committee determined that the Company needed to continue to study and evaluate its long-term strategic plan and resulting valuation and strategic alternatives before the Board of Directors could properly consider its options.

On March 12, 2009, at a regularly scheduled meeting of the Board of Directors attended by representatives of WSGR and Evercore, representatives of WSGR reviewed with the members of the Board of Directors their fiduciary duties in the context of considering the Company’s strategic alternatives. At the meeting, Mr. Morin provided the Board of Directors with an update on the activities of the M&A Committee, including its decision to put in place a long term strategic plan to analyze the Company’s prospects over the next three to five years, and to use such plan to determine what course of action would be in the best interests of all of the Company’s stockholders. At the meeting, Mr. Gupta again expressed his opinion that it was time for the Company to publicly announce that it was for sale and that Evercore had been hired to handle the sale. A representative of WSGR then advised the Board of Directors that the M&A Committee had already begun a very thorough process to consider all of the Company’s strategic options.

On March 16, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, the M&A Committee discussed at length how the Company should respond to unsolicited indications of interest received from third parties. The M&A Committee determined that the Company should be generally responsive to any such inquiries, but that such inquiries should not be allowed to bypass the orderly review process designed by the Company’s independent advisers and Independent Directors to maximize shareholder value.

On March 25, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, the M&A Committee had further discussion of strategic alternatives they had discussed at their March 6, 2009 meeting. Although these alternatives were discussed in more detail, the M&A Committee did not reach any definitive conclusions.

On March 30, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, the M&A Committee discussed the fact that one of the Company’s largest shareholders had received a copy of the Party A letter from an anonymous source. The M&A Committee then discussed the problem of leaks of confidential information and expressed concern regarding the nature of the leaked information.

On March 30, 2009, as part of the Company’s long term strategic plan, the Company announced the sale of Macro International Inc., a wholly owned subsidiary of the Company, to ICF International.

On April 3, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management provided the M&A Committee with a progress report on the Company’s long term strategic plan. The M&A Committee discussed the importance of the plan in assessing the Company’s strategic alternatives and maximizing shareholder value.

On April 23, 2009, Evercore was further engaged by the Board of Directors to act as a financial advisor in connection with the evaluation of the potential adoption of a shareholder rights plan.

On April 24, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management presented the Company’s long term strategic plan to the M&A Committee. The long term strategic plan was a financial forecast created by the Company’s finance team that included income statements on a business unit basis, constructed using assumptions regarding revenue and expense growth rates. This financial forecast contained quarterly projections for the 2009 and 2010 periods and annual projections for the 2011 through 2014 periods. The M&A Committee discussed that management’s long term strategic plan did not include any investments required to be made in connection with, nor potential future performance of, new business strategies and initiatives not currently in development by the Company.

On April 28, 2009, Party A sent the Company a letter reiterating its strong interest in acquiring the Company.

On April 30, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management presented the Company’s revised long term strategic plan to the M&A Committee. The revisions to the plan focused on downward adjustments to forecasted revenue and EBITDA for 2009 through 2014 to reflect increased costs anticipated in connection with new business initiatives included in the plan, levels of revenue that management believed were more realistic based on the Company’s current performance, historical results and trends. The primary methodology applied by management was to forecast future results, generally, in consideration of historical and current results. Recent shortfalls in the Company’s actual performance compared to the prior long term strategic plan required downward revisions to the revenue and EBITDA forecasts that were contained in the original long term strategic plan to reflect management’s and the Board of Directors’ best estimates of future performance. The M&A Committee, management and Evercore engaged in extensive discussions regarding the plan’s construction and underlying assumptions. At the M&A Committee’s direction, management and Evercore undertook to complete some additional analysis. The M&A Committee then discussed the letter received from Party A on April 28, 2009 and received an update from Evercore regarding some additional indications of general interest that had been received.

On May 1, 2009, the Independent Directors convened a meeting to discuss the possible adoption of a shareholder rights plan. This meeting was attended by representatives of WSGR and Evercore. At that meeting, representatives of WSGR reviewed with the members of the Board of Directors their fiduciary duties in the context of considering and adopting defensive measures. The Independent Directors then discussed the terms of the proposed shareholder rights plan and the fact that the plan would not prevent a sale of the Company but would merely encourage interested parties to negotiate with the Board of Directors and thereby aid the Board of Directors in maximizing value for all shareholders.

Also on May 1, 2009, at a regularly scheduled meeting attended by representatives of WSGR and Evercore, the Board of Directors adopted a shareholder rights plan. At that meeting, representatives of WSGR reviewed with the members of the Board of Directors their fiduciary duties in the context of considering and adopting defensive measures. Mr. Morin also provided the Board of Directors with an update on the M&A Committee’s activities and plans going forward, including the efforts to develop a long term strategic plan for the Company.

On May 18, 2009, Mr. Gupta issued a public statement and sent a letter to the Board of Directors criticizing the Board of Directors’ decision to adopt the shareholder rights plan and encouraging the Board of Directors to pursue strategic alternatives for the Company.

On May 20, 2009, the M&A Committee convened a meeting to discuss Mr. Gupta’s public statement. This meeting was attended by representatives of WSGR and Evercore. The M&A Committee and advisors engaged in extensive discussions regarding Mr. Gupta’s public statement.

On June 1, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, the M&A Committee discussed the need for the Company to complete its long term strategic plan being prepared by management of the Company for the M&A Committee on a timeline that would allow for the evaluation of strategic alternatives in due course.

On June 1, 2009, the Independent Directors convened a meeting to discuss Mr. Gupta’s public statement and the related letter. This meeting was attended by representatives of WSGR and Evercore. At the meeting, the Independent Directors requested that WSGR draft a response to Mr. Gupta explaining that the Board of Directors’ adoption of the shareholder rights plan was designed to aid the Board of Directors in maximizing long-term value for all shareholders.

On June 16, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, a representative of Evercore provided the M&A Committee with an update on recent discussions with a potential strategic partner. The M&A Committee and its advisors then engaged in discussions regarding what, if any, action should be taken with regard to the potential strategic partner.

On July 30, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, a representative of Evercore provided the M&A Committee with an update regarding some additional general indications of interest that had been received. Evercore then provided the M&A Committee with a status update on its efforts, in coordination with management, to review and evaluate a finalized long term strategic plan for the Company being completed by management of the Company. At that meeting, Evercore also provided the M&A Committee with a general update on the status of the mergers and acquisitions market and financings thereof.

On July 31, 2009, at a regularly scheduled meeting attended by representatives of WSGR and Evercore, the Board of Directors requested that the M&A Committee arrange for Evercore to finalize its evaluation of the Company’s long term strategic plan; present their assessment of the current, and projected future, fair market value of the Company to the Board of Directors; present their assessment of third party interest in acquiring the Company to the Board of Directors; and outline for the Board of Directors a formal process for exploring the Company’s strategic alternatives, including a potential sale of the Company, with a view to maximizing shareholder value.

On August 12, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, management presented the Company’s updated long term strategic plan to the M&A Committee (which, as stated above, was a financial forecast created by the Company’s finance team). The updated long term strategic plan included a detailed analysis of the underlying assumptions and calculations as well as projected balance sheets and cash flow statements and other modifications as suggested to management of the Company by the M&A Committee. The updated long term strategic plan included adjustments to forecasted revenue and EBITDA for 2009 through 2014 to reflect further shortfalls in the Company’s performance compared to the forecasted results contained in the previous version of the plan as well as to reflect increased costs anticipated in connection with new business initiatives included in the plan. The M&A Committee then discussed the risks and challenges of the Company’s existing business plans and prospects, as well as the opportunities that such plans presented for the Company. This included a discussion of the scheduled expiration of the Chief Executive Officer’s employment agreement on December 23, 2009 and the implications of expiration of his contract or allowing it to renew. The M&A Committee did not reach any conclusions with respect to the Chief Executive Officer’s employment agreement and did not make any recommendation to the Board of Directors regarding the Chief Executive Officer’s employment agreement at this time. Evercore then outlined for the M&A Committee its recommendation regarding a formal process for exploring the Company’s strategic alternatives. The M&A Committee and its advisors then further discussed strategic alternatives available to the Company (including a sale of the Company, a strategic merger or other business combination transaction, a recapitalization of the Company and continuing to execute on the Company’s existing business plans) and the preliminary financial analyses of such alternatives. The M&A Committee discussed each of these alternatives in detail the attendant risks and challenges of each alternative, the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative, and the likelihood of successfully executing each alternative. The M&A Committee also considered the timing of each alternative relative to the current business environment and the anticipated future business cycles of the Company’s businesses. The M&A Committee then determined that a meeting of the Board of Directors should be convened as soon as practicable to allow for further discussions and deliberation regarding the strategic alternatives available to the Company.

On August 25, 2009, the Board of Directors met to, among other things, review the Company’s recent financial performance and business plan with management, and consider and discuss potential strategic alternatives that might be available to the Company. This meeting was attended by representatives of WSGR and Evercore. First, representatives of WSGR reviewed with the Board of Directors certain legal matters, including the directors’ fiduciary duties in the context of considering strategic alternatives. The Company’s management team then reviewed the Company’s preliminary financial and operating results for July and the expected results for the remainder of the third quarter. The Board of Directors then discussed the risks and challenges of the Company’s existing business plans and prospects, as well as the opportunities that such plans presented for the Company. Evercore then reviewed with the Board of Directors its findings with respect to the direction provided to Evercore on July 31, 2009, including an evaluation of the Company’s long term strategic plan, valuation implications of that plan and potential strategic alternatives. The strategic alternatives reviewed and discussed were (i) maintenance of the status quo by operating the business under the current business plan, (ii) a sale of the Company, and (iii) targeted divestitures of non-core and underperforming assets. The Board discussed benefits and risks attendant to each of these alternatives. Regarding status quo, the Board discussed, among other matters, the potential for long-term shareholder value creation in the event that the management plans were achieved or exceeded. However, in this context the Board also carefully considered the substantial business and operational risks outlined above. Regarding a sale of the Company, the Board discussed, among other matters, the potential to maximize shareholder value while eliminating the aforementioned risks and the ability to benefit from the Company’s recent stock price increase in doing so. In this context, the Board considered the potential negative impact that the Company’s recent financial performance and the then current financing environment could have on such a transaction. Regarding potential asset sales, the Board discussed, among other matters, the potential to unlock limited value for use in the business while rationalizing the Company’s product portfolio. However, the Board also considered the risks attendant to such an approach including the ability to identify assets that would make this a meaningful and effective alternative, the ability to find buyers that would pay sufficient value, execution risks and the impact of such transactions on the remaining business. Evercore then reviewed with the Board of Directors other parties that might be interested in an acquisition of, or significant investment in, the Company and, whether any such parties had the ability to engage in a transaction with the Company at that time. The Board of Directors then discussed each of the strategic alternatives in detail, including the potential value that each alternative could generate for the Company and its stockholders, the attendant risks and challenges of each alternative, the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative, and the likelihood of successfully executing each alternative. The Board of Directors also considered the timing of each alternative relative to the current business environment and the anticipated future business cycles of the Company’s businesses. After extensive discussion, the Board of Directors concluded that, given the substantial risks and uncertainty inherent in continuing to pursue the Company’s existing business plan the Company should engage Evercore to commence the preparation of the necessary information and materials in order to conduct a formal process to explore the Company’s strategic alternatives, including a potential sale of the Company, with a view to maximizing shareholder value. The Board of Directors selected Evercore based on their skill and experience in running such a process as well as Evercore’s familiarity with the Company and its business. The Board of Directors, however, reserved formal approval to commence any transaction process until the end of September, at which point the Board of Directors would reevaluate the historical and expected performance of the Company, the market conditions at that time and other factors that the Board of Directors deemed to be relevant to such a decision.

On September 8, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on Evercore’s progress in drafting the confidential information memorandum to be provided to potential bidders prior to their submission of non-binding preliminary proposals for a transaction. The M&A Committee and its advisors also discussed the proposed process timeline. The M&A Committee decided that when the confidential information memorandum was close to completion, a draft would be provided to each member of the Board of Directors for review and comment.

On September 12, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore presented an overview of the proposed timeline for a potential transaction and gave a summary of progress on the confidential information memorandum. The M&A Committee, representatives of Evercore and representatives of WSGR discussed Mr. Gupta and his participation in the transaction process. It was decided by the M&A Committee that, if bidders requested, Mr. Gupta would be made available to address questions regarding the businesses and operations of the Company, the M&A Committee decided, however, that Mr. Gupta would not answer questions regarding the transaction process, and that all conversations between Mr. Gupta and any bidder would be attended by Evercore. The M&A Committee also discussed the potential impact on the transaction process of the pending SEC investigation involving the Company and certain of its then current and former officers and directors.

On September 14, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore presented a proposed list of approximately 44 potential bidders to be contacted in the transaction process, including approximately 20 strategic candidates and approximately 24 financial sponsors, including CCMP Capital Advisors, LLC. The M&A Committee discussed certain possible additions to the contact list. The M&A Committee also discussed the status of the pending SEC investigation involving the Company and certain of its then current and former officers and directors. Since early 2009 the Independent Directors, including the members of the M&A Committee, had been receiving regular updates from the Company regarding the status of the pending SEC investigation. The M&A Committee asked WSGR to review available information regarding the financial impact of the SEC investigation and provide a report to the M&A Committee at a later meeting. Members of the Company’s management reported on the progress of the confidential information memorandum and, based on this report, the M&A Committee decided that the confidential information memorandum should be finalized at the next scheduled M&A Committee meeting on September 29, 2009.

On September 23, 2009, at a special meeting of the Board of Directors attended by representatives of WSGR and Evercore, Mr. Morin reported that the M&A Committee anticipated delivering a draft of the confidential information memorandum to each member of the Board of Directors the next week.

On September 29, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, the Company’s Executive Vice President for Business Conduct, General Counsel and Secretary updated the M&A Committee on the progress of the pending SEC investigation involving the Company and certain of its then current and former officers and directors. The M&A Committee discussed whether to proceed with the transaction process. Following this discussion, the M&A Committee unanimously decided to proceed with the transaction process and instructed Evercore to make contact with each of the potential bidders on the final list approved by the M&A Committee.

After receiving additional input and formal approval from the Board of Directors, during the period of October 1, 2009 through October 5, 2009, Evercore contacted 47 potential strategic and financial buyers, including CCMP Capital Advisors, LLC. As a result of these initial contacts, the Company executed confidentiality agreements with 30 potential bidders, including seven strategic candidates and 23 financial sponsors, including a confidentiality agreement with CCMP Capital Advisors, LLC, dated October 13, 2009. These confidentiality agreements required, among other things, that all communication between each potential bidder and the Company’s management and Board of Directors, including Mr. Gupta, would be conducted through the M&A Committee. Each of the executed confidentiality agreements included standstill provisions.

On October 5, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the contacts it had made with potential bidders.

From October 5, 2009 to October 30, 2009, Evercore provided each party who had executed a confidentiality agreement with a confidential information memorandum and certain other information regarding the Company’s business and engaged in various conference calls with interested parties. The confidential information memorandum included certain projections for 2009, 2010 and 2011 that were derived from an updated version of the Company’s long term strategic plan.

On October 12, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the transaction process. The M&A Committee, its advisors and members of the Company’s management then discussed the transaction process and certain related timing matters.

On October 15, 2009, at a special meeting of the Board of Directors attended by representatives of WSGR and Evercore, Mr. Morin provided an update of the status of the transaction process.

On October 19, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the transaction process to date, including a summary of initial due diligence questions posed by potential bidders. The M&A Committee then discussed and confirmed certain milestone transaction process dates, including the date for distribution of process guidelines, the deadline for preliminary proposals and the schedule for management presentations to potential bidders.

From October 19, 2009 to October 30, 2009, Evercore provided the 30 parties who had executed confidentiality agreements prior to October 30, 2009 with process guidelines which invited each party to submit a non-binding preliminary proposal for a transaction by November 3, 2009. The process guidelines further provided that the preliminary proposals must, among other things, specify the potential buyer’s per share equity value associated with the transaction, the proposed transaction structure and the sources of the financing required to close the transaction.

On October 20, 2009, the Company issued a press release announcing that the Company had reached “an agreement in principle” with the SEC Denver regional office, which, if approved by the SEC Commissioners, would resolve the pending SEC investigation. The potential bidders were advised that “an agreement in principle” had been reached with the SEC.

On October 26, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the transaction process, including a review of upcoming milestone dates. The M&A Committee then discussed the status of the pending SEC investigation involving the Company and certain of its then current and former officers and directors.

On October 29, 2009, at a special meeting of the Board of Directors, attended by representatives of Evercore, Mr. Morin updated the Board of Directors on the status of the transaction process. Representatives of Evercore then discussed current merger and acquisition market activity, reviewed the general performance of the Company’s industry, and further outlined possible steps in the transaction process.

On October 31, 2009, the Omaha World Herald published a report that the Company had engaged Evercore to solicit bids for a transaction and that “at least 33 potential bidders” had signed confidentiality agreements to allow them access to the Company’s confidential information. The Omaha World Herald also reported the November 3,

2009 deadline for preliminary proposals. Subsequently, the Company’s share price increased nearly 17%, from $6.56 (closing share price on October 30, 2009) to $7.65 (closing share price on October 31, 2009).

On November 3, 2009, the deadline for preliminary proposals established by the Evercore process guidelines, or shortly thereafter, the Company received preliminary written proposals from ten financial sponsors. Each proposal provided for the purchase of all of the Company’s outstanding common stock for cash at prices ranging from $7.00 to $9.50 per share, with five of the proposals indicating a single per share value and the remaining five proposals indicating a range of per share values. Based on the high value of the preliminary proposals indicating a range, three of the proposals were above $8.00 per share, four of the proposals were at $8.00 per share and the remaining three proposals were below $8.00 per share. All of the proposals were non-binding and preliminary in nature, were submitted without financing commitments, and were based on limited due diligence including none of the parties having had access to Company management between the commencement of the formal transaction in October 2009 and the submission of preliminary proposals.

On November 5, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, Evercore provided the M&A Committee with a detailed summary of each of the ten preliminary proposals received to date. Representatives of Evercore reported that additional preliminary proposals might be received from one or more additional parties in the near future. Representatives of Evercore highlighted for the M&A Committee that all ten proposals were made by known, experienced and respected financial sponsors. Following discussion of the ten preliminary proposals received to date, the M&A Committee instructed Evercore to invite each of the ten potential bidders who had made proposals into the next stage of the transaction process, in which they would be allowed to complete a more thorough due diligence review of the Company and its business before formulating final binding proposals for a transaction. The M&A Committee also instructed Evercore to provide general feedback to the potential bidders whose proposals were on the lower end of the valuation range that they would have to increase their proposed equity prices to remain competitive. The M&A Committee also discussed certain logistical matters related to the upcoming management presentations.

On November 5, 2009, the Company received a preliminary written proposal from a strategic party to purchase all of the Company’s outstanding common stock for cash at a price of $8.50 per share. Following discussion of the additional preliminary proposal received, the M&A Committee instructed Evercore to invite the strategic party who had made the proposal into the next stage of the transaction process in which they would be allowed to complete a more thorough due diligence review of the Company and its business before formulating final binding proposals for a transaction.

From November 3, 2009 to November 11, 2009, Evercore was contacted by five additional potential bidders requesting inclusion in the process. As a result of these contacts, the Company executed confidentiality agreements with four additional parties, including two strategic candidates and two financial sponsors. Following execution of a confidentiality agreement, Evercore provided each of these additional parties with the same confidential information memorandum and other information about the Company’s business that had been provided to the other 30 parties who had previously executed confidentiality agreements. None of these additional parties submitted a preliminary written indication of interest.

On November 9, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the transaction process, focusing on feedback received from continuing transaction process participants. The M&A Committee discussed the recent increase in the Company’s stock price following the October 31, 2009 story in the Omaha World Herald. The M&A Committee also discussed the timing of Evercore’s update of its valuation of the Company’s business in relation to the completion and approval by the Board of Directors of the Company’s 2010 operating budget. Mr. Lee D. Roberts, who was elected to the Board of Directors on October 15, 2009, joined the M&A Committee for his first meeting.

On November 10, 2009, Reuters published a report that the Company had attracted first round bids from strategic candidates and private equity firms. Subsequently, the Company’s share price increased nearly 5.5%, from $7.96 (closing share price on November 10, 2009) to $8.40 (closing share price on November 11, 2009).

On November 16, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore and members of the Company’s management updated the M&A

Committee on the transaction process, including preparation and planning for the upcoming management presentations to potential bidders. The M&A Committee then discussed feedback from potential bidders reported by representatives of Evercore regarding the October 31, 2009 story in the Omaha World Herald. The M&A Committee decided to limit the number of recipients receiving internal communications with respect to the transaction process in an effort to prevent future unauthorized public reports.

From November 16, 2009 to December 17, 2009, one strategic candidate and nine financial sponsors who had executed confidentiality agreements and submitted preliminary proposals attended management presentations at which members of the Company’s management provided certain confidential financial and operational information about the Company’s business and answered questions posed by the potential bidders. One financial sponsor who had submitted a preliminary proposal self-selected out of the process prior to attending a management presentation.

Beginning on November 18, 2009, the Company provided the 11 potential bidders from whom the Company had received preliminary proposals with access to an online data room, which included certain confidential legal, financial and operational information. The information in the online data room was continuously updated and supplemented with additional information throughout the process. Except for the one strategic participant, from whom sensitive competitive information was withheld, any additional information that was requested by any of the parties was added to the online data room for review by all parties still actively engaged in the process at that time.

On November 23, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, members of the Company’s management and representatives of Evercore updated the M&A Committee on the recent management presentations to potential bidders and recent activity by potential bidders in the online data room. Evercore also reported that it had received requests from additional potential bidders to join the transaction process. After discussion and on Evercore’s advice, the M&A Committee decided to invite two additional potential bidders to join the transaction process, one strategic candidate and one financial sponsor.

On November 30, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, members of the Company’s management and representatives of Evercore updated the M&A Committee on the transaction process, including the most recently completed management presentations to potential bidders. The M&A Committee discussed requests from certain potential bidders for meetings with Mr. Gupta and the logistics for accommodating these requests. The M&A Committee decided that all such meetings would be attended by one or more representatives of Evercore. The M&A Committee also discussed the scheduled December 23, 2009 expiration of the Chief Executive Officer’s employment agreement and the possible terms under which it might be extended. The M&A Committee decided to recommend to the Board of Directors that, in order to maintain maximum flexibility for the Company, subject to the Chief Executive Officer’s acceptance, subject to the Chief Executive Officer’s employment agreement should be extended on its current terms, except that the term would automatically renew on a quarterly rather than annual basis unless either party provides prior written notice of termination.

On December 7, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, members of the Company’s management and representatives of Evercore updated the M&A Committee on the transaction process, including the most recent management presentations to potential bidders and recent activity in the online data room. The M&A Committee requested that Evercore continue to provide updates of online data room activity on a regular basis. Representatives of Evercore reported that two meetings between potential bidders and Mr. Gupta had been scheduled. The M&A Committee discussed the future of the Company’s relationship with Mr. Gupta in the event the transaction process did not result in a transaction. The M&A Committee noted that under the likely terms of Mr. Gupta’s settlement with the SEC, he would no longer be able to serve as a director of the Company and that his ability to vote his Company shares on matters submitted to a shareholder vote might be significantly restricted. This would mean that Mr. Gupta would no longer have access to the Company’s non-public information or a formal voice in the Company’s governance beyond his ability to vote his Company shares. The M&A Committee concluded that, as a result, Mr. Gupta’s ability to interfere with or disrupt the governance and management of the Company would be reduced.

On December 14, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, members of the Company’s management updated the M&A Committee on the most recent management presentations to potential bidders, reporting that most of these presentations had gone well but that one financial sponsor had shown less interest than anticipated.

From December 14, 2009 to January 22, 2010, Mr. Gupta, along with representatives from Evercore, met with seven potential bidders, all of whom were financial sponsors, and answered their questions as part of the due diligence review process.

On December 17, 2009, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of Evercore updated the M&A Committee on the transaction process and presented a general overview of recent merger, acquisition and capital market conditions. Representatives of Evercore also presented a detailed review of each of the potential bidders who continued to be engaged in the transaction process, including a summary of questions asked during due diligence, level of data room activity and general degree of interest exhibited by each potential buyer. The M&A Committee, representatives of Evercore and representatives of WSGR discussed the potential impact of the pending SEC investigation involving certain of the Company’s former officers and directors on the transaction process and the final proposals the Company might receive. The M&A Committee then discussed the unauthorized public release of information that resulted in the stories in the Omaha World Herald and how the resulting increase in the Company’s stock price might be addressed by potential bidders in their final proposals. The M&A Committee also discussed possible courses of action in the event the transaction process did not result in any final proposals or if the final proposals the Company received were determined by the M&A Committee to be inadequate to recommend proceeding with a transaction.

On December 18, 2009, at a regularly scheduled meeting of the Board of Directors, attended by representatives of Evercore and WSGR, Mr. Morin updated the Board of Directors on the transaction process. Representatives of Evercore presented a general overview of recent merger, acquisition and capital market conditions as well as a detailed summary of each of the potential bidders remaining engaged in the transaction process as well as those that had elected to drop out of the process. After excusing Mr. Fairfield, Mr. Gupta and Mr. Staples from the meeting, Mr. Siboni presented the M&A Committee’s recommendation that the Chief Executive Officer’s employment agreement be extended on its current terms, except that the term would automatically renew on a quarterly rather than annual basis unless either the Chief Executive Officer or the Company provides the other party with prior written notice of termination. After a brief discussion, the Board approved offering to extend the Chief Executive Officer’s employment agreement in accordance with the M&A Committee’s recommendations.

On January 4, 2010, the M&A Committee met at Evercore’s New York offices to review matters related to the transaction process. This meeting was attended by representatives of WSGR and Evercore. The M&A Committee first discussed the progress of settlement discussions between Mr. Gupta and the SEC, including the potential impact such discussions could have on the transaction process and the interests that potential bidders would have in these matters. Next, representatives of Evercore made an extensive presentation regarding various matters related to the transaction process, including valuation and an update of the financial sponsors and strategic candidates that remained engaged in the process. Next, representatives of WSGR reviewed in detail a draft form of merger agreement that would be provided to potential bidders for comment and submission with final binding proposal packages. Following departure of the Evercore team, the M&A Committee met in executive session with WSGR, and discussed possible courses of action the M&A Committee and the Board of Directors might take depending on the nature of the final binding bids received, if any.

On January 11, 2010, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, Evercore began the meeting by informing the M&A Committee that the one remaining strategic candidate had decided to withdraw from the process. Evercore confirmed that the financial sponsors discussed at the January 4, 2010 meeting of the M&A Committee remained engaged. Next, the M&A Committee discussed various potential courses of action related to the transaction process.

On January 14, 2010, Evercore distributed to the remaining bidders the process guidelines which invited each party to submit a definitive proposal for a transaction by Thursday, February 11, 2009. The process guidelines invited alternative offers including cash or stock. The process guidelines further provided that the definitive proposal must, among other things, include a review and, to the extent any changes are required by the bidder, mark-up of the draft merger agreement which accompanied the distribution of the process guidelines, as well as proof of financing.

On January 19, 2010, the M&A Committee held a regularly scheduled meeting attended by representatives of WSGR and Evercore. As the first order of business, the M&A Committee received an update on the status of Mr. Gupta’s settlement discussions with the SEC. Next, representatives of Evercore updated the M&A Committee on the status of discussions with the various financial sponsors that remained engaged in the process.

On January 25, 2010, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, Mr. Siboni updated the M&A Committee on the status of Mr. Gupta’s settlement negotiations with the SEC. Next, representatives of Evercore updated the M&A Committee on the status of discussions with the financial sponsors that remained engaged in the transaction process.

On February 1, 2010, at a regularly scheduled M&A Committee meeting attended by representatives of WSGR and Evercore, representatives of WSGR opened the meeting by updating the M&A Committee on a recent discussion with Mr. Gupta’s SEC counsel. Mr. Gupta was close to reaching a settlement with the SEC, the anticipated terms of which were presented to the M&A Committee. As these matters were of interest to potential bidders, the M&A Committee requested that WSGR prepare a list of talking points to present to potential bidders as part of their due diligence review. Then representatives of Evercore updated the M&A Committee on the status of the potential bidders that remained active in the process.

On February 3, 2010, as part of CCMP’s due diligence review, members of the Company’s management and representatives of WSGR held a telephonic meeting with representatives of CCMP and CCMP’s legal counsel, O’Melveny & Myers, to discuss certain litigation and regulatory matters, including Mr. Gupta’s anticipated settlement with the SEC. During that meeting, representatives of the Company communicated that they expected the likely terms of Mr. Gupta’s settlement with the SEC to include (i) a bar from service as an officer or director of a public company for an unknown period of time and (ii) certain monetary payments.

On February 8, 2010, the M&A Committee held a regularly scheduled meeting attended by representatives of WSGR and Evercore. At the outset of the meeting, representatives of Evercore updated the M&A Committee on the status of the potential bidders that remained active in the process, noting that these parties continued to engage in substantial due diligence efforts. Evercore also noted that final binding proposals were anticipated from these parties by February 11, 2010 (or shortly thereafter, as indicated by certain bidders). Evercore further responded to questions regarding parties that had curtailed their due diligence activities and were not expected to participate further in the process.

On February 11, 2010, a financial sponsor submitted a proposal expressing interest in pursuing a minority private investment in a public entity (PIPE) transaction with the potential bidder’s investment unspecified in amount.

On the morning of February 12, 2010, CCMP submitted a proposal to acquire all of the Company’s outstanding common stock at a price of $8.40 per share. Included with the CCMP proposal were a draft merger agreement, debt financing commitment letters from BofA, and a draft equity commitment letter. CCMP’s proposal also indicated that CCMP had completed its due diligence investigation of the Company and was prepared to move quickly to negotiate and sign definitive documentation for a transaction.

On the evening of February 12, 2010, Party A submitted a proposal to acquire all of the Company’s outstanding common stock at a price of $8.00 per share. Included with the Party A proposal were a draft merger agreement, debt financing commitment letters from BofA, and a draft equity commitment letter from certain Party A affiliates. Party A’s proposal also indicated that Party A had not completed its due diligence investigation of the Company and would need an additional three weeks to do so, during which period Party A would require exclusivity to perform its additional due diligence investigation.

On February 13, 2010, the M&A Committee convened a meeting attended by representatives of WSGR and Evercore. The M&A Committee and representatives of WSGR and Evercore undertook a preliminary discussion of the terms of the proposals received from CCMP, Party A and the financial sponsor proposing the PIPE transaction. None of these proposals required or discussed the continuing employment of specific senior executives. The M&A Committee noted that the proposal for a PIPE transaction omitted to specify the material terms on which the proposed transaction would be completed, including any specific indication of the valuation on which the financial sponsor’s investment would be based. The M&A Committee concluded that the proposal for the PIPE transaction was merely an expression of interest in pursuing a PIPE transaction in the future rather than a firm proposal that could be evaluated and compared against the proposals from CCMP and Party A. In its preliminary review of the terms of the proposal from Party A, the M&A Committee discussed that in addition to being inferior to the CCMP proposal on price, Party A’s proposal included a number of terms that greatly increased the risk that a transaction with Party A might not ultimately be completed. Party A’s proposal was conditioned, for example, on Party A’s completion of a substantial additional due diligence review of the Company and its business which Party A anticipated would require three additional weeks to complete and during which Party A proposed the Company would be bound to negotiate exclusively with Party A. Party A also proposed merger agreement terms that were much less favorable to the Company than CCMP’s proposed merger agreement terms, including significant conditions to Party A’s obligation to complete the transaction as well as lesser restrictions on Party A’s ability to refuse to close the transaction post signing. The M&A Committee also noted that the debt commitment from BofA submitted by Party A was much more preliminary in nature than the debt commitment from BofA submitted by CCMP and therefore would require considerably more work in order to determine whether such financing was in fact available.

Between February 12, 2010 and February 16, 2010, representatives of both CCMP and Party A called representatives of Evercore to clarify their proposals and reiterate their strong interest in a transaction. No other party submitted proposals during this time. The 9 other parties that submitted preliminary proposals and performed additional due diligence on the Company but did not submit final proposals to acquire the Company (including the financial sponsor proposing the PIPE transaction) provided the following reasons, among others: (a) an inability to submit an offer at or above the market price at the time of such conversations (the closing share price of the Company on February 12, 2010, was $7.62), (b) a less favorable view relative to the Company management’s financial plan of the Company’s future growth prospects absent a material transformation of, and investment in, the business, with an associated high degree of execution risk, (c) a lack of comfort with the financial and strategic plans put forth by Company management given the perceived insufficient supporting detail for such plans and inadequate historical data regarding the business to benchmark and compare such future projections, (d) an increasingly competitive landscape with significantly reduced barriers to entry, (e) the disparate nature of the Company’s portfolio of products and services, (f) a perceived need for senior management changes, and (g) limited financing available for an acquisition of the Company.

On February 16, 2010, the M&A Committee convened an in-person meeting at the San Mateo Marriott Hotel in San Mateo, California attended by representatives of WSGR and Evercore. As the first order of business, the Evercore team undertook an extensive presentation regarding various aspects and considerations related to the proposals received from CCMP, Party A and the financial sponsor proposing the PIPE transaction. Evercore’s presentation included an update on conditions in the equity, credit and mergers and acquisitions markets. Evercore noted, among other things, that these markets had rebounded in the second half of 2009 and continued through year to date 2010, including improved equity market performance, a narrowing of interest rate spreads, an increase in high yield new issuance and an increase in leveraged buyout transaction volume. Evercore also noted, however, that there had been a recent slowdown in the growth of the equity markets and increased volatility in the credit markets. Evercore also compared the proposals to the valuation analyses performed by Evercore in connection with the Company’s long term strategic plan. Following the Evercore presentation, WSGR presented to the M&A Committee a review of fiduciary duties, as well as a comparison of the legal terms of the CCMP and Party A proposals (including the terms and conditions of the merger agreements and collateral documents included with each of the proposals). The M&A Committee and its advisors discussed potential risks associated with the offers, including the need for completion by each of CCMP and Party A of substantial debt financing and the Company’s recourse under the proposed merger agreements if either CCMP or Party A were unable to obtain financing.

On February 17, 2010, the Board of Directors convened an in-person meeting at the San Mateo Marriott Hotel in San Mateo, California attended by representatives of WSGR and Evercore. Representatives of Evercore gave a detailed presentation summarizing the transaction process to date, current mergers and acquisition and capital market conditions, and the terms and conditions of the proposals received from CCMP, Party A and the financial sponsor proposing the PIPE transaction. Evercore also compared the proposals to the valuation analyses performed by Evercore in connection with the Company’s long term strategic plan. Following the Evercore presentation, representatives of WSGR gave a presentation on the Board of Directors’ fiduciary duties and the legal terms of the proposals received from CCMP and Party A. Representatives of WSGR then led a general discussion on the nature of, and risks attendant to financial sponsor transactions, including the need for debt financing. At the meeting, the M&A Committee also invited Mr. Gupta to express his views to the Board regarding a potential sale of the Company. Mr. Gupta expressed his views that the M&A Committee and the Board of Directors had run a good process, that he was pleased with the CCMP offer, that he supported the transaction with CCMP and that he would be willing to enter into a voting agreement in connection therewith. Following his remarks, Mr. Gupta left the meeting and the discussions of the subject continued without him. The Board noted that Mr. Gupta had been steadily reducing his ownership interest in the Company through sales of his shares under his Rule 10b5-1 plan and otherwise. Following these presentations, the Board of Directors authorized the M&A Committee to negotiate with CCMP on a non-exclusive basis for transaction terms at least as favorable to the Company and its stockholders as those set forth in CCMP’s proposal, and to communicate to Party A that its proposal was significantly inferior to the leading proposal on price and other material terms, and that barring a new proposal, the Board of Directors of the Company would be moving forward with another party.

On February 17, 2010, representatives of WSGR and Evercore met to prepare a list of talking points for CCMP and Party A regarding their proposals and to develop a plan for negotiations with CCMP and communication with Party A.

On February 17, 2010, representatives of Evercore had conversations with CCMP and Party A. Representatives of Evercore asked CCMP to revise a limited number of the terms of its proposal, including price. Representatives of Evercore informed Party A that its proposal was significantly inferior to the leading proposal on price and other material terms, and that barring a new proposal, the Board of Directors would be moving forward with another party. Representatives of Party A indicated that it they would not be able to accommodate a shortened time frame to complete remaining due diligence, and were uncertain of their financing timing and terms. With regard to price, representatives of Party A indicated that they could potentially increase their proposal from $8.00 to a range of $8.25 to $8.35, only if further due diligence supported such a higher proposal. They also indicated a desire to discuss the opportunity with other potential bidders in order to facilitate a higher proposal.

On February 18, 2010, representatives of CCMP responded to Evercore’s comments on revised terms and price. CCMP communicated a willingness to revise their offer to $8.50, and then subsequently to $8.60, however, noted that BofA still had due diligence to complete on the debt commitment and that CCMP also needed to discuss the terms of the debt commitment letter with BofA. On February 19, 2010, WSGR provided O’Melveny & Myers with revised drafts of the merger agreement, BofA debt commitment letters and the other related transaction documents. WSGR also provided a draft voting agreement to O’Melveny & Myers and Mr. Gupta’s legal counsel, Latham & Watkins. Each of CCMP and Party A had requested that Mr. Gupta, the other members of the Board of Directors and certain executive officers of the Company enter into voting agreements pursuant to which, among other matters, these individuals would agree to vote Company shares owned by them in favor of adoption of the merger agreement and against any competing transaction. O’Melveny & Meyers also provided a draft limited guarantee to WSGR, pursuant to which CCMP would agree, among other matters, to guarantee certain payment obligations under the merger agreement. On February 21, 2010, WSGR provided O’Melveny & Myers with comments to the draft limited guarantee.

On February 19, 2010 and February 20, 2010, representatives of CCMP and representatives of BofA had conversations with members of Company’s management and representatives of Evercore to review the Company’s January 2010 financial results. Revenue for the month fell short of budget by 2% and by 5% relative to prior year results. Earnings before interest, taxes, depreciation, amortization and one-time, non-recurring expenses (“Adjusted EBITDA”) was 20% lower than budget and 7% higher than prior year results.

On February 22, 2010, the Company was informed that the Omaha World Herald would be publishing an article reporting the proposed terms of the CCMP proposal. The specific timing of publication was not known but was anticipated to be within a few days.

On February 22, 2010, representatives of WSGR had a telephonic meeting with representatives of Latham & Watkins regarding the proposed terms of the voting agreement.

On February 22, 2010 and February 23, 2010, WSGR received revised drafts of the merger agreement, the limited guarantee, the equity commitment letter and the voting agreement from O’Melveny & Myers. Representatives of WSGR had a telephonic meeting with members of Company management to review the revised draft merger agreement and other transaction documents.

On February 22, 2010, representatives of BofA, in connection with BofA’s debt commitment letter to CCMP, along with representatives of CCMP, met with members of the Company’s management and representatives of Evercore at the Company’s offices in Omaha, Nebraska. The purpose of this meeting was to allow BofA to conduct further due diligence of the Company and its business. As part of this meeting, management reviewed the Company’s January 2010 results which, as noted above, lagged behind the Company’s budget.

On February 24, 2010, representatives of WSGR had a telephonic meeting with representatives of O’Melveny & Myers to negotiate the terms and conditions of the merger agreement and the other transaction documents.

On February 24, 2010, the M&A Committee convened a meeting attended by representatives of WSGR and Evercore. The M&A Committee discussed the report of the unauthorized article to be published by the Omaha World Herald reporting the terms of the proposal from CCMP. Representatives of Evercore then updated the M&A Committee on BofA’s February 22, 2010 due diligence meeting in Omaha, Nebraska with members of Company management and representatives of Evercore. Representatives of Evercore also updated the M&A Committee on the progress of CCMP’s negotiations with BofA for finalization of BofA’s debt commitment letter for the proposed transaction. Representatives of WSGR then updated the M&A Committee on the status of merger agreement negotiations with O’Melveny & Myers, reporting that there were a limited number of unresolved issues. These unresolved issues included the circumstances under which CCMP would be required to pay the Company a termination fee upon termination of the merger agreement.

On February 25, 2010 and February 26, 2010, representatives of WSGR, O’Melveny & Myers and members of the Company’s management held telephonic meetings to discuss the disclosure schedules to the merger agreement. Representatives of CCMP continued to contact Evercore to provide updates and discuss remaining legal and financial process items. In addition, on February 25, 2010 representatives of CCMP held an additional conference call with members of the Company’s management and representatives of Evercore to further discuss the January 2010 financial results, including a detailed review of the financial results by business unit. In addition, representatives of CCMP had conversations with members of the Company’s management and representatives of Evercore to review the Company’s updated first quarter 2010 financial forecast, which included January actual financial performance. Revenue for the first quarter 2010 was forecasted to be down relative to budget.

On February 26, 2010, the Omaha World Herald published an article reporting the proposed terms of the CCMP proposal.

On February 27, 2010, the M&A Committee convened a meeting attended by representatives of WSGR and Evercore. Representatives of Evercore updated the M&A Committee on the status of BofA’s due diligence investigation, noting that BofA was going to seek internal credit committee approval for its debt commitment to CCMP. Representatives of WSGR reviewed the status of the outstanding issues on the draft merger agreement and the status of negotiations regarding Mr. Gupta’s voting agreement.

On February 28th, Evercore received communication from representatives of Party A reiterating their interest in the Company under the terms of their proposal delivered February 12, 2010 should negotiations with CCMP terminate. This communication from Party A was the first received by Evercore since February 17, 2010.

On March 2, 2010, the M&A Committee convened a meeting attended by representatives of WSGR and Evercore. Representatives of Evercore updated the M&A Committee on the status of negotiations with CCMP, noting the limited set of legal issues that remained unresolved and also noting that BofA had not yet finalized its internal credit committee approvals and that CCMP continued to negotiate the terms of the commitment and covenants. WSGR reviewed for the M&A Committee the current status of the merger agreement and ancillary agreement negotiations, outlining the remaining unresolved issues, including the circumstances under which CCMP would be obligated to pay the Company a termination fee upon termination of the merger agreement, the definition of a “superior proposal” and the circumstances under which the Company would be obligated to pay a termination fee to Parent upon termination of the merger agreement. Representatives of WSGR also reported that the final terms of Mr. Gupta’s voting agreement had not yet been agreed upon and that these provisions continued to be negotiated. Next, it was noted that one of the conditions to funding of BofA’s debt commitment letter would be that the Company satisfy a stipulated minimum debt to EBITDA ratio. Mr. Oberdorf reviewed for the M&A Committee the requirements of this condition and the current expectations regarding the Company’s ability to satisfy this condition.

On March 2, 2010, the Board of Directors convened a meeting attended by representatives of WSGR and Evercore. Representatives of Evercore updated the Board of Directors on the current status of negotiations with CCMP including the status of the proposed debt financing with BofA. Representatives of WSGR reviewed for the Board of Directors the terms and conditions of the proposed definitive agreements including the merger agreement, the equity and debt commitment letters, the guarantee and the voting agreements, highlighting the remaining unresolved legal and business issues.

On March 3, 2010, management of the Company provided to representatives of CCMP preliminary revenue results for the month of February, which fell short of the revenue budget for February 2010 by approximately 2% and was 3% lower than prior year results. On March 4, 2010, representatives of CCMP held a conference call with members of Company’s management and representatives of Evercore to discuss February 2010 preliminary revenue results to evaluate the shortfalls in year-to-date financial results relative to budget and the implications for the financial forecast for the remainder of fiscal year 2010 as well as to discuss the significant underperformance of the Company’s Small Business Group, which is part of the Data Group, and what is now known as Infogroup Interactive, a subsidiary within the Company’s Services Group. In particular, with respect to the software solutions division of Infogroup Interactive, which was expected to be the primary growth engine of the Company’s digital data solutions strategy, revenue growth slowed from 20% in 2008 to 4% in 2009. Management noted that this division’s year-to-date revenue results were 12% below budget for the first two months of 2010 and 2% below the same period in 2009. The Company’s Small Business Group had 2009 revenue representing 21% of the Company’s total 2009 revenue. The software solutions division of Infogroup Interactive had 2009 revenue representing 10% of the Company’s total 2009 revenue.

On March 4, 2010, representatives of WSGR had telephone conversations with representatives of O’Melveny & Myers in an effort to resolve the remaining unresolved issues on the merger agreement and the other transaction documents. Later that afternoon, representatives of CCMP called Evercore to inform them that they were lowering their proposed price to $7.60 per share. CCMP informed Evercore that the change in price was based on (i) year-to-date financial performance of the Company through February 2010 that was materially below budget, including the significant underperformance of the software solutions division of Infogroup Interactive with year-to-date revenue that was 12% below budget and 2% below the same period in 2009, (ii) limited evidence to support the Company’s ability to achieve the 2010 budget, (iii) feedback from BofA that indicated revised terms of the debt commitment would be less favorable to CCMP than provided for at the time of the original offer submitted on February 12, 2010, and (iv) additional liabilities of the Company discovered by CCMP during the course of its due diligence review. As context, the financing proposal provided for the original offer submitted on February 12, 2010 included $350 million of funded debt in the form of a secured term loan, whereas the verbal indication of a revised per share price of $7.60, pending BofA receiving final internal approval, provided on March 4, 2010 included a reduced debt commitment from BofA that included $315 million of funded debt in the form of a secured term loan. In addition, the terms of the debt commitment associated with the revised offer were also less favorable than those associated with the original offer. As a result of the above factors, CCMP stated that it could no longer support the previously proposed offer price of $8.60 per share and was, therefore, lowering its proposed price. That evening, the M&A Committee had a telephonic meeting attended by representatives of WSGR and Evercore. Representatives of Evercore informed the M&A Committee of the proposed price reduction. Representatives of Evercore also reported that BofA’s internal credit committee was scheduled to review and approve the BofA debt commitment letter to CCMP the following day. Representatives of Evercore and the M&A Committee discussed CCMP’s stated reasons for the proposed price reduction. The M&A Committee discussed the possibility and capability of Party A to improve upon its initial $8.00 per share proposal. Representatives of Evercore reported that in a telephone conversation with representatives of Party A earlier in the day, the representatives of Party A had indicated that Party A would still require an additional 2 to 3 weeks of diligence prior to being in a position to enter into an agreement for a transaction. Party A further indicated that they maintained their proposal at $8.00 and that should negotiations with

CCMP subsequently terminate, Party A’s proposal would likely be reduced. Party A also indicated no further substantial discussions with financing sources, including BofA. After extensive discussion with WSGR and Evercore, the M&A Committee determined that CCMP’s reduced price of $7.60 was inadequate and directed Evercore to inform CCMP that the Company was immediately closing down all discussions with CCMP as a result of the price reduction. Representatives of Evercore informed CCMP by telephone that the Company had decided to conclude discussions with CCMP regarding a transaction.

On the morning of March 6, 2010, O’Melveny & Myers, on behalf of CCMP, provided WSGR with an updated proposal package including a revised merger agreement and ancillary documents reflecting the reduction in price to $7.60. The proposal also included final signed debt commitment letters from BofA. The terms in the signed debt commitment letters from BofA were materially different from the terms of the debt commitment letters submitted on February 12, 2010 as result of BofA completing its due diligence and receiving final internal approval on March 5, 2010. The commitment letters submitted on February 12, 2010 and March 6, 2010 were different in the following material respects: (i) the amount of term loans committed to fund a part of the Merger consideration was reduced by 10%, or $35 million, from $350 million to $315 million, (ii) the amount of the Company’s pro forma capitalization required to be funded as cash equity was increased from 40% to 45% and (iii) the definition of EBITDA and permitted add-backs specified in the March 6, 2010 letter resulted in a calculation of EBITDA that was less than the EBITDA BofA had used for the initial indication of a $350 million term loan, as described more fully below. As a result of the price reduction and at the direction of the M&A Committee, WSGR did not respond to O’Melveny & Myers.

CCMP contacted Evercore and informed them that the revision in the terms offered by BofA was in part due to the recent financial and operating performance and revised first quarter 2010 projections provided by the Company following the bid date on February 12, 2010, which were below budget and the projections provided by the Company as recently as January 20, 2010, as well as BofA’s overall assessment and outlook for the Company and BofA’s review of the Company’s quality of earnings which resulted in modifications to the definition of EBITDA, particularly related to a reduction in non-GAAP add-backs, which constituted approximately 45% of the Company’s EBITDA even after BofA’s modifications to the definition.

Both the February 12, 2010 and March 6, 2010 debt commitments of BofA included a condition that the Company’s consolidated debt to EBITDA ratio is no greater than 3.75:1 on the closing date based on EBITDA for the last four quarters ending prior to the closing date. At the time the February 12, 2010 debt commitments were made, BofA had not completed its accounting due diligence of the Company, and the completion of this due diligence was included as a condition to funding in the February 12, 2010 debt commitment letter. As a result, BofA’s debt commitment submitted on February 12, 2010 left the calculation of EBITDA to be “defined in a manner reasonably acceptable to BofA.” By the time that BofA’s March 6, 2010 debt commitment was submitted, BofA had completed its accounting due diligence and had made its determination of what it believed were appropriate non-GAAP add-backs to be included in the definition of EBITDA, which resulted in an EBITDA amount that was lower than what had been assumed for purposes of the February 12, 2010 debt commitment. The effect of this lower EBITDA amount was the reduction in the debt committed by BofA described above as BofA was previously willing to commit to a term loan sized to approximately 3.5 times EBITDA.

On March 6, 2010, representatives of CCMP contacted representatives of Evercore in order to increase their proposed price to $7.80 per share, indicating that CCMP was prepared to work toward reaching final agreement prior to the open of NASDAQ trading on March 8, 2010. Evercore, based on standing instructions from the M&A Committee, again informed CCMP that the offered price was insufficient to reengage.

On March 7, 2010, representatives of CCMP indicated to representatives of Evercore that CCMP might be willing to accept provisions in the merger agreement that would allow the Company to solicit alternative offers for a limited period of time after signing the merger agreement. The M&A Committee convened a meeting attended by representatives of Evercore and WSGR. Representatives of Evercore updated the M&A Committee on the recent events, its discussions with CCMP and the increase of the price to $7.80 and the possibility of including “go shop” provisions in the merger agreement. After considerable discussion, the M&A Committee instructed Evercore to inform CCMP that should they agree to increase the offered price to $8.00 per share and agree to a 21 day “go shop” period, the M&A Committee would resume negotiations to resolve the other remaining open issues. Subject to CCMP’s agreement to these final terms, the M&A Committee resolved unanimously to recommend that the Board of Directors approve the transaction. Later that same day, the Board of Directors convened a meeting to consider the final proposal from CCMP. Evercore summarized the recent events leading up to the meeting including CCMP’s proposed reduction in price and the stated causes, and the subsequent discussions. Evercore then informed the Board of Directors that CCMP had agreed to increase its offered price to $8.00 per share and to a 21 day “go shop” period during which the Company would be allowed to solicit alternative offers. WSGR then summarized for the Board of Directors the terms and conditions of the definitive agreements for the proposed transaction. Next, Evercore reviewed for the Board of Directors its updated financial analysis of the $8.00 per share of Company Common Stock offered by CCMP. Following questions and discussion, Evercore delivered an oral opinion to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations “of” or “on” the scope of review undertaken by Evercore as set forth in its written opinion, the cash consideration (as defined in the opinion) was fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such consideration. After considering (i) a variety of business, financial and market factors, (ii) the updated financial analyses of Evercore, including the opinion of Evercore, (iii) each of the factors considered by the M&A Committee in its unanimous recommendation as described below and (iv) the unanimous recommendation of the M&A Committee, the Board of Directors unanimously adopted the resolutions approving the transaction and the Merger Agreement and authorized the M&A Committee to work with Evercore and WSGR to finalize and prepare for execution the definitive documents. The full text of the written opinion of Evercore, dated March 8, 2010, which sets forth the assumptions made, procedures followed and matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

Later that evening and again on the morning of March 8, the M&A Committee convened to receive an update from WSGR regarding the final preparations for signing.

On the morning of March 8, 2010, the Company and Parent and Acquisition Sub, entities formed by CCMP to effect the transaction, entered into the Merger Agreement, CCMP delivered its equity commitment letter and limited guarantee, and BofA delivered its debt commitment letters. Shortly thereafter, the Company announced the transaction by a press release dated March 8, 2010.

The Merger Agreement provided that, until 11:59 p.m. (Eastern) on March 29, 2010, the Company was allowed to initiate, solicit and encourage any alternative acquisition proposals from, provide non-public information to, and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the Board of Directors, Evercore conducted this go-shop process on behalf of the Company. During the process, Evercore contacted 10 parties (other than CCMP) who had submitted preliminary written proposals in early November 2009, including Party A. Of this group, only Party A expressed an interest continuing to evaluate the opportunity. In addition, one unsolicited financial buyer expressed an interest in receiving confidential information in order to evaluate the Company, and entered into a non-disclosure agreement. Neither Party A nor this additional unsolicited party expressed an interest in making an acquisition proposal for the Company.

On the afternoon of March 8, 2010, Mr. Gupta resigned form the Board of Directors. Mr. Gupta did not advise the Company of the reasons for his resignation, but the Company notes such factors as Mr. Gupta’s anticipated ban from serving as a director of a public company and Mr. Gupta’s need to satisfy his financial obligations to the SEC and others as permitted under his Voting Agreement.

On March 15, 2010, the Company’s proposed settlement with the SEC was approved by the SEC. The SEC Order included findings that the Company materially understated the compensation of its former CEO and Chairman, Vinod Gupta, in the company’s 2004 through 2007 Forms 10-K, which incorporated its proxy statements by reference and that the Company’s filings for fiscal years 2003 through 2005 also understated, mischaracterized, or omitted certain related party transactions involving various entities owned by Mr. Gupta.

The Company did not admit or deny the findings in the Order. The Order prohibits the Company from future violations of Sections 13(a), 13(b)(2)(A), 13B(2)(B) and 14(a) of the Securities Exchange Act of 1934 and related rules requiring that periodic filings be accurate, that accurate books and records and a system of internal accounting controls be maintained and that solicitations of proxies comply with the securities laws.

On March 17, 2010, the Final Judgment was approved by order of the United States District Court for the District of Nebraska.

The Final Judgment, among other things, contained sanctions and fines against Mr. Gupta, pursuant to which he is:

(1) prohibited from future violations of multiple provisions of the securities laws;

(2) barred for life from serving as an officer or director of a public company;

(3) required to vote his shares of Common Stock in the same proportion as other shareholders vote on the same issue, but there is an exception to this requirement for the shareholder vote on the proposed acquisition of the Company by CCMP, which allows Mr. Gupta to vote all his shares in favor of that proposal and another exception which allows him to vote against any other acquisition proposal if Mr. Gupta would receive an amount or form of consideration in any such transaction less than the Company shareholders generally;

(4) required to pay a civil penalty to the United States Treasury in the amount of $2,240,700 (plus post-judgment interest); and

(5) required to pay the Company $4,045,000, prejudgment interest of $1,145,400, for a total of $5,190,400 (plus post-judgment interest).

Reasons for the Merger; Recommendation of the M&A Committee and Our Board of Directors

M&A Committee

The M&A Committee, consisting solely of independent directors and acting with the advice and assistance of independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Parent and Acquisition Sub. The M&A Committee determined that the Merger is in the best interests of the Company and its stockholders, declared it advisable to enter into the Merger Agreement and unanimously recommended that the Board of Directors (i) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contained therein and (ii) resolve to recommend that the stockholders of the Company approve the adoption of the Merger Agreement.

In the course of reaching its determination, the M&A Committee considered the following factors and potential benefits of the Merger, each of which the members of the M&A Committee believed supported its decision:

•	the current and historical market prices of the Common Stock and the fact that the price of $8.00 per share represented a premium to those historical prices, and specifically a premium of approximately 22% to the closing share price of the Common Stock on October 30, 2009, the last trading day prior to press reports regarding a potential acquisition of the Company;

•	at no time in the past two years, other than following press reports indicating a potential acquisition of the Company, has the market price for the Common Stock equaled or exceeded $8.00 per share;

•	the M&A Committee’s belief that, in addition to general market conditions, the primary factors negatively affecting the Company’s stock price during this period (and likely to continue negatively affecting the Company’s stock price into the future) included:

•	the Company’s financial performance, including declining revenue, fiscal period-to-fiscal period;

•	coverage by only one industry analyst; and

•	sales of Common Stock by Mr. Gupta.

•	the M&A Committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company on a stand-alone basis including:

•	the need to consolidate the Company’s 31 independent operating units into a more manageable number of integrated units and the execution risk associated with doing so;

•	the need for future investment in the Company’s information technology to effectively manage the Company and deploy our products to customers;

•	the fact that many of the Company’s newer and emerging competitors have a significant head start with providers and consumers of digital data and that the Company might not be able to compete as effectively in this market;

•	the need to consolidate the product development function from its historical decentralization among the Company’s smaller independent operating units to a more unified approach and the risk that the Company might not be able to effect such a consolidation efficiently or effectively;

•	the need to make changes to the management team at multiple levels to maximize the possibility of executing effectively on a stand-alone business strategy and the risk that the Company might not be successful in recruiting such qualified employees due to geographic limitations and the continuing risk Mr. Gupta would present as an activist shareholder with limited restrictions in the manner in which he could sell his shares;

•	the risk of continuous downward pressure on the Company’s stock price resulting from Mr. Gupta’s significant shareholdings, including his continued ability to sell into the market;

•	the risk that additional costs savings may be increasingly difficult to achieve and that without revenue growth, such reductions are the only avenue available for continued earnings growth;

•	the fact that management’s long-term strategic plan did not: include the level of investment the M&A Committee believed would be required to be made in connection with, nor the potential future impact of, new business strategies and initiatives not currently in development; or make adequate provisions for creating common technology platforms to be shared by the Company’s many separate business units to streamline data delivery to customers;

•	the slowing growth rates of the Company’s software solutions division of Infogroup Interactive business, which management expected to be the primary growth engine of the Company’s digital data solutions strategy, the underperformance of the Company’s software solutions division of Infogroup Interactive business revenue year-to-date relative to budget and prior year results, and the negative impact such performance could have on the Company’s organic growth prospects; and

•	the fact that product development within the Company was too decentralized, that efforts to enhance systems and customer solutions were being duplicated throughout the Company and the high level of risk and expense the M&A Committee believed would be required to address these inefficiencies;

•	the M&A Committee engaged in a full, thorough, complete process over a substantial period of time, engaging more than 50 potential counterparties to a transaction, inviting all remaining active participants to a second round, ultimately requesting final bids from all parties still involved in the process, and facilitating a go-shop process subsequent to the transaction announcement;

•	the transaction process was authorized by the Board of Directors to commence only after (i) a thorough review of the Company’s strategic alternatives was conducted over a 9-month period (ii) a significant increase in the Company’s share price was realized during this period due in some part to the unauthorized public disclosure of certain details of the Company’s sale process, and (iii) signs of stabilization and pending recovery in the business were evident in recent historical financial performance metrics including the favorable effects of Adjusted EBITDA due to cost reductions and the decrease in the rate of revenue declines;

•	the Company’s January and February 2010 financial performance, which fell short of the Company’s budgeted revenue by approximately $1.9 million, or 2%, and approximately $2.2 million, or 13%, in Adjusted EBITDA and, although the Company did not adjust its internal budget, the potential implications such shortfall may have on 2010 full-year results given that the Company’s budget was heavily back-end loaded such that an early year shortfall would extrapolate to a much larger shortfall in the full-year budget, including the fact that, since the formation of the M&A Committee in January 2009, the Company had missed its budgeted financial results during each reported fiscal period;

•	the increased level of competition from both incumbent competitors and new market entrants, operating in a digital environment with reduced barriers to entry;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the significant risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger;

•	the M&A Committee’s belief, based on frequent updates from Evercore, that conditions in financial markets generally and in the credit markets in particular were becoming more supportive of merger and acquisition activity.

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability to terminate the Merger Agreement in order to accept a superior proposal, subject to paying Parent a termination fee of $15,847,000;

•	the limited number and nature of the conditions to funding set forth in the debt financing letter, the obligation of Parent and Acquisition Sub to use their reasonable best efforts (as defined in “The Merger Agreement — Agreement to Take Further Action and to Use Reasonable Best Efforts” beginning on page 65) to obtain the debt financing, and the obligation of Parent and Acquisition Sub to pay us a $25,356,000 termination fee if they fail to effect the closing because of a failure to obtain the proceeds of the debt financing; and

•	our ability to enforce specifically the terms and provisions of the Merger Agreement, equity commitment letter and the limited guarantee;

•	the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares, while avoiding long-term business risk;

•	the availability of appraisal rights to holders of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•	the fact that, for one year from the effective date of the Merger, (i) the Surviving Corporation will maintain for the benefit of each continuing employee of the Company the benefit plans programs and policies providing benefit levels and coverage substantially comparable in the aggregate to (i) benefit levels provided immediately prior to the effective time (other than equity based compensation), (ii) benefits provided by Parent to similarly situation employees, or (iii) a combination of (i) and (ii); and

•	the fact that the negotiations of the Merger were conducted under the oversight of the M&A Committee, which:

•	is comprised solely of independent directors who are not employees of the Company and who have no material financial interest in the Merger that is different from that of our stockholders;

•	retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•	had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement; and

•	the consideration for the Merger and the other terms of the merger agreement resulted from extensive negotiations between the M&A Committee and its legal and financial advisors, on the one hand, and

Parent and CCMP and their legal and financial advisors, on the other hand, after conducting an extensive public process over more than 12 months.

The M&A Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers and suppliers;

•	the risk of a material decline in the Company’s share price if the Merger does not close, particularly in light of the significant increase in the Company’s share price that occurred subsequent to the press reports of a transaction process and discussions with potential acquirers;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the requirement that we pay Parent a termination fee of $15,847,000 if the Board of Directors accepts a superior proposal;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that, for U.S. federal income tax purposes, the transaction would be taxable to the Company’s stockholders that are U.S. holders (as defined below); and

•	the fact that the Company is entering into a Merger Agreement with a newly organized corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the Merger Agreement by Parent or Acquisition Sub, even a breach that is deliberate or willful, other than its ability to enforce specific performance, would be limited to $25,356,000 plus reasonable expenses.

This discussion summarizes the material factors considered by the M&A Committee in its consideration of the Merger. After considering these factors, the M&A Committee concluded that the positive factors relating to the Merger Agreement and the Merger significantly outweighed the potential negative factors. In view of the wide variety of factors considered by the M&A Committee, and the complexity of these matters, the M&A Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the M&A Committee may have assigned different weights to various factors. The M&A Committee unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it. The M&A Committee believes that the Merger is in the best interests of the Company and its stockholders.

The Board of Directors

The Board of Directors, acting upon the unanimous recommendation of the M&A Committee, unanimously (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions contained in the Merger Agreement; and (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting.

In reaching these determinations, the Board of Directors considered (i) a variety of business, financial and market factors; (ii) the financial presentation of Evercore, including the opinion of Evercore as to the fairness, from a financial point of view, to the stockholders of the consideration to be received as a result of the Merger; (iii) each of the factors considered by the M&A Committee in its unanimous recommendation, as described above; and (iv) the unanimous recommendation of the M&A Committee.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the Merger. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

The Board of Directors believes that the Merger is in the best interests of the Company and its stockholders and recommends that the stockholders approve the adoption of the Merger Agreement.

The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Financial Advisor

Opinion of Evercore

Evercore was engaged to render an opinion to the infoGROUP board of directors as to whether the cash consideration (as defined in the opinion) to be received by the holders of the shares of infoGROUP Common Stock entitled to receive such cash consideration pursuant to the Merger Agreement was fair, from a financial point of view, to such holders as of March 8, 2010. On March 7, 2010 at a meeting of the infoGROUP board of directors, Evercore delivered to the infoGROUP board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 8, 2010, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations “of” or “on” the scope of review undertaken by Evercore as set forth therein, the cash consideration was fair, from a financial point of view, to the holders of the shares of infoGROUP Common Stock entitled to receive such cash consideration.

The full text of Evercore’s written opinion, dated March 8, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations “of” or “on” the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the infoGROUP board of directors and addresses only the fairness, from a financial point of view, of the cash consideration to the holders of the shares of infoGROUP Common Stock entitled to receive such cash consideration. For purposes of its opinion, Evercore noted that pursuant to the Merger Agreement each share of infoGROUP Common Stock, other than shares of infoGROUP Common Stock owned by infoGROUP, Parent, Acquisition Sub or any direct or indirect wholly owned subsidiary of infoGROUP, Parent, Acquisition Sub and any dissenting shares (as defined in the Merger Agreement), is to be converted into the right to receive $8.00 in cash. The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to the infoGROUP board of directors, to any holder of shares of infoGROUP Common Stock or to any other persons in respect of the proposed Merger, including as to how any holder of shares of infoGROUP Common Stock should vote or act in respect of the proposed Merger. Evercore’s opinion does not address the relative merits of the proposed Merger as compared to other business or financial strategies that might be available to infoGROUP, nor does it address the underlying business decision of infoGROUP to engage in the proposed Merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to infoGROUP that it deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data, including preliminary year-to-date results through February 28, 2010, relating to infoGROUP prepared and furnished to Evercore by management of infoGROUP;

•	reviewed certain non-public projected financial data for the 2010 period relating to infoGROUP (the “Management Projections”) that were prepared and furnished to Evercore by management of infoGROUP, as well as certain non-public projected financial data for the 2011 to 2014 periods relating to infoGROUP (including, but not limited to, certain forecasts with respect to revenue, earnings before interest, taxes, depreciation and amortization and free cash flow) that were reviewed and approved by management of infoGROUP for use in connection with Evercore’s opinion and analyses, and which management of infoGROUP informed Evercore are reasonable (the “Financial Forecast”);

•	discussed the past and current operations, financial projections and current financial condition of infoGROUP with management of infoGROUP (including their views on the risks and uncertainties of achieving such projections);

•	compared certain financial information of infoGROUP with similar publicly-available information and stock market trading multiples for certain publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of infoGROUP and the implied valuation multiples relating to the proposed Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement dated March 7, 2010, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. For purposes of rendering Evercore’s opinion, members of the management of infoGROUP provided Evercore the Management Projections, as well as reviewed and approved for use in connection with Evercore’s opinion and analyses the Financial Forecast. With respect to the Management Projections, Evercore assumed with infoGROUP’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of infoGROUP as to the future competitive, operating and regulatory environments and related financial performance of infoGROUP under the alternative business assumptions reflected therein. With respect to the Financial Forecast, management of infoGROUP informed Evercore that this projected financial data collectively reflects a reasonable representation of the future financial performance of infoGROUP that incorporates the effects of potential risks and opportunities relating to infoGROUP’s business. Evercore expressed no view as to any projected financial data relating to infoGROUP or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the proposed Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on infoGROUP or the consummation of the proposed Merger or materially reduce the benefits of the proposed Merger to the holders of infoGROUP Common Stock. Evercore also assumed that the final form of the Merger Agreement will not differ in any material respect from the latest draft of the Merger Agreement reviewed by Evercore. Further, for the purposes of this opinion, with the infoGROUP board of directors’ approval, Evercore did not analyze any tax-related costs or benefits arising out of the proposed Merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of infoGROUP, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of infoGROUP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore has no obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of shares of infoGROUP Common Stock entitled to receive such cash consideration, from a financial point of view, of the cash consideration, as of the date of its opinion. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger or any other matter with respect to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of infoGROUP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of infoGROUP, or any class of such persons, whether relative to the cash consideration or otherwise. Evercore’s opinion did not address the relative merits of the proposed Merger as compared to other business or financial strategies that might be available to infoGROUP, nor did it address the underlying business decision of infoGROUP to engage in the proposed Merger. Evercore’s opinion did not constitute a recommendation to the infoGROUP board of directors, any holder of shares of infoGROUP Common Stock or to any other persons in respect of the proposed Merger, including as to how any holder of shares of infoGROUP Common Stock or any other person should vote or act in respect of the proposed Merger. Evercore expressed no opinion as to the price at which shares of infoGROUP would trade at any time. Evercore’s opinion noted that it is not a legal, regulatory, accounting or tax expert and that it assumed the accuracy and completeness of assessments by infoGROUP and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the infoGROUP board of directors imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the infoGROUP board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the infoGROUP board of directors or infoGROUP management with respect to the proposed Merger or the cash consideration payable in the proposed Merger.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the infoGROUP board of directors on March 7, 2010 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 5, 2010 (the last full trading day prior to March 8, 2010, the date on which the infoGROUP board of directors adopted a resolution to approve the proposed Merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Summary of Management Projections and the Financial Forecast.  Below is a summary of the Management Projections for the 2010 period that were prepared and furnished to Evercore by management of infoGROUP, as well as the Financial Forecast for the 2011 to 2014 periods relating to infoGROUP, including assumptions regarding year-over-year revenue growth rates and Adjusted EBITDA margins, that were reviewed and approved by management of infoGROUP for use in connection with Evercore’s opinion and analyses, and which management of infoGROUP informed Evercore were reasonable. The Management Projections and Financial Forecast summarized below assume infoGROUP’s continued operation as a stand-alone public entity.

($ in millions)	2010E	2011E	2012E	2013E	2014E

Revenue	$515.0	$533.0	$551.9	$571.8	$592.7
% Growth	3.0%	3.5%	3.5%	3.6%	3.7%
Adjusted EBITDA	$102.7	$111.7	$115.8	$120.0	$124.5
% Margin	19.9%	21.0%	21.0%	21.0%	21.0%
Capital Expenditures	$20.0	$18.0	$18.0	$18.0	$18.0
Free Cash Flow(1)	$36.7	$76.3	$67.7	$70.3	$72.0

(1)	2010E Free Cash Flow represents free cash flow for the Q2 2010E through Q4 2010E period.

Adjusted EBITDA is calculated by adding back to EBITDA (earnings before interest, taxes, depreciation and amortization) those expenses Company management deemed to be one-time and non-recurring in nature including, among others, certain restructuring costs, impairments and write-down of assets, litigation charges, and expenses related to the SEC investigation. For the 2010 period, $13.1 million of expenses were deemed by management of the Company to be one-time and non-recurring in nature. There were no one-time, non-recurring expenses projected by management of the Company for the 2011 to 2014 periods. In 2009, $39.9 million of expenses were deemed by management of the Company to be one-time and non-recurring in nature. Based on information provided to Evercore by management of the Company, projected trailing latest four quarters (“LFQ”) EBITDA and Adjusted EBITDA of infoGROUP as of March 31, 2010 used in Evercore’s opinion and analyses were $61.7 million and $96.0 million, respectively.

Free Cash Flow is calculated by deducting from EBITDA estimated taxes (assuming a 38.0% tax rate), capital expenditures, and changes in working capital, and by adding non-cash stock-based compensation expense and certain one-time cash inflows such as escrow releases and repayments of notes receivable from officers. The estimated capital expenditures, non-cash stock-based compensation expense, escrow releases and repayments of notes receivable from officers were provided by management of infoGROUP. The assumed tax rate and estimated changes in working capital were reviewed and approved by management of infoGROUP for use in connection with Evercore’s opinion and analysis.

Historical Trading Analysis.  Evercore reviewed the historical prices of infoGROUP Common Stock over a two-year period ending March 5, 2010 (the last trading day before infoGROUP announced the proposed Merger), calculated the average daily closing prices of infoGROUP Common Stock over various time periods, and noted the closing stock price on selected dates including and prior to March 5, 2010. Evercore selected a two-year period based on its professional judgment and experience, taking into account market conditions and prior practices. Evercore then calculated and compared the premium (or discount, as the case may be) that the $8.00 per share cash consideration represented relative to the daily closing and average daily closing prices of infoGROUP Common Stock for the selected periods and dates. The following historical infoGROUP Common Stock price analysis was presented to the infoGROUP board of directors to provide it with background information and perspective with respect to the historical share price of infoGROUP Common Stock relative to the implied per share cash consideration:

	Period Average		Prior Period
		Offer Premium/		Offer Premium/
	Price	(Discount)	Price	(Discount)

03/05/10			$8.16	(2.0)%
10/30/09(1)			6.56	22.0%
11/10/09(2)			8.40	(4.8)%
One Month	7.94	0.7%	7.55	6.0%
Two Month	7.95	0.7%	8.44	(5.2)%
Three Month	8.01	(0.1)%	8.28	(3.4)%
Four Month	8.12	(1.5)%	7.66	4.4%
Five Month	7.89	1.3%	6.62	20.8%
Six Month	7.68	4.2%	6.23	28.4%
One Year	6.43	24.3%	2.35	240.4%
Two Year	5.66	41.4%	6.76	18.3%
52-Week High(3)			8.99	(11.0)%

1.	Closing stock price on the last trading day before publication of media reports of a potential sale of infoGROUP.

2.	Closing stock price on the last trading day before publication of additional media reports (subsequent to those published on 10/31/09) of a potential sale of infoGROUP.

3.	Intraday stock price on 11/10/09, on which day there was publication of media reports of a potential sale of infoGROUP (separate from the publication of media reports of a potential sale of infoGROUP on 10/31/09).

Evercore reviewed historical prices of infoGROUP Common Stock over one and two year periods ending March 5, 2010 and noted the percentage of days where infoGROUP’s closing stock price fell between $3.00 and $11.00 in increments of $1.00. Evercore selected a two-year period based on its professional judgment and experience, taking into account market conditions, including that this period reflected materially different equity and credit market environments, as well as a different industry environment within which the Company operated, relative to prior periods, including that marketing services and business information/database companies such as infoGROUP faced a more challenging operating environment and greater competition. In addition, a two-year historical trading analysis was a period of time consistent with prior historical trading analyses considered by the M&A Committee. Evercore noted that infoGROUP’s closing stock price exceeded $8.00 on approximately 22.5% of the days traded in the year ended March 5, 2010 and never exceeded $8.00 from the period between March 5, 2009 and October 30, 2009, the last trading day before publication of media reports of a potential sale of infoGROUP. The following historical percentage days traded analysis was presented to the infoGROUP board of directors:

	One Year		Two Years
	03/05/09 to	03/05/09 to	03/05/08 to	03/05/08 to
	03/05/10	10/30/09(1)	03/05/10	10/30/09(1)
	% Days Traded	% Days Traded	% Days Traded	% Days Traded

<$3.00	3.6%	5.4%	4.2%	5.0%
$3.00-$4.00	3.2%	4.8%	10.9%	13.1%
$4.00-$5.00	11.9%	17.9%	19.0%	22.9%
$5.00-$6.00	20.6%	31.0%	26.1%	31.4%
$6.00-$7.00	22.5%	33.9%	19.0%	22.9%
$7.00-$8.00	15.8%	7.1%	9.5%	4.8%
$8.00-$9.00	22.5%	0.0%	11.3%	0.0%
$9.00-$10.00	0.0%	0.0%	0.0%	0.0%
$10.00-$11.00	0.0%	0.0%	0.0%	0.0%

1.	Closing stock price on the last trading day before publication of media reports of a potential sale of infoGROUP.

Evercore also noted, based on publicly available estimates, that the multiples of infoGROUP’s total enterprise value (“TEV”), calculated as equity market value based on closing stock prices, plus debt, preferred stock and minority interests, less cash and cash equivalents, to the average estimated one-year forward EBITDA during a one-year, two-year and three-year historical period ending March 5, 2010 were approximately 5.5x, and 5.1x and 5.6x, respectively. In connection with this analysis, Evercore noted that the $8.00 per share cash consideration corresponded to an implied multiple of TEV to 2010 Adjusted EBITDA of 6.2x, which was higher than the historical average multiple during the past three years.

Analysis of Select Publicly Traded Companies.  In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to infoGROUP to that of a group of selected companies that Evercore deemed to have certain characteristics that are similar to those of infoGROUP. As part of its analysis, Evercore calculated and analyzed the multiple of TEV as of March 5, 2010 to estimated 2009 and 2010 EBITDA for each member of a selected group of public traded companies deemed relevant for the purposes of this analysis. For infoGROUP, Evercore calculated such multiples based on both EBITDA and Adjusted EBITDA given the magnitude of the one-time, non-recurring expenses deemed as such by management of the Company. Evercore calculated the TEV of each company as equity market value based on closing stock prices, plus debt, preferred stock and minority interests, less cash and cash equivalents.

Multiples for the selected publicly-traded companies were based on publicly available filings. infoGROUP metrics for 2009 and 2010 financial forecasts were provided by the management of infoGROUP. The companies that Evercore deemed to have certain characteristics similar to those of infoGROUP and the multiples that Evercore calculated for such companies are summarized below:

	Share	Market	Total
	Price	Equity	Enterprise	TEV/EBITDA
infoGROUP(1)	03/05/10	Value	Value	2009E	2010E

At Offer	$8.00	$470	$637	7.1x	6.2x
3/5/10	8.16	479	646	7.2	6.3
10/30/09(2)	6.56	385	552	6.1	5.4

Marketing Services
Acxiom	$18.01	$1,448	$1,772	6.3x	6.5x
Valassis	28.45	1,429	2,310	9.2	8.2
ValueClick	10.09	843	684	6.2	6.6
Harte-Hanks	12.32	797	950	8.0	8.1
Marchex	5.55	201	167	NM	12.0
Mean				7.4x	8.3x
Median				7.2	8.1

Business Information:
Database
McGraw-Hill	$35.28	$11,280	$11,325	7.9x	6.7x
Experian	9.54	9,884	12,114	10.4	9.6
Moody’s	28.11	6,701	7,418	9.9	9.0
Equifax	33.34	4,282	5,367	9.2	8.6
Dun & Bradstreet	69.95	3,628	4,380	7.9	8.0
Fair Isaac	24.45	1,137	1,370	8.7	8.4
Mean				9.0x	8.4x
Median				9.0	8.5

1.	The EBITDA multiplies for infoGROUP summarized in this table reflect multiples based on Adjusted EBITDA provided by management of the Company, which exclude expenses deemed to be one-time and non-recurring in nature by management of the Company. Using EBITDA estimates provided by management of the Company which include such one-time and non-recurring expenses, the 2009 EBITDA multiples At Offer, on 3/5/10 and on 10/30/09 were 12.7x, 12.9x and 11.0x, respectively.

2.	Closing stock price on the last trading day before publication of additional media reports of a potential sale of infoGROUP.

Evercore then applied a range of selected multiples derived from the selected publicly-traded companies of 5.5x to 7.0x to the LFQ Adjusted EBITDA of infoGROUP as of March 31, 2010, as provided by management of the Company. As noted in the table above, this range was below both the mean and median of the selected publicly traded companies, with some of the individual companies listed having EBITDA multiples within or above the range selected. Evercore derived this range of selected multiples based on its professional judgment and experience, including its judgment on business characteristics of infoGROUP relative to the other companies listed above, and other factors, including, but not limited to, historical financial performance, profitability and scale of business. Evercore noted, however, that none of the selected publicly traded companies are identical or directly comparable to the Company. For example, many of the other companies listed above have different business characteristics, higher EBITDA margins, greater scale and frequently superior historical financial performance relative to infoGROUP, which influenced the range of multiples selected by Evercore. This analysis indicated the following implied per share equity reference ranges for infoGROUP, as compared to the per share cash consideration:

Implied Per Share Equity	Per Share
Reference Ranges for infoGROUP	Cash Consideration

$6.13 - $8.58	$8.00

Discounted Cash Flow Analysis.  Evercore performed a discounted cash flow analysis of infoGROUP in order to derive implied per share equity reference ranges for infoGROUP based on the implied present value of future cash flow to infoGROUP. In this analysis, Evercore calculated implied per share equity reference ranges for infoGROUP using the Management Projections and Financial Forecast based on the sum of the (i) implied present values, using discount rates ranging from 11.5% to 12.5% of infoGROUP projected unlevered free cash flows for calendar years 2010 through 2014 and (ii) implied present values, using discount rates ranging from 11.5% to 12.5% of the terminal value of infoGROUP future cash flows beyond calendar year 2014 based on an assumed perpetuity growth rate ranging from 2.0% to 3.0%. These values were discounted to present value as of March 31, 2010. Evercore, using its professional judgment and experience, derived the discount rate range taking into account infoGROUP’s weighted average cost of capital of 11.6% (rounded to 11.5%) calculated using the capital asset pricing model methodology, and taking into account a size premium consistent with statistics from Morningstar’s Ibbotson SBBI and the sale of Macro International, which historically produced more stable financial results relative to many of infoGROUP’s other business units. This analysis indicated the following implied per share equity reference ranges for infoGROUP, as compared to the per share cash consideration:

Implied Per Share Equity	Per Share
Reference Ranges for infoGROUP	Cash Consideration

$7.66 - $9.66	$8.00

Although the discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of infoGROUP’s actual, present or future value or results, which may be significantly more or less favorable than suggested by this analysis.

Present Value of Implied Future Stock Price Analysis.  Evercore calculated illustrative future stock prices of infoGROUP on December 31, 2012 by applying a multiple range of 5.5x to 7.0x, based on a review of current and historical trading multiples of infoGROUP and companies identified above under the caption “Analysis of Select Publicly Traded Companies,” to estimated calendar year 2012 EBITDA of infoGROUP based on the Financial Forecast. These illustrative future stock prices were discounted to present value as of March 31, 2010 using a discount rate range of 14.0% to 15.0%. Evercore, using its professional judgment and experience, derived the discount rate range taking into account infoGROUP’s equity cost of capital of 13.8% (rounded to 14.0%) calculated using the capital asset pricing model methodology, and taking into account a size premium consistent with statistics from Morningstar’s Ibbotson SBBI and the sale of Macro International, which historically produced more stable financial results relative to many of infoGROUP’s other business units. This analysis indicated the following implied per share equity reference ranges for infoGROUP, as compared to the per share cash consideration:

Implied Per Share Equity	Per Share
Reference Ranges for infoGROUP	Cash Consideration

$7.53 - $9.79	$8.00

Selected Precedent M&A Transactions Analysis.  Evercore reviewed implied transaction data for 22 transactions involving target companies that Evercore deemed to have certain characteristics that are similar to those of infoGROUP. Evercore reviewed transaction values for the selected transactions, calculated as the TEV and also reviewed the multiple of TEV to LFQ revenue and EBITDA. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The transactions considered, along with the respective TEV and multiples for each transaction, and the month and year each transaction was announced, were as follows:

		Announcement	TEV	TEV/LFQ
Target	Acquiror	Date	($ in millions)	Revenue	EBITDA

Web Clients LLC (ValueClick)(1)	Undisclosed	February 2010	$45.0	0.4x	2.1x
Direct Marketing Services	Acxiom Corporation	September 2009	N/A	N/A	N/A
ICC Information Limited	Dun & Bradstreet	July 2009	N/A	N/A	N/A
Macro International - infoGROUP	ICF International	March 2009	155	1.0x	8.7x
Mason Zimbler	Harte-Hanks Inc.	January 2008	N/A	N/A	N/A
Acxiom(2)	Silver Lake, ValueAct Capital	May 2007	2,938	2.1x	7.4x
Catalina Marketing	Hellman & Friedman	March 2007	1,626	3.5x	11.0x
ADVO	Valassis	December 2006	1,147	0.8x	11.1x
Factiva	Dow Jones	December 2006	185	1.3x	8.4x
Mergermarket	Financial Times	June 2006	186	N/A	N/A
Fastclick, Inc.	ValueClick	August 2005	133	2.0x	15.2x
Web Marketing Holdings	ValueClick	June 2005	141	2.4x	N/A
Digital Impact	Acxiom	March 2005	116	2.7x	NM
First American (Credit Info.)	First Advantage	March 2005	550	2.2x	10.1x
Capital IQ	Standard & Poors	September 2004	200	N/A	N/A
Seisint	Reed Elsevier	July 2004	745	6.5x	16.6x
OneSource Info. Services	infoUSA	April 2004	83	1.5x	15.8x
Multex.com	Reuters	February 2003	211	2.3x	18.3x
Hoovers	Dun & Bradstreet	December 2002	81	2.6x	NM
Bacon’s Information	Observer	November 2001	90	2.4x	9.0x
Dialog (Info. Svcs. Div.)	Thomson	March 2000	275	1.0x	N/A
Donnelley Marketing	infoUSA	June 1999	200	2.2x	N/A
			Mean	2.2x	11.1x
			Median	2.2x	10.5x

1.	The pace of decline of the business was such that some research analysts estimated the purchase price was approximately 4.0x forward EBITDA.

2.	Silver Lake and ValueAct Capital were seeking to acquire the remaining 86.8% interest not already owned by ValueAct Capital. TEV represents value for 100% of company at $27.10 per share offer price.

The acquisition was terminated in October 2007.

Evercore then applied a range of selected multiples derived from those transactions described above for the selected companies of 6.5x to 7.5x of LFQ EBITDA as of March 31, 2010 to the LFQ Adjusted EBITDA of infoGROUP as of March 31, 2010. As noted in the table above, some of the precedent transactions listed have implied EBITDA multiples below, within or above the selected multiple range. Evercore derived this range of selected multiples based on its professional judgment and experience, including its judgment based on the business characteristics of the target company, the date of the transaction, and other factors, including, but not limited to, and to the extent public information was available, historical financial performance, profitability, scale of business and strategic fit with the potential acquirer. Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed Merger or the Company, respectively. For example, Evercore noted that transactions announced prior to 2008 reflected materially different merger and acquisition, equity and credit market environments, as well as a different operating environment relative to the current environment. In addition, many of the transactions noted above involved strategic acquirers that indicated synergies would result from the integration of the target business. These factors influenced the range of EBITDA multiples selected by Evercore, which was lower than the mean and median of the precedent transactions listed.

This analysis indicated the following implied per share equity reference ranges for infoGROUP, as compared to the per share cash consideration:

Implied Per Share Equity	Per Share
Reference Ranges for infoGROUP	Cash Consideration

$7.77 - $9.40	$8.00

Leveraged Buyout Analysis.  Evercore performed a leveraged buyout (“LBO”) analysis of infoGROUP in order to ascertain the value of infoGROUP which might be attractive to a potential financial buyer based upon the Management Projections and Financial Forecast. Evercore assumed, among other things, the following in its LBO analysis: (i) capital structure scenarios for infoGROUP consistent with the anticipated terms of the proposed debt financing package in connection with the proposed Merger; which included $315 million of debt: (ii) a range of selected exit multiples of 5.5x to 7.5x calendar year 2014 EBITDA; and (iii) an equity investment that would achieve an internal rate of return during the investment period beginning March 31, 2010 of between 20.0% and 25.0%. Evercore derived these ranges of assumptions based on its professional judgment and experience, including its judgment regarding (x) the reasonableness of the anticipated terms of the proposed debt financing commitment in connection with the proposed Merger, (y) reasonable internal rates of return likely to be required by a financial sponsor in connection with the proposed Merger, and (z) current and historical trading multiples of infoGROUP and companies identified above under the caption “Analysis of Select Publicly Traded Companies,” as well as implied transaction data from those transactions identified above under the caption “Selected Precedent M&A Transactions Analysis.” This analysis indicated the following implied per share equity reference range for infoGROUP, as compared to the per share cash consideration:

Implied Per Share Equity	Per Share
Reference Ranges for infoGROUP	Cash Consideration

$6.10 - $8.03	$8.00

General

In connection with the review of the proposed Merger by the infoGROUP board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of infoGROUP. No company used in the above analyses as a comparison is directly comparable to infoGROUP, and no transaction used is directly comparable to the proposed Merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of infoGROUP.

Evercore prepared these analyses solely for the purpose of providing an opinion to the infoGROUP board of directors as to the fairness, from a financial point of view, of the cash consideration to be received by the holders of shares of infoGROUP Common Stock entitled to receive such cash consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The cash consideration to be received by the holders of shares of infoGROUP Common Stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between infoGROUP and CCMP Capital Advisors, LLC and was approved by the infoGROUP board of directors. Evercore did not recommend any specific consideration to infoGROUP or that any given amount of consideration constituted the only appropriate consideration.

Under the terms of the Evercore’s engagement, infoGROUP paid Evercore $1,000,000 upon the delivery of Evercore’s opinion and has agreed to pay Evercore an aggregate fee of approximately $7.5 million upon completion of the Merger, against which the opinion fee will be credited. In addition, infoGROUP agreed to reimburse Evercore’s reasonable and customary expenses and to indemnify Evercore for certain liabilities arising out of its engagement. Prior to this engagement, Evercore and its affiliates provided financial advisory services to the Company and had received fees of approximately $2.1 million during the preceding two years (and may in the future receive additional fees) for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates and Acquisition Sub or Parent pursuant to which compensation was received by Evercore or its affiliates as a result of such relationship. Evercore may provide financial or other services to infoGROUP, Acquisition Sub or Parent, or any of their respective affiliates, in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of infoGROUP and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

infoGROUP engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. Evercore’s opinion was authorized by the opinion committee of Evercore.

Financing of the Merger

The total amount of funds necessary to complete the Merger is anticipated to be approximately $668.9 million, consisting of (i) approximately $468.3 million to pay the Company’s stockholders, option holders, and holders of Company stock-based awards the amounts due to them under the Merger Agreement, assuming that no Company stockholder validly exercises and perfects its appraisal rights, (ii) approximately $165.6 million to refinance the Company’s outstanding indebtedness, and (iii) approximately $35 million to pay related fees and expenses in connection with the Merger, the financing arrangements and the transactions described in this paragraph.

These payments are expected to be funded by Parent and Acquisition Sub in a combination of equity contributions by CCMP in Parent, debt financing and to the extent available, cash of the Company. Parent and Acquisition Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Equity Financing

Pursuant to an equity commitment letter dated March 8, 2010 to Acquisition Sub, CCMP has agreed to cause up to $353 million of cash to be contributed to Parent, which will constitute the equity portion of the Merger financing. Subject to certain conditions, CCMP may assign a portion of its equity commitment obligation, provided that it remains obligated to perform to the extent not performed by such assignee. The commitment of each of the CCMP affiliated funds are as follows:

CCMP Capital Investors II, L.P.	$311,482,611
CCMP Capital Investors (Cayman) II, L.P.	$41,517,389

The equity commitment is subject to (i) the terms of the equity commitment letter; (ii) the satisfaction or waiver of all of the conditions to Parent’s and Acquisition Sub’s obligation to effect the closing of the Merger under the Merger Agreement in accordance with its terms; and (iii) the funding of the debt financing having occurred or being subject solely to the funding of the equity commitment at the closing. The Company is a third party beneficiary of the equity commitment letter and is entitled to cause the commitment to be funded if all of the conditions precedent to the obligations of CCMP have been met. The equity commitment letter will terminate upon the termination of the Merger Agreement or if the Company or any of its affiliates asserts, in any legal proceeding, any claim under the limited guarantee.

Debt Financing

Parent has received a debt commitment letter, dated as of March 8, 2010, from BofA to provide, subject to the conditions set forth therein, to Acquisition Sub, up to $365.0 million in senior secured credit facilities (the “Senior Credit Facilities”), comprised of (i) a term loan facility of $315.0 million and (ii) a revolving credit facility of up to $50.0 million. The proceeds of the borrowings under the term loan facility shall be used for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying costs and expenses incurred in connection with the Merger. After closing, the proceeds of the borrowings of the revolving credit facility may be used to provide ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries.

The borrower under the Senior Credit Facilities will be Acquisition Sub initially, and the Surviving Corporation, upon initial funding of the Senior Credit Facility. The debt commitments expire on the earliest of (a) July 21, 2010 unless the consummation of the Merger occurs prior thereto, (b) the closing of the transactions contemplated by the Merger Agreement without the use of the Senior Credit Facilities, and (c) the termination of the Merger Agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter or the debt commitment letter shall be terminated or modified in a manner materially adverse to Parent or Acquisition Sub for any reason, Parent may arrange to obtain alternative financing from alternative sources terms not materially less favorable to Parent or Acquisition Sub as those contained in the debt commitment letter, in an amount sufficient to consummate the Merger.

Conditions Precedent to the Debt Commitments

The availability of the Senior Credit Facilities are subject, among other things, to the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities, the payment of all costs, fees and expenses payable on the date of the initial funding of the Senior Credit Facility, and the satisfaction of certain conditions precedent to closing, including:

•	consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments, waivers or other modifications to the Merger Agreement that are materially adverse to the lenders in their capacity as lenders without the consent of BofA);

•	since December 31, 2009 there has not been or occurred, and there does not exist, any changes, facts, events, developments or state of circumstances that has had or would reasonably be expected to have, a Company Material Adverse Effect;

•	after giving effect to the transactions contemplated by the debt commitment letter, and the Merger Agreement, no outstanding debt other than debt incurred pursuant to the debt commitment letter and other debt to be agreed upon in an amount not to exceed $5.0 million, and no less than $30.0 million of availability under the revolving credit facility as of the date the Senior Credit Facility is initially funded;

•	delivery of certain customary closing documents (including among others a customary solvency certificate or opinion), specified items of collateral and certain Company financial statements;

•	consummation of the equity financing under the equity commitment letter such that CCMP Capital Advisors, LLC and its affiliates will own at least seventy-five percent (75%) of the capital stock and other equity or economic interests in Parent;

•	the payment of all costs, fees and expenses payable to BofA and the lenders;

•	the Company’s ratio of (i) consolidated debt at the closing date of the Merger to (ii) consolidated EBITDA for the four quarter period ended not less than 45 days prior to the closing date of the Merger (as calculated pursuant to the Merger Agreement), in each case after giving pro forma effect to the Merger, not exceeding 3.75:1.0;

•	compliance with certain bank and federal reserve regulations; and

•	Acquisition Sub’s commercially reasonable efforts to obtain ratings from Moody’s Investor Service and Standard & Poor’s of the Senior Credit Facilities.

The Company’s consolidated debt to EBITDA ratio, after giving pro forma effect to the Merger, was 3.4:1 as of December 31, 2009 and, 3.2:1 as of March 31, 2010.

Limited Guarantee

In connection with the Merger Agreement, CCMP and the Company entered into a limited guarantee pursuant to which, among other things, CCMP has agreed to guarantee the performance and discharge of certain obligations of Parent and Acquisition Sub under the Merger Agreement; however, the maximum aggregate liability of CCMP shall not exceed $27,356,000 (which is equal to the termination fee payable by Parent to the Company under certain circumstances pursuant to the Merger Agreement plus up to $2,000,000 of the Company’s out-of-pocket expenses) (the “Merger Agreement Obligations”).

The limited guarantee will remain in full force and effect until all of the Merger Agreement Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, the limited guarantee will terminate as of the earlier of (i) the effective time of the Merger; (ii) the first anniversary of the termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Merger Agreement Obligations presented by the Company to Parent, Acquisition Sub or CCMP by such first anniversary; and (iii) the termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Parent and Acquisition Sub would not be obligated to pay the Merger Agreement Obligations.

Voting Agreements

Simultaneously with the execution of the Merger Agreement and as a condition and inducement to Parent’s entering into the Merger Agreement, Parent and the Company also entered into voting agreements with its then current directors and executive officers of the Company. Pursuant to the voting agreements, the stockholders agreed, among other things, to vote all of the shares of Common Stock beneficially owned by such stockholders in favor of the adoption of the Merger Agreement at any meeting of the Company’s stockholders. As of the record date, these stockholders collectively exercised voting control over approximately [  ]% of the outstanding shares of Common Stock. Any additional shares of Common Stock acquired by the stockholders following the stockholders’ entry into the voting agreements will automatically become subject to the voting agreements.

The voting agreements require the stockholders, among other things, to vote their shares of Common Stock at any meeting of the Company’s stockholders:

•	in favor of the adoption of the Merger Agreement and the Merger;

•	against any third party acquisition proposal, or any action or agreement that would interfere with the Merger or the Company’s performance of its obligations under the Merger Agreement; and

•	against (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) (a) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company, (b) any sale, lease, license or transfer of assets of the Company, (c) any reorganization, recapitalization dissolution, liquidation or winding up of the Company, (d) any material change in the capitalization of the Company, or (e) any other action that is intended or could reasonably be expected to adversely affect the Merger.

In addition, the stockholders granted Parent an irrevocable proxy to vote the stockholders’ shares of Common Stock on their behalf in the event the stockholders fail to act in accordance with the voting agreements. Under the voting agreements, the stockholders (other than Mr. Vinod Gupta) have also agreed not to sell, transfer, exchange, pledge or otherwise encumber, assign or dispose of their shares of Common Stock without the prior consent of Parent, enter into any other voting arrangement or grant any other proxy with respect to such shares, or take any other action in contravention of the voting agreement. The voting agreements terminate on the earlier of the completion of the Merger or the termination of the Merger Agreement. The full text of the form of voting agreement is attached to this proxy statement as Annex D.

Mr. Gupta’s voting agreement contains additional provisions to those set forth in the form of the voting agreement which exempt certain of his shares of Common Stock from the restriction on transfer. Mr. Gupta is permitted to sell up to 1.5 million shares of Common Stock in the aggregate (inclusive of any sales under existing 10b5-1 trading plans) so long as any such sale is in compliance with applicable securities laws. Additionally, the transfer restrictions do not apply to any of his shares delivered into escrow and the subsequent distribution, sale or disposition of the shares, if in compliance with applicable securities laws, to satisfy his obligation under a settlement agreement with the SEC.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors to vote “FOR” the proposal to adopt the Merger Agreement, you should be aware that certain of infoGROUP’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of infoGROUP’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The M&A Committee and the board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the Merger and the recommendation that stockholders vote “FOR” adopting the Merger Agreement.

Vinod Gupta

The Final Judgment in the SEC’s case against Mr. Gupta contained sanctions and fines pursuant to which Mr. Gupta is:

•	prohibited from future violations of multiple provisions of federal securities laws;

•	barred for life from serving as an officer of director of a public company;

•	(A) allowed to enter into the Voting Agreement pursuant to which, among other things, he may agree to vote all his shares (x) in favor of adoption of the Merger Agreement and (y) against any competing proposal, and (B) allowed, if the Merger Agreement is not adopted, to vote against any other acquisition transaction if Mr. Gupta would receive an amount or form of consideration per share of Company Common Stock in any such transaction less than or different from any other Company shareholders, and (C) required on all other matters submitted to a vote of the Company shareholders, to vote his shares of Company Common Stock in the same proportion as other shareholders vote;

•	required to pay a civil penalty to the United States treasury in the amount of $2,240,700 (plus post judgment interest); and

•	required to pay the Company $4,045,000 plus, prejudgment interest of $1,145,400, for a total of $5,190,400 (plus post-judgment interest).

As a practical matter, the voting restrictions contained in the Final Judgement:

•	permit Mr. Gupta to fulfill his obligations under the Voting Agreement and, in effect, irrevocably cast all of the votes associated with his shares of Common Stock in favor of adoption of the Merger Agreement; but

•	effectively took away Mr. Gupta’s discretion with respect to any shareholder vote on any other matter submitted to a vote of the Company shareholders; however

•	did not restrict Mr. Gupta from selling his shares of Common Stock, either pursuant to regular market transactions or in private or block sales.

In connection with the 2008 shareholder derivative action involving the Company, Mr. Gupta resigned as Chairman of the Board of Directors in July 2008 and as the Company’s Chief Executive Officer in August 2008. At the time the Board of Directors approved the merger agreement, Mr. Gupta had already been paid all severance benefits owing to him under the related Separation Agreement and General Release between him and the Company dated August 20, 2008. Mr. Gupta had also already paid the Company $4.4 million of the $9 million owing to the Company under the Stipulation of Settlement for the derivative action which became final on November 7, 2008.

The Merger provides all of the Company’s stockholders with a certain cash value for their shares, while avoiding long-term business risk. Mr. Gupta could be viewed to benefit from the Merger because it provides him with liquidity for his significant shareholdings, which he could in turn use to pay the amounts required by the Final Judgment and the remaining amounts under the Stipulation of Settlement.

Treatment of Stock Options

As of the record date, there were approximately • shares of Common Stock granted under our equity incentive plans to our current executive officers and directors. Under the terms of the Merger Agreement, upon the consummation of the Merger (i) all outstanding options to acquire Common Stock will become fully vested and (ii) all such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $8.00 exceeds the exercise price, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

None of our current directors and executive officers hold options to acquire shares of Common Stock. The following table identifies, for Mr. Gupta, the aggregate number of shares of Common Stock subject to outstanding vested and unvested options as of March 8, 2010, the aggregate number of shares of Common Stock subject to outstanding unvested options that will become fully vested in connection with the Merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of such collective vested and unvested options. None of Mr. Gupta’s options have an exercise price below $8.00 per share. The information in the table assumes that all options included therein remain outstanding on the closing date of the Merger.

Weighted
		Number of	Weighted		Average
		Shares	Average		Exercise Price	Value of
		Underlying	Exercise Price	Value of	of Vested	Vested and
	Aggregate Shares	Unvested	of Unvested	Unvested	and Unvested	Unvested
Name	Subject to Options	Options	Options	Options(1)	Options	Options(2)

Vinod Gupta	500,000	275,001	$12.60	$0	$12.60	$0

(1)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the Merger. Calculated by multiplying the number of shares underlying unvested options by the difference, if any, between $8.00 (the per share amount of merger consideration) and the weighted average exercise price of the unvested options.

(2)	Illustrates the economic value of all options to be cancelled and cashed out in connection with the Merger. Calculated by multiplying the aggregate number of shares subject to options by the difference between $8.00 (the per share amount of merger consideration) and the weighted average exercise price of all such options.

Treatment of Company Stock-Based Awards

As of the record date, there were approximately • Company stock-based awards granted under our stock plans or employee plans to Mr. Gupta and our current executive officers and directors (described more fully below under The Merger Agreement — Treatment of Options and Other Awards — Company Stock-Based Awards). Under the terms of the Merger Agreement, each Company stock-based award held by an executive officer or director that is outstanding as of the effective time of the Merger will become fully vested and transferable, and will be cancelled and converted into the right to receive a cash payment equal to the aggregate number of shares or fractional shares of Common Stock represented by such Company stock-based award multiplied by $8.00, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

The following table identifies, for Mr. Gupta and each of our directors and executive officers, the aggregate number of shares of Common Stock subject to such outstanding Company stock-based awards as of March 8, 2010 and the value of such Company stock-based awards that will become fully vested in connection with the Merger. The information in the table assumes that all such Company stock-based awards remain outstanding on the closing date of the Merger.

	Aggregate Shares Subject	Value of Restricted
Name	to Restricted Stock Units	Stock Units(1)

Vinod Gupta	—	—
Bill L. Fairfield	150,000	$1,200,000
Thomas Oberdorf	87,810	$702,480
Edward C. Mallin	75,000	$600,000
Thomas J. McCusker	40,000	$320,000
Gerard Miodus	26,250	$210,000
Bernard W. Reznicek	6,215	$49,720
John N. Staples III	6,215	$49,720
Roger Siboni	9,943	$79,544
Thomas L. Thomas	6,215	$49,720
Clifton T. Weatherford	6,215	$49,720
George Krauss	6,215	$49,720
Lee D. Roberts	6,215	$49,720
Gary Morin	6,215	$49,720

(1)	Illustrates the economic value of all restricted stock units that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of restricted stock units by $8.00 (the per share amount of merger consideration).

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the Merger, nor has any executive officer who has plans or is expected to remain with the Surviving Corporation entered into any agreement, arrangement or understanding with CCMP or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain employed after the Merger is completed, which means that such executive officers may, prior to the closing of the Merger, enter into new arrangements with CCMP or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation.

Change of Control Severance Agreements / Employee Agreements

The Company has entered into severance or employment agreements with the following executive officers that make certain payments or provide certain benefits to such executive officers in the event of a termination of employment in connection with a change of control, except in the case of Mr. Fairfield who will receive a payment in connection with a change of control regardless of whether he has a termination of employment. In addition to change of control benefits each severance agreement generally provides for continuation of health insurance coverage for one year and vesting of all equity awards. In addition, the severance agreements of Messrs. Fairfield, Oberdorf, and McCusker allow any performance based compensation that is conditioned upon performance-based long term incentives to be earned based on actual performance at the date of termination. The executive severance agreements provide for change of control payments as follows.

Bill L. Fairfield, CEO.  If a change of control occurs, Mr. Fairfield will receive one half of his then annual salary plus one-half of his targeted annual cash incentive (which is 100% of his annual salary). Pursuant to Mr. Fairfield’s employment agreement, if Mr. Fairfield’s employment is terminated without cause (as defined in the employment agreement) by the Company or for “good reason” (as defined in the employment agreement) by Mr. Fairfield in anticipation of or on or after a change of control, he will receive a lump sum cash payment equal to two times his then annual salary plus two times his targeted annual cash incentive (which is 100% of his annual salary) for the year of termination, less any amount paid to Mr. Fairfield as described in the foregoing sentence. Also, pursuant to his severance agreement, he will receive a partial year bonus which is an amount equal to his targeted annual cash incentive compensation for the year of termination (assuming that performance goals for receiving such bonus have been achieved) times the fraction of the days that he was employed in the year of termination over the total number of days in the year of termination. To receive any change of control severance benefits, Mr. Fairfield must execute a general release of all claims against the Company. He must also refrain from competing with the Company and from soliciting the Company’s employees for a period of one (1) year following the date of termination.

Thomas Oberdorf, CFO.  Pursuant to Mr. Oberdorf’s employment agreement, if Mr. Oberdorf’s employment is terminated without cause (as defined in the employment agreement) by the Company or for “good reason” (as defined in the employment agreement) by Mr. Oberdorf in anticipation of or on or within two (2) years after a change of control, the Company will pay to Mr. Oberdorf a lump sum cash payment equal to (x) his then annual salary plus (y) the average of the two highest annual cash incentive payments Mr. Oberdorf has received in the preceding three (3) years or, if greater, the targeted annual cash incentive for the year of termination, together with additional payments to compensate for certain federal excise taxes (the “Oberdorf Base Severance Amount”), within thirty (30) days of termination. The Company will also pay another lump sum equal to the Oberdorf Base Severance Amount one year after such termination, less any then current annual compensation from Mr. Oberdorf’s gainful employment after such termination. Also, pursuant to his severance agreement, he will receive a partial year bonus which is an amount equal to his targeted annual cash incentive compensation for the year of termination (assuming that performance goals for receiving such bonus have been achieved) times the fraction of the days that he was employed in the year of termination over the total number of days in the year of termination. To receive any change of control severance benefits, Mr. Oberdorf must execute a general release of all claims against the Company. He must also refrain from competing with the Company and from soliciting the Company’s employees for a period of one (1) year following the date of termination.

Edward C. Mallin, President, infoUSA Services Group.  Pursuant to Mr. Mallin’s severance agreement, if Mr. Mallin’s employment is terminated within twelve (12) months after a change of control, and the reason for termination is either (i) by the Company other than for “cause” (as defined in the severance agreement), or (ii) by the executive for “good reason” (as defined in the severance agreement), the Company will pay Mr. Mallin a lump sum from one time up to three times of his total compensation (defined as the executive’s base salary in effect at the time of termination, plus the average of the lesser of executive’s annual bonus amount for the lesser of three (3) calendar years preceding the year in which Mr. Mallin’s employment terminates or all full calendar years of his employment with the Company), depending on the length of service completed by the executive, together with additional payments sufficient to compensate for certain federal excise taxes under Section 4999 of the Internal Revenue Code as a result of the application of the so-called “golden parachute” rules. To receive any change of control severance benefits, Mr. Mallin must execute a general release of all claims against the Company. He must also refrain from competing with the Company and from soliciting the Company’s employees for a period of two (2) years following the date of termination.

Thomas J. McCusker, General Counsel.  Pursuant to Mr. McCusker’s employment agreement, if Mr. McCusker’s employment is terminated without “cause” (as defined in the employment agreement) by the Company or for “good reason” (as defined in the employment agreement) by Mr. McCusker in anticipation of or on or within two (2) years after a change of control, the Company will pay to Mr. McCusker a lump sum equal to (x) his then annual salary plus (y) the average of the two highest annual cash incentive payments Mr. McCusker has received in the preceding three (3) years or, if greater, the targeted annual cash incentive for the year of termination, together with additional payments to compensate for certain federal excise taxes (the “McCusker Base Severance Amount”), within thirty (30) days of termination. The Company will also pay another lump sum equal to the McCusker Base Severance Amount one year after such termination, less any then current annual compensation from Mr. McCusker’s gainful employment after such termination. Also, pursuant to his severance agreement, he will receive a partial year bonus which is an amount equal to his targeted annual cash incentive compensation for the year of termination (assuming that performance goals for receiving such bonus have been achieved) times the fraction of the days that he was employed in the year of termination over the total number of days in the year of termination. To receive any change of control severance benefits, Mr. McCusker must execute a general release of all claims against the Company. He must also refrain from competing with the Company and from soliciting the Company’s employees for a period of one (1) year following the date of termination.

Assuming that the change of control provisions in each of the executive officer’s severance agreements are triggered by the Merger, and immediately following the Merger the executive’s employment is terminated without cause by the Company or with good reason by the executive, the amount of cash severance benefits based on each executive officer’s severance agreement is:

Potential Cash
Name	Severance Benefits

Bill L. Fairfield	$3,000,000
Thomas Oberdorf	$1,487,500
Edward C. Mallin	$3,177,812
Thomas J. McCusker	$1,400,000

In addition to the cash payments due upon termination after the Merger, the following executives might also be entitled to partial year bonus payments under any termination without cause or departure for good reason. Assuming that the executive’s performance goals had been met in the year of termination and that the executive was employed for the first six months in that year, the amount of cash partial year bonus payable to each applicable executive officer under his respective employment agreement is:

Potential Cash
Name	Partial Year Bonus

Bill L. Fairfield	$375,000
Thomas Oberdorf	$159,375
Thomas J. McCusker	$150,000

If the total amount of payments or benefits payable in connection with a change of control (the “total payments”) results in receipt of excess parachute payments, as described in Section 280G of the Internal Revenue Code, to Messrs. Fairfield, Oberdorf, Mallin or McCusker, then the executive is entitled under his severance agreement to an additional amount (a “gross-up payment”) to offset any excise tax imposed upon him under Section 4999 of the Internal Revenue Code. The severance agreements reduce the total payments by up to 10% if the reduction would avoid the need for a gross-up payment. The gross-up payments for the executives, assuming the change of control provisions in each of their severance agreements are triggered by the Merger, and immediately following the Merger the executive’s employment is terminated without cause by the Company or with good reason by the executive, are estimated to be as follows:

Potential
Gross-Up
Name	Payment

Bill L. Fairfield	$1,577,410
Thomas J. McCusker	$658,536

No gross-up payments are estimated due to Messrs. Oberdorf and Mallin.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify (and to comply with all of our obligations to advance funds for expenses), during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time, to the greatest extent permitted by law, each of the Company’s and our subsidiaries’ present and former officers and directors against all costs, fees, and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry that arises out of or pertains to (i) any act or omission in their capacity as an officer, director, employee or agent of the Company, or any of its subsidiaries, or other affiliates that satisfies the provisions of Section 145 of the DGCL, or (ii) any transaction contemplated by the Merger Agreement. If at any time prior to the sixth anniversary of the effective time, any indemnified person delivers to Parent a written notice asserting a claim for indemnification, the claim asserted in such notice shall survive the sixth anniversary of the effective time until such time that the claim is fully resolved.

During the period commencing at the effective time and ending on the sixth anniversary of the effective time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the Company’s current directors’ and officers’ liability insurance. Pursuant to the Merger Agreement, the Company may elect to purchase a prepaid six-year “tail coverage” directors’ and officers’ liability insurance policy. In the event that the Company purchases such a policy, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor the Company’s obligations thereunder.

Continued Benefits

To the extent that any of our executive officers remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. For a period of one year following the effective time of the Merger, the Surviving Corporation shall:

•	maintain for the benefit of each continuing employee of the Company and its subsidiaries’ employee benefit plans, programs and policies providing benefit levels and coverage substantially comparable in the aggregate to (i) benefit levels provided immediately prior to the effective time (other than equity based compensation), (ii) benefits provided by Parent to similarly situation employees, or (iii) a combination of (i) and (ii); and

•	cause such continuing employees to be granted credit for all service with the Company and its subsidiaries prior to the effective time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant.

All of the Company’s executive officers are entitled to participate in the Company’s benefit plans, which include tax-qualified 401(k), medical, dental and vision coverage and wellness programs, use of our employee assistance program, short and long-term disability, and paid time off in accordance with Company policies.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to a U.S. holder (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. holder.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) a trust that (i) is subject to the supervision of a court within the applicable U.S. Treasury regulations to be treated as a U.S. person, or (d) an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of Common Stock as capital assets, and does not address the U.S. federal income tax consequences of stockholders subject to special rules, such as stockholders who received shares of Common Stock in connection with the exercise of employee stock options or otherwise as compensation, stockholders that validly exercise their appraisal rights under Delaware law, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, or other pass-through entities (and persons that hold shares of Common Stock through a partnership or other pass-through entity), mutual funds, traders in securities that elect the mark-to-market method of accounting, tax deferred or other retirement accounts, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States, stockholders who hold Common Stock as part of a hedge, straddle, integration, or a constructive sale or conversion transaction or persons that are not U.S. holders. This discussion also does not address the receipt of cash in connection with the cancellation of Company Stock-Based Awards or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws or federal laws other than U.S. federal income tax laws.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of Common Stock will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of shares of Common Stock at different times or different prices, gain or loss must be determined separately for each block of shares. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months. Long-term capital gains of non-corporate U.S. holders are currently eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Unless an exemption applies and is established in a manner satisfactory to the paying agent, each of our U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding. Cash payments made pursuant to the Merger generally also will be subject to information reporting unless an exemption applies.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Each stockholder should consult it’s tax advisor regarding the particular tax consequences of the Merger in light of such stockholder’s particular circumstances, the application of U.S. federal, state, local and non-U.S. tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with options or Company Stock-Based Awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until infoGROUP and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. infoGROUP and Parent filed notification and report forms under the HSR Act with the

FTC and the Antitrust Division of the DOJ on March 22, 2010 and March 24, 2010, respectively. The applicable waiting period was early terminated on April 5, 2010. At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of infoGROUP or Parent. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of infoGROUP or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, infoGROUP, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the Merger can be effected in compliance with federal, state and any applicable foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Litigation Related to the Merger

Beginning on or around March 9, 2010, three putative class action lawsuits were filed in the District Court of Douglas County, State of Nebraska: The Pennsylvania Avenue Funds v. InfoGROUP Inc., et al., Doc. 1104 No. 822 (filed on or around March 9, 2010); Gary Sappenfield v. Infogroup Inc., et al., Doc. 1105 No. 146 (filed on or around March 16, 2010); Ronald E. Kistner v. Infogroup Inc. et al., Doc. 1105 No. 189 (filed on or around March 17, 2010). In each of these lawsuits, the plaintiff alleges that it is a shareholder of the Company and purports to bring the lawsuit as a class action on behalf of itself and all other shareholders of the Company. Each lawsuit names as defendants the Company, Vinod Gupta, Bill L. Fairfield, Roger S. Siboni, George H. Krauss, Gary E. Morin, Bernard W. Reznicek, Lee D. Roberts, John N. Staples III, Thomas L. Thomas, Clifton T. Weatherford, and CCMP Capital Advisors, LLC. The complaint in each of the lawsuits alleges, among other things, that the individual defendants breached their fiduciary duties by attempting to complete the sale of the Company to CCMP Capital Advisors, LLC through an unfair process and at an unfair price, and that the Company and CCMP Capital Advisors, LLC aided and abetted the alleged breaches of fiduciary duty. Among other relief, the lawsuits seek to enjoin the proposed sale, and seek recovery of the costs of the action, including reasonable attorneys’ fees.

On or around March 11, 2010, a lawsuit titled New Jersey Carpenters Pension Fund v. InfoGROUP, Inc., et al., Case No. 5334, was filed in the Court of Chancery of the State of Delaware, naming as defendants the Company, Vinod Gupta, Bill L. Fairfield, Roger S. Siboni, George H. Krauss, Gary E. Morin, Bernard W. Reznicek, Lee D. Roberts, John N. Staples III, Thomas L. Thomas, Clifton T. Weatherford, CCMP Capital Advisors, LLC, Omaha Holdco Inc. and Omaha Acquisition Inc. The plaintiff alleges that it is a shareholder of the Company and purports to bring this lawsuit as a class action on behalf of itself and all other shareholders of the Company. The complaint alleges, among other things, that the individual defendants breached their fiduciary duties by attempting to complete the sale of the Company to CCMP Capital Advisors, LLC through an unfair process and at an unfair price, and that CCMP Capital Advisors, LLC, Omaha Holdco Inc. and Omaha Acquisition Inc. aided and abetted the alleged breaches of fiduciary duty. Among other relief, the lawsuit seeks to enjoin the proposed sale, and seeks compensatory damages of an undetermined amount and recovery of the costs of the action, including reasonable attorneys’ fees.

The Company believes the complaints are without merit, and intends to defend the actions vigorously.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The Merger Agreement provides for the Merger of Acquisition Sub with and into infoGROUP upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, infoGROUP will continue to exist following the Merger. Upon consummation of the Merger, the directors of Acquisition Sub will be the initial directors of the Surviving Corporation and the officers of infoGROUP will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected and qualified.

The Company, Parent or Acquisition Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “Termination of the Merger Agreement” beginning on page 70.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed in writing by the parties and specified in the certificate of merger). The parties are required to close the Merger no later than the third (3rd) business day after the satisfaction or waiver of the last of the conditions described under “The Merger Agreement — Conditions to the Merger” beginning on page 67, or on such other date as the parties may agree in writing.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares of Common Stock owned by Parent, Acquisition Sub, or the Company, in each case immediately prior to the effective time; and

•	shares held by stockholders, if any, who have properly demanded statutory appraisal rights.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 79.

Treatment of Options and Other Awards

Stock Options.  Upon the consummation of the Merger (i) all outstanding options to acquire Common Stock will become fully vested and (ii) all such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $8.00 exceeds the exercise price, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

Company Stock-Based Awards.  Upon the consummation of the Merger each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company stock plans or employee plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company options (each a “Company Stock-Based Award”), will (i) become fully vested and transferable, and (ii) each such Company Stock-Based Award that remains outstanding immediately prior to the consummation of the Merger will be cancelled and converted into the right to receive a cash payment equal to the aggregate number of shares or fractional shares of Common Stock represented by such Company Stock-Based Award multiplied by $8.00, without interest and less any applicable withholding taxes, with the aggregate amount of such payment rounded to the nearest whole cent.

Employee Stock Purchase Plan.  Prior to the effective time of the Merger, the Company will terminate the Company Employee Stock Purchase Plan in accordance with its terms. The Company has also amended the plan to avoid the commencement of any new offering to purchase Common Stock thereunder.

The effect of the Merger on our other employee benefit plans is described under “— Employee Benefits” beginning on page 74.

Payment for the Shares of Common Stock

Parent will designate a paying agent reasonably acceptable to the Company to make payment of the merger consideration described above. Promptly after the effective time of the Merger, Parent will deposit, or Parent will cause to be deposited, in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders, holders of options, and holders of Company Stock-Based Awards.

Following the effective time of the Merger, the Company will close its stock ledger. After that time, there will be no further transfer of shares of Common Stock.

Promptly after the effective time of the Merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and/or instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Any portion of cash deposited with the paying agent by Parent that is not claimed within twelve (12) months following the effective time of the Merger, will be returned to Parent upon demand. Thereafter, any holders of shares of Common Stock who have not surrendered their shares will look solely to the Surviving Corporation for payment of their claim for the merger consideration.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for surrender and transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or reasonably requested by the Surviving Corporation, post a bond in an amount that the Surviving Corporation directs as indemnity against any claim that may be made against the Surviving Corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Acquisition Sub and representations and warranties made by Parent and Acquisition Sub to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger

Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Company Material Adverse Effect (described below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company, Parent and Acquisition Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities; and

•	litigation.

In the Merger Agreement, Parent and Acquisition Sub also each made representations and warranties relating to:

•	information supplied for incorporation into this proxy statement;

•	their ownership of Common Stock;

•	brokers;

•	the availability of the funds necessary to perform its obligations under the Merger Agreement;

•	the operations of Acquisition Sub;

•	the absence of any agreements under which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration;

•	acknowledgement of no additional Company representations and warranties; and

•	acknowledgement of non-reliance on Company estimates, projections, forecasts and forward-looking statements.

The Company also made representations and warranties relating to:

•	the requisite stockholder approval of the Merger Agreement and the Company board of directors approval of the Merger and the Merger Agreement;

•	capitalization;

•	subsidiaries;

•	documents filed with the SEC;

•	financial statements;

•	no undisclosed liabilities;

•	absence of certain changes or events since September 30, 2009;

•	material contracts;

•	real property matters;

•	personal property matters;

•	intellectual property matters;

•	tax matters;

•	employee plans;

•	labor and employment matters;

•	permits;

•	compliance with applicable laws;

•	environmental matters;

•	insurance;

•	related party transactions;

•	brokers;

•	the receipt by the board of directors of a fairness opinion from Evercore;

•	state anti-takeover statutes; and

•	information contained in this proxy statement and other Company filings that may be required by the SEC.

Many of the Company’s representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is materially adverse to the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Change (individually or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following:

•	general economic conditions in the United States or any other country or region in the world in which the Company conducts business;

•	conditions in the securities or other financial markets;

•	conditions (or changes in such conditions) in the industries in which the Company conducts business;

•	political conditions, acts of war, sabotage or terrorism;

•	changes in law or changes in generally accepted accounting principles (“GAAP”);

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including

•	the identity of Parent,

•	the loss or departure of officers or other employees of the Company or any of its subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement,

•	the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement,

•	any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement, and

•	any decline or other degradation in the Company’s customer bookings directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement;

•	(A) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or (B) compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement; or (C) the failure to take any action explicitly prohibited by the Merger Agreement; and

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures);

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets above disproportionately affect in a material respect the Company and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its subsidiaries conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as contemplated by the Merger Agreement or approved by Parent (which approval shall not be unreasonably withheld) we will and will cause our subsidiaries to:

•	carry on our business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws;

•	use our reasonable best efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries;

•	preserve the current relationships of the Company with customers, suppliers and other persons with whom the Company has significant business relationships as is reasonably necessary to preserve substantially intact its business organization.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or approved by Parent (which approval will not be unreasonably withheld), we and our subsidiaries will not:

•	adopt any change in our or our subsidiaries’ organizational or governing documents;

•	issue, sell, deliver or agree or commit to issue sell or deliver any of our securities, or our subsidiaries’ securities, except for the issuance and sales of shares of Common Stock pursuant to options and Company Stock-Based Awards;

•	acquire, repurchase or redeem any of our securities or our subsidiaries’ securities, except in connection with:

•	Company Stock-Based Awards in the ordinary course of business;

•	dissolution or reorganization of a wholly-owned subsidiary of the Company in the ordinary course of business consistent with past practice, so long as such dissolution or reorganization has no adverse effect on the Company; or

•	the acquisition of shares of Common Stock to satisfy tax obligations upon the exercise of options or the vesting of Company Stock-Based Awards;

•	split, combine, subdivide or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution, except for cash dividends made by any direct or indirect wholly-owned subsidiary to us, or one of its wholly-owned subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (except as contemplated in the Merger Agreement and other than the merger or the dissolution or reorganization of a wholly-owned subsidiary in the ordinary course of business consistent with past practice, so long as such dissolution or reorganization has no adverse effect on the Company);

•	incur or assume any long-term or short-term indebtedness, become liable for the obligations of any other person, or issue any debt securities in excess of $5.0 million in the aggregate, except for loans or advances among the Company and any subsidiaries or between any subsidiaries;

•	make any loans, advances or capital contributions to or investments in any person, except for reasonable travel advances in the ordinary course of business;

•	mortgage or pledge any of the Company or its subsidiaries assets;

•	enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or agree to any of the foregoing, except:

•	in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice, provided such person is not entitled to a base salary and bonus opportunity greater than $300,000 per annum;

•	in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, provided such person is not entitled to a base salary and bonus opportunity greater than $300,000 per annum; or

•	in connection with any employee plan as required by law;

•	increase compensation payable to any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any employee who is not a director or executive officer;

•	settle any pending or threatened legal proceeding involving payment of more than $5.0 million;

•	make any material change in our accounting principals except as required by GAAP or applicable law;

•	with respect to taxes:

•	make, change or revoke any material tax election;

•	adopt or change any material tax accounting method;

•	settle or compromise any material income tax liability;

•	consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; or

•	amend any material tax return;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any material equity interest therein in excess of $250,000 individually or $500,000 in the aggregate or dispose of any properties or assets of the Company or its subsidiaries, which are material to the Company and its subsidiaries, taken as a whole, except for dispositions or transfers made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its wholly-owned subsidiaries;

•	transfer or grant (by way of a license, assignment or otherwise) to any third party any rights to the Company intellectual property, other than (a) non-exclusive licenses granted to Company’s or its Subsidiaries’

customers in the ordinary course of business or (b) transfers or grants made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its wholly-owned subsidiaries; or

•	enter into a contract to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things reasonably necessary, proper or advisable under applicable law to consummate the Merger in the most expeditious manner reasonably practicable, including:

•	causing the conditions to the consummation of the Merger to be satisfied,

•	obtaining all necessary consents, approvals, orders and authorizations from governmental authorities and making all necessary registrations, declarations and filings with governmental authorities necessary to consummate the Merger, and

•	obtaining all necessary or appropriate consents, waivers and approvals under any material contracts to which the Company or any of its subsidiaries are a party so as to maintain and preserve the benefits under such material contracts following the Merger.

For purposes of the Merger Agreement “reasonable best efforts”, or any similar undertakings, shall not require Parent to (x) fund more than the $315.0 million of debt financing at closing, (y) pay (or agree to pay) more for the debt financing (whether in interest rate, fees or otherwise) than the terms set forth in the debt commitment letter and any fee letter entered into by Parent and/or Acquisition Sub in connection with such debt commitment letter (including giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), or (z) seek more equity than is committed in the equity commitment letter.

Financing

Cooperation of infoGROUP

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to) provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt and equity financing, including:

•	participation in a reasonable number of meetings, presentations, road shows and due diligence sessions and rating sessions;

•	assisting with the preparation of materials for rating agency presentations, bank information memorandum, and similar documents required in connection with the debt financing;

•	furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to prepare the bank information memoranda contemplated by the debt commitment letter;

•	using reasonable best efforts to provide real property information and documentation relating to the debt financing;

•	providing assistance obtaining a solvency opinion;

•	using reasonable best efforts to provide monthly financial statements within 15 days of the end of each month prior to the closing;

•	using reasonable best efforts to obtain consents from the Company’s accountants;

•	taking commercially reasonable actions necessary to (i) permit lenders involved in the debt financing to evaluate the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto to establish collateral arrangements and (ii) assist Parent to establish bank or other accounts, and blocked account agreements and lock box arrangements;

•	using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from third parties to material leases, encumbrances and contracts; and

•	taking all corporate actions reasonably requested by Parent that are necessary or customary to permit consummation of the debt financing at closing and to permit the proceeds thereof, together with cash at the Company and its subsidiaries, to be made available to the Company on the closing date of the Merger to consummate the Merger.

The Company has further agreed to use its reasonable best efforts to periodically update any financial or other information as may be reasonably requested by Parent so that Parent may most effectively access the financing markets. The Company has also agreed that if Parent reasonably requests that the Company file a report on Form 8-K that contains material non-public information with respect to the Company, which Parent reasonably determines to include in a customary offering memorandum for such debt, then, upon the Company’s review of and satisfaction with such filing, the Company shall file such report on Form 8-K; provided, however, that the Company shall not be required to file any information on Form 8-K that the Company reasonably determines are reasonably likely to be competitively harmful to the Company.

The parties have further agreed that none of the Company or any of its subsidiaries, or any of their respective officers, advisors or representatives, will be required to incur any liability with respect to the financing prior to consummation of the Merger.

Debt and Equity Financing

Subject to the terms and conditions of the Merger Agreement, each of Parent and Acquisition Sub have agreed to use their reasonable best efforts to obtain the financing on the terms and conditions set forth in the equity commitment letter and debt commitment letter, and shall not permit any modification to be made to, or waiver of any provision or remedy under, the financing letters, if the modification or waiver:

•	reduces the aggregate amount of the financing;

•	imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would be reasonably expected to

•	delay or prevent the Merger,

•	make funding of the financing less likely to occur, or

•	adversely affect the ability of Parent, Acquisition Sub or the Company, as applicable, to enforce its rights against the other parties to the equity commitment letter or debt commitment letter or the related definitive agreements.

Each of Parent and Acquisition Sub have agreed to use its reasonable best efforts to:

•	maintain in effect the debt and equity commitment letters;

•	satisfy all conditions to such definitive agreements and consummate the debt and equity financing prior to closing;

•	comply with its obligations under the debt and equity commitment letters; and

•	enforce its rights under the debt and equity commitment letters.

Parent and Acquisition Sub may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the debt commitment letter as of the date of the Merger Agreement, or otherwise replace or amend the debt commitment letter, so long as:

•	such action would not reasonably be expected to delay or prevent the Merger;

•	the terms are not less materially beneficial to Parent or Acquisition Sub with respect to conditionality than those in the debt commitment letter; and

•	such amendment or replacement otherwise meets the conditions of a new debt commitment letter described below.

If any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, or the debt commitment letter is terminated or modified in a manner adverse to Parent or Acquisition Sub, then Parent has agreed to make reasonable inquiries over the ensuing 20 business days to obtain alternative financing from alternative sources on terms that are not materially less favorable to Parent or Acquisition Sub as those contained in the debt commitment letter and in an amount not less than $365 million. If available, Parent will use its reasonable best efforts to obtain such alternate debt financing and if obtained, Parent will provide the Company with a copy of a new debt commitment letter that:

•	provides for at least the same amount of financing as the originally issued debt commitment letter;

•	does not impose new or additional conditions or otherwise expand, amend or modify the original conditions in a manner reasonably expected to delay or prevent the Merger, or make the funding of the debt and equity financing less likely to occur; and

•	is on terms and conditions not less favorable to Parent and Acquisition Sub than those included in the original debt commitment letter.

In addition, Parent and Acquisition Sub may enter into arrangements and agreements to add other equity providers as long as:

•	the aggregate amount of equity financing is not reduced;

•	such arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the closing of the Merger; and

•	such arrangements and agreements would not diminish or release the obligations of the parties to the equity commitment letter, adversely affect the rights of Parent to enforce its rights against the other parties to the equity commitment letter or otherwise constitute a waiver or reduction of Parent’s rights under such letter.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

•	no governmental authority of competent jurisdiction shall have enacted any law or issued any order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger; and

•	any applicable waiting period under the HSR Act and any other law governing antitrust, unfair competition or restraints on trade shall have expired or been terminated, and any and all clearances, approvals and consents required to be obtained in connection with the Merger under all laws governing antitrust, unfair competition or restraints on trade shall have been obtained.

Conditions to Parent’s and Acquisition Sub’s Obligations.  The obligation of Parent and Acquisition Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to our power and authority to execute and perform our obligations under the Merger Agreement shall be true and correct in all material respects on and as of the closing date and our representations and warranties regarding our capitalization shall be true and correct in all respects on and as of the closing date (disregarding any inaccuracies that do not in the aggregate increase the amount of consideration payable by Parent or Acquisition Sub by more than $100,000);

•	all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct as of the date of the Merger Agreement and as of the date of the Merger as if made at and as of such time (without giving effect to any qualification as to materiality or “Company Material Adverse Effect” set forth in such representations and warranties), except for any failure to be so true and correct on either such date which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than those representations made by us as of a specific date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have a Company Material Adverse Effect);

•	we must have performed in all material respects any obligations, and complied in all material respects, with any covenants or other agreements required to be performed or complied with under the Merger Agreement at or prior to consummation of the Merger;

•	since December 31, 2009, no event, development, change, circumstances or condition shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	we must deliver to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions;

•	there shall not be pending or threatened any action or proceeding by any governmental authority against us, Parent, or Acquisition Sub, seeking to restrain or prohibit the Merger;

•	we must redeem the rights under the Preferred Stock Rights agreement dated May 4, 2009 between the Company and Wells Fargo Bank, N.A. and terminate the rights agreement; and

•	our consolidated debt to EBITDA ratio, as calculated pursuant to the Merger Agreement, shall not be greater than 3.75:1 for the four-quarter period ended not less than 45 days prior to the closing date of the Merger after giving pro forma effect to:

•	the Merger;

•	the other transactions contemplated by the Merger Agreement; and

•	the transactions contemplated by the equity commitment letter and the debt commitment letter.

Conditions to the Company’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time, except for any failure of such representations and warranties to be so true and correct on either such date which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Parent or Acquisition Sub to fully perform their respective covenants and obligations under the Merger Agreement; provided that any representations made by Parent as of a specific date need only be so true and correct as of the date made;

•	Parent and Acquisition Sub must have performed in all material respects any obligations, and complied in all material respects with the agreements and covenants required to be performed by them under the Merger Agreement at or prior to consummation of the Merger;

•	Parent’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until 11:59 p.m. (Eastern) on March 29, 2010, we are permitted to:

•	initiate, solicit or encourage any acquisition proposal (including by way of providing non-public information pursuant to an acceptable confidentiality agreement), provided that we shall promptly provide to Parent any non-public information that we provide to any person that was not previously provided to Parent; and

•	participate in discussions or negotiations regarding, or take other action to facilitate, an acquisition proposal.

From and after March 30, 2010, we have agreed to immediately cease any and all existing activities, discussions or negotiations with any parties existing at that time with respect to any acquisition proposal. The Merger Agreement further provides that we are generally not permitted to:

•	solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative acquisition proposal;

•	furnish any non-public information relating to the Company or any of its subsidiaries with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist in an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations regarding an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an acquisition proposal.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in any transaction or series of related transactions involving:

•	the purchase or other acquisition from the Company by any person or group, directly or indirectly, of more than twenty percent (20%) of the Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than twenty percent (20%) of the Common Stock outstanding as of the consummation of such tender or exchange offer;

•	a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction own (in substantially the same proportion as prior to such transaction) less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction;

•	a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof); or

•	a liquidation, dissolution or other winding up of the Company and its subsidiaries, taken as a whole.

Notwithstanding these restrictions, at any time prior to the consummation of the Merger, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any party to the extent that we receive an unsolicited acquisition proposal, if our board of directors concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to result in a superior proposal.

A “superior proposal” means any bona fide written acquisition proposal (provided, that for purposes of the reference to an “acquisition proposal” in this definition, all references to “ more than twenty percent (20%)” in the definition of “acquisition proposal” above shall be deemed to be references to “a majority,” and the reference to “eighty percent (80%)” in the definition of “acquisition proposal” above shall be deemed to be a reference to “fifty percent (50%)”) for an acquisition transaction on terms that our board of directors shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all reasonably available legal, financial and regulatory aspects of such acquisition proposal and the timing and likelihood of consummation of such acquisition transaction, would be more favorable to the stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all of the terms and conditions of such proposal and the Merger Agreement, including any break-up fees, expense reimbursement or similar provisions.

In such case, we must (a) give Parent prompt (and in any event within forty-eight (48) hours following receipt of such acquisition proposal) written notice of the identity of such party, the material terms of such acquisition proposal and our intentions with regard to such proposal, and (b) contemporaneously with furnishing any non-public information to such party, we must furnish such non-public information to Parent to the extent such information has not been previously furnished by us to Parent. In addition, we shall keep Parent reasonably informed on a current basis of the status, terms and substance of any material discussions or negotiations (including the amendments and proposed amendments) of any such acquisition proposal or other inquiry, offer, proposal or request.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement requires us to duly call, give notice of, convene and hold a meeting of our stockholders to adopt the Merger Agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement. However, our board of directors may, at any time prior to the adoption of the Merger Agreement by our stockholders, withdraw (or amend or modify in a manner adverse to Parent), its recommendation that the stockholders of the Company adopt the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written takeover proposal that our board of directors:

•	determines in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal (after giving effect to any adjustments to the terms of the Merger Agreement definitively offered by Parent); and

•	determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

To the extent the board proposes to take the foregoing actions with regard to its recommendation or entering into any agreement with respect to a superior proposal, it may only do so after:

•	giving written notice to Parent at least five (5) business days in advance of its intention change its recommendation or terminate the Merger Agreement; and

•	if requested by Parent, discussing during such five-day period with Parent any proposed modifications to the terms and conditions of the Merger Agreement.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have paid to Parent the $15,847,000 termination fee as described in further detail in “Termination Fees and Expenses” beginning on page 72.

Termination of the Merger Agreement

The Company and Parent may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including:

•	By either the Company or Parent if:

•	the Merger is not completed prior to 11:59 p.m. (New York City time) on July 21, 2010, (the “Termination Date”); provided, however, that

•	if the marketing period has not been completed by July 21, 2010, then the Termination Date shall be extended to the third business day after the date that the marketing period is completed (the marketing period is the 30-day period after the Company has provided Parent with the requisite information to prepare the bank financing memoranda contemplated by the debt commitment letter);

•	this right to terminate will not be available to any party whose actions or omissions have been a principal cause of, or resulted in, the failure to satisfy the conditions to closing of the Merger prior to the Termination Date; and

•	Parent may not terminate the Merger Agreement for this reason during the pendency of a legal proceeding by the Company for specific performance of the Merger Agreement or the equity commitment letter;

•	any governmental authority of competent jurisdiction has (i) enacted a law that is in effect which makes the consummation of any of the transactions contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the Merger or any of the transactions contemplated thereby, or (ii) issued or granted any final and non-appealable order enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, but only to the extent the party seeking to terminate for this reason shall have used its reasonable best efforts to remove such order and further, that termination for this reason shall not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement was a principal cause of the issuing of such order; or

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof.

•	by the Company, if:

•	Parent, Acquisition Sub, and/or CCMP has breached or otherwise violated any of their respective material covenants, agreements, or other obligations under the Merger Agreement or the equity commitment letter, or any of the representations or warranties of Parent and Acquisition Sub set forth in the Merger Agreement shall have become inaccurate, in a manner that would give rise to the failure of certain conditions to closing and is not capable of being cured within (i) thirty (30) calendar days following receipt of notice of such breach, violation or inaccuracy or (ii) any shorter time period that remains between the provision of the notice and the Termination Date, provided that the Company is not in material breach of any of its covenants, agreements, and other obligations under the Merger Agreement, which material breach would result in a failure of a closing condition; or

•	such termination is effected in order to enter into an agreement with respect to a superior proposal, but only to the extent we concurrently with such termination pay to Parent the termination fee as described below.

•	by Parent, if:

•	the Company has breached or otherwise violated any material covenants, agreements, or other obligations under the Merger Agreement, or any of the representations or warranties of the Company set forth in the Merger Agreement shall have become inaccurate, in a manner that would give rise to the failure of certain conditions to closing and is not capable of being cured within (i) thirty (30) calendar days following receipt of notice of such breach, violation or inaccuracy or (ii) any shorter time period that remains between the provision of the notice and the Termination Date, provided that Parent and Acquisition Sub are not in material breach of any of their covenants, agreements, and other obligations under the Merger Agreement, which material breach would result in a failure of a closing condition;

•	the board of directors of the Company, or any committee of the board, withholds, withdraws, amends or modifies in a manner adverse to Parent the board recommendation that the stockholders of the Company vote “FOR” adoption of the Merger Agreement;

•	within ten (10) business days after the public announcement of a tender or exchange offer that constitutes an acquisition proposal is commenced by a party unaffiliated with Parent, the Company does not recommend that the Company stockholders reject such acquisition proposal and not tender any shares in connection with such tender or exchange offer; or

•	the Company provides Parent with notice of a superior proposal; and

•	Parent notifies the Company in writing that it does not intend to offer to alter the terms of the Merger Agreement in response to the superior proposal notice; and

•	upon the request of Parent, the Company does not publicly reaffirm the recommendation of the Company’s board of directors that the stockholders of the Company vote “FOR” adoption of the Merger Agreement within two (2) Business Days of such request.

Termination Fees and Expenses

Payable by the Company

We have agreed to reimburse out-of-pocket fees and expenses (including reasonable legal fees) incurred in connection with the Merger Agreement, up to a limit of $2,000,000 for Parent, Acquisition Sub and their affiliates if:

•	Parent terminates the Merger Agreement due to an uncured material breach of the Company’s representations, warranties or covenants that would cause a condition to closing not to be satisfied;

•	either Parent or the Company terminates the Merger Agreement because the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement;

•	the Company terminates the Merger Agreement in the event the Company has determined to enter into a definitive agreement relating to a superior proposal;

•	Parent terminates the Merger Agreement in the event the Company does not recommend that the stockholders reject a tender or exchange offer commenced by a party unaffiliated with Parent that constitutes an acquisition proposal, within ten (10) days after the public announcement of such acquisition proposal;

•	Parent terminates the Merger Agreement for failure of the Company, upon Parent’s request, to publicly reaffirm the recommendation of the Company’s board of directors that the stockholders of the Company vote “FOR” adoption of the Merger Agreement following the delivery of a superior proposal notice by the Company; or

•	Parent terminates the Merger Agreement in the event the board of directors of the Company withholds, withdraws, amends or modifies in a manner adverse to Parent their recommendation that stockholders of the Company vote “FOR” the Merger Agreement.

The Company must pay a termination fee to Parent of $15,847,000 if (i) the Merger Agreement is terminated by:

•	either Parent or the Company because the stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement;

•	either Parent or the Company because the Merger has not been consummated on or prior to the Termination Date, other than as a result of Parent’s inability to obtain the proceeds of the financing described in the debt commitment letter; or

•	Parent due to an uncured material breach of the Company’s representations, warranties or covenants that would cause a condition to closing not to be satisfied;

and, (ii) in each of the foregoing cases, within 12 months after such termination, the Company consummates a competing acquisition transaction or enters into a definitive agreement with respect to a competing acquisition transaction that is subsequently consummated.

“A competing acquisition transaction” means any transaction or series of related transactions involving:

•	the purchase or other acquisition from the Company by any person or group, directly or indirectly, of more than a majority of the Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than a majority of the Common Stock outstanding as of the consummation of such tender or exchange offer;

•	a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction own (in substantially the same proportion as prior to such transaction) less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction;

•	a sale, transfer, acquisition or disposition of more than a majority of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof); or

•	a liquidation, dissolution or other winding up of the Company and its subsidiaries, taken as a whole.

In addition, we must also pay the above termination fee to Parent if:

•	the Company terminates the Merger Agreement in the event the Company has determined to enter into a definitive agreement relating to a superior proposal;

•	Parent terminates the Merger Agreement in the event the Company does not recommend that the stockholders reject a tender or exchange offer commenced by a party unaffiliated with the Parent that constitutes an acquisition proposal within ten (10) business days after the public announcement of the commencement of such acquisition proposal;

•	Parent terminates the Merger Agreement because the board of directors of the Company withholds, withdraws, amends or modifies in a manner adverse to Parent the recommendation that the stockholders of the Company vote “FOR” the Merger Agreement; or

•	Parent terminates the Merger Agreement for failure of the Company, upon Parent’s request, to publicly reaffirm the recommendation of the Company’s board of directors that the stockholders of the Company vote “FOR” adoption of the Merger Agreement following the delivery of a superior proposal notice by the Company.

Payable by Parent

Parent has agreed to pay us a termination fee of $25,356,000 and reimburse up to $2,000,000 of our out-of-pocket fees and expenses (including reasonable legal fees) incurred in connection with the Merger Agreement if:

•	the Merger Agreement is terminated by either Parent or the Company if the Merger is not consummated prior to the Termination Date because of Parent’s inability or failure to obtain the proceeds of the financing described in the debt commitment letter; or

•	the Merger Agreement is terminated by the Company due to an uncured material breach of Parent’s, Acquisition Sub’s and/or CCMP’s representations, warranties or covenants under the Merger Agreement or the equity commitment letter that would cause a condition to closing not to be satisfied.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify (and to comply with all of our obligations to advance funds for expenses), during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time, to the greatest extent permitted by law, each of the Company’s and our subsidiaries present and former officers and directors against all costs, fees, and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry that arises our of or pertains to (i) any act or omission in their capacity as an officer, director, employee or agent of the Company, or any of our subsidiaries, or other affiliates, that satisfies the provisions of Section 145 of the DGCL, or (ii) any transaction contemplated by the Merger Agreement. If at any time prior to the sixth anniversary of the effective time, any indemnified person delivers to Parent a written notice asserting a claim for indemnification, the claim asserted in such notice shall survive the sixth anniversary of the effective time until such time that the claim is fully resolved.

During the period commencing at the effective time and ending on the sixth anniversary of the effective time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the Company’s current directors’ and officers’ liability insurance. Pursuant to the Merger Agreement, the Company may elect to purchase a prepaid six-year “tail coverage” directors’ and officers’ liability insurance policy prior to the effective time, and in the event that the Company purchases such a policy, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor the Company’s obligations thereunder.

Employee Benefits

To the extent that any of our employees remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. For a period of one year following the effective time of the Merger, the Surviving Corporation shall:

•	maintain for the benefit of each continuing employee of the Company and its subsidiaries employee benefit plans, programs and policies providing benefit levels and coverage substantially comparable in the aggregate to (i) benefit levels provided immediately prior to the effective time (other than equity based compensation), (ii) benefits provided by Parent to similarly situation employees, or (iii) a combination of (i) and (ii); and

•	cause such continuing employees to be granted credit for all service with the Company and its subsidiaries prior to the effective time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant.

Further, with respect to any new benefit plans, the Surviving Corporation has agreed to (i) allow continuing employees to be immediately eligible to participate in such new benefit plans, without waiting time, to the extent coverage under the new benefit plan is intended to replace coverage under a comparable Company benefit plan, (ii) subject to any reasonably required approval by the applicable insurance provider, waive all waiting periods, limitations as to pre-existing conditions and actively-at-work requirements for each new benefit plan that provides medical, dental, pharmaceutical, vision and/or disability benefits, (iii) cause any eligible expenses incurred by employees and their dependents under similar plans maintained by us and our subsidiaries during the portion of the year preceding any new benefit plan to be given full credit in satisfying any deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year, and (iv) credit the accounts of such continuing employees under any new benefit plan which is a flexible spending plan with any unused balance under the applicable Company benefit plan.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement shall be in a writing signed by the Company, Parent and Acquisition Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The Company on the one hand, and Parent and Acquisition Sub on the other hand, are entitled to seek an injunction to prevent breaches of, or to enforce specifically the terms of, the Merger Agreement, the equity commitment letter and the limited guarantee.

In addition, the Company is entitled to cause the equity financing to be funded and to cause the Merger to be completed in the event that:

•	all conditions to closing have been satisfied or waived;

•	the debt financing has been funded or will be funded at closing if the equity financing is funded at closing;

•	Parent and Acquisition Sub fail to complete the closing; and

•	the Company has irrevocably confirmed that if specific performance is granted and the equity and debt financing are funded, the closing will occur.

MARKET PRICE OF COMMON STOCK

The Common Stock is listed for trading on NASDAQ under the symbol “IUSA”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on NASDAQ.

	Common Stock
	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$12.30	$9.01
Second Quarter	$11.30	$9.11
Third Quarter	$10.65	$9.05
Fourth Quarter	$10.66	$8.45
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$9.52	$6.04
Second Quarter	$6.29	$3.78
Third Quarter	$7.70	$3.80
Fourth Quarter	$6.66	$2.30
FISCAL YEAR ENDED DECEMBER 31, 2009
First Quarter	$5.07	$2.24
Second Quarter	$6.25	$3.27
Third Quarter	$7.05	$5.09
Fourth Quarter	$8.99	$6.41
FISCAL YEAR ENDED DECEMBER 31, 2010
First Quarter	$8.50	$6.99

The closing sale price of the Common Stock on NASDAQ on March 5, 2010, the last trading day before public announcement of the Merger was $8.16. The closing sale price of the Common Stock on NASDAQ on October 30, 2009, the last trading day prior to press reports of rumors regarding a potential acquisition of infoGROUP, was $6.56. On May 26, 2010, the most recent practicable date before this proxy statement was printed, the closing price for the Common Stock on NASDAQ was $7.87 per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our Common Stock as of May   , 2010, for: (a) each director; (b) our executive officers; (c) the directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, restricted stock units that will vest and options that are exercisable or will become exercisable into shares of Common Stock within 60 days of May   , 2010, if any, are deemed to be outstanding and to be beneficially owned by the person holding the units or options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

BENEFICIAL OWNERSHIP TABLE

			% of
			Common
	Common		Stock
Name of Beneficial Owner	Stock		Outstanding

Vinod Gupta	19,425,458	(1)	33.4%
Hotchkis and Wiley Capital Management, LLC	4,952,400	(2)	8.5%
725 South Figueroa Street 39th Floor, Los Angeles, CA 90017
Cardinal Capital Management, LLC	3,156,058	(3)	5.4%
3rd Floor North One Greenwich Office Park Greenwich, CT 06830
CCMP Capital Advisors LLC	19,754,461	(4)	34.1%
245 Park Avenue, 16th Floor New York, NY 10167(5)
Bill L. Fairfield	69,784		*
Bernard W. Reznicek	19,561		*
John N. Staples III	13,601		*
Gary Morin	11,601		*
Roger Siboni	14,538		*
Thomas L. Thomas	11,601		*
Clifton T. Weatherford	11,601		*
George Krauss	11,601		*
Lee D. Roberts	2,511		*
Thomas Oberdorf	41,467		*
Edward C. Mallin	71,725		*
Gerard Miodus	8,750		*
Thomas J. McCusker	23,529		*
Directors and Executive Officers as a group (13 persons)	329,003(5)		*

*	= less than one percent

(1)	Of such shares of Common Stock, (i) the reporting person is the direct beneficial owner of 13,950,316 shares of Common Stock and 224,999 shares of Common Stock issuable upon the exercise of options vested as of May , 2010 or vesting within 60 days of that date; (ii) the reporting person is the indirect beneficial owner of (A) 577,500 shares held by the World Education Foundation, (B) 97,500 shares of Common Stock held by the Vinod Gupta Charitable Remainder Trust, (C) 329,253 shares of Common Stock held by the Vinod Gupta 2008 Irrevocable Annuity Trust, (D) 709,062 shares of Common Stock held by the Vinod Gupta 2008 Irrevocable

Annuity Trust II, (E) 1,341,632 shares of Common Stock held by the Vinod Gupta 2009 Irrevocable Annuity Trust, and (F) 2,195,196 shares held by irrevocable trusts for three adult children.

(2)	Based on information contained in a Schedule 13D filing by Hotchkis and Wiley Capital Management, LLC filed with the SEC on May 19, 2010. Ownership disclaimed pursuant to Section 13d-4 of the Securities and Exchange Act of 1934.

(3)	Based on information contained in a report on Schedule 13D that Cardinal Capital Management, LLC filed with the SEC on April 15, 2010. Cardinal Capital Management, LLC may be deemed to beneficially own 3,012,558 shares of Common Stock and Cardinal Value Equity Partners, LP may be deemed to beneficially own 143,500 shares of Common Stock.

(4)	By virtue of the voting agreements entered into between Parent, the Company and certain stockholders (including executive officers and directors of the Company), CCMP Capital Advisors LLC, and its investment funds may be deemed to have acquired beneficial ownership of 20,866,835 shares of Common Stock currently owned in the aggregate by those stockholders. CCMP Capital Advisors LLC and each of their affiliated funds expressly disclaims beneficial ownership of such shares.

(5)	Includes the Common Stock of all current named executives and directors of the Company.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to infoGROUP Inc., 5711 South 86th Circle, Omaha, Nebraska 68127 Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares of common stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. When the value is determined, the Chancery Court will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in the proxy statement for the 2010 annual meeting must be submitted in writing to Thomas J. McCusker, Secretary, infoGROUP Inc., 5711 South 86th Circle, Omaha, Nebraska 68127, and must be received no later than 5:00 p.m. Central Time on June 2, 2010. If the date of the 2010 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2009 annual meeting of stockholders, the deadline for inclusion is instead a reasonable time before infoGROUP begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during the 2010 annual meeting of stockholders, the stockholder’s written notice must be received by the Company no later than June 2, 2010, and must contain certain information as required under our bylaws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making stockholder proposals. Please note that these requirements relate only to matters a stockholder wishes to bring before the 2010 annual meeting and that are not to be included in the proxy statement for the 2010 annual meeting.

You may nominate an individual to serve as a director by sending a written notice setting forth all the information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act to Thomas J. McCusker Secretary, infoGROUP Inc., 5711 South 86th Circle, Omaha, Nebraska 68127. In addition, the notice must contain certain other information as required under our bylaws. In order to be considered for the 2010 annual meeting, your nomination must be received between 60 and 30 days prior to the 2010 annual meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact [          ] either by calling [          ], or by writing to [          ]. Upon written or oral request to [          ], we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to [          ] at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington D.C. 20549. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents infoGROUP files with the SEC by going to the “Financial Information” subsection of our “Investors Relations” section of our website at http://ir.infogroup.com/sec.cfm. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents that we filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we filed with the SEC will update and supersede that information. The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	infoGROUP’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	infoGROUP’s Annual Report on Form 10-K/A for the year ended December 31, 2009;

•	infoGROUP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	infoGROUP’s Current Reports on Form 8-K filed March 8, 2010, March 8, 2010, March 11, 2010, March 16, 2010, April 12, 2010, April 26, 2010 and April 28, 2010.

We also incorporate by reference any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the adjournment of the final special meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at infoGROUP, Corporate Relations, 5711 South 86th Circle, Omaha, Nebraska 68127 telephone: (402) 593-4500 or from our proxy solicitor, Innisfree M&A Incorporated (toll-free at (877) 456-3510 (banks and brokers call collect at (212) 750-5833). Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 27, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
OMAHA HOLDCO INC.
OMAHA ACQUISITION INC.
and
infoGROUP Inc.
Dated as of March 8, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 8, 2010 by and among Omaha Holdco Inc., a Delaware corporation (“Parent”), Omaha Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and infoGROUP Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

A. It is proposed that Acquisition Sub will merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is issued and outstanding and not owned by Parent or Acquisition Sub will thereupon be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth herein.

B. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares adopt and approve this Agreement as required by the applicable provisions of Delaware Law;

C. The board of directors of Parent and the board of directors of Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions contained herein.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of CCMP Capital Investors II, L.P., a Delaware limited partnership, and CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership (collectively, the “Guarantor”) has entered into (i) the Equity Financing Letters (as defined in Section 4.9) with Parent with respect to Parent’s and Acquisition Sub’s obligations with respect to the Closing and (ii) a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the payment obligations of Parent with respect to the Parent Termination Fee and the Company’s Transaction Expenses

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company (including certain directors and executive officers of the Company) are entering into Voting Agreements in substantially the form attached hereto as Exhibit B (the “Company Voting Agreements”).

F. Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction own (in substantially the same proportion as prior to such transaction) less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.0025 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

“Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

“Company Intellectual Property Rights” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any Change (individually or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) changes in Law or changes in GAAP;

(vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (E) any decline or other degradation in the Company’s customer bookings directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement;

(vii) (A) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or (B) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or (C) the failure to take any action explicitly prohibited by this Agreement; provided, however, that with respect to the failure to take any action that is explicitly prohibited without first obtaining Parent’s prior consent, if the Company knew or should have known that the failure to take such action could have a material adverse effect on the Company and its Subsidiaries, taken as a whole, the Company must request Parent’s consent, and Parent must refuse to grant such consent, to the taking of such action; and

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures);

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (v) above disproportionately affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, only to the extent of such disproportionate effects (if any)

shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.0025 per share, of the Company.

“Company Rights Plan” shall mean the Preferred Stock Rights Agreement, dated as of May 4, 2009, between the Company and Wells Fargo Bank, N.A., as Rights Agent.

“Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

“Company Stock Plans” shall mean (i) the Company’s 1992 Stock Option Plan, (ii) the Company’s Amended and Restated 2007 Omnibus Incentive Plan, (iii) the Company’s 1997 Class A Common Stock Option Plan and (iv) the compensatory equity plans or Contracts of the Company set forth in Section 3.6(c) of the Company Disclosure Schedule.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Company Termination Fee” shall mean an amount in cash equal to $15,847,000.

“Continuing Employees” shall mean all employees of the Company who are offered and timely and properly accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

“EBITDA” shall have the meaning as set forth on Annex I to this Agreement.

“Environmental Law” shall mean any and all applicable laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, including any accrued but unpaid interest thereon and any cost or penalty associated with prepaying any such indebtedness, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all guarantees by such Person of Indebtedness of others, (f) all capital lease obligations of such Person and (e) all Indebtedness of others secured by an Liens on any property or asset of such Person.

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (iv) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following, and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and all goodwill associated therewith (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of the executive officers of the Company set forth in Annex II attached hereto.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, Order or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, arbitration, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, binding alternative dispute resolution action or any other judicial or administrative proceeding in law or equity.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, known, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first offer or refusal, preemptive right, community property interest, covenant, condition, restriction, declarations option, easement, right-of-way, encroachment, development restriction, third party rights or claim, or other restriction of any nature or title defect or exception of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by the Company and its Subsidiaries.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising by operation of Law or incurred in the ordinary course of business, the underlying debts or obligations of which are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009; (ix) Liens which do not materially and adversely affect the value, use or operation of the property subject thereto; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to obtain the Debt Financing or on the Company or its Subsidiaries, taken as a whole; (xi) statutory, common law or contractual liens of landlords for amounts which are not past due; and (xii) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Significant Subsidiary” shall mean each Subsidiary of the Company set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, or in any exhibit or schedule thereto.

“Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all reasonably available legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Transaction, would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement, including any break-up fees, expense reimbursement or similar provisions; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority,” and the reference to “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, including taxes, fees, duties, levies and other charges imposed by a taxing authority, including gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.2  Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Acquisition Sub	Preamble
Agreement	Preamble
Alternate Financing	6.4(b)
Antitrust Approvals	8.1(c)
Assets	3.14
Capitalization Date	3.6(a)
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Board Recommendation	5.3
Company Board Recommendation Change	5.3(a)
Company Disclosure Letter	Article III Preamble
Company Intellectual Property Agreements	3.15(b)
Company Plans	6.3(a)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Stockholder Meeting	5.4
Company Voting Agreements	Preamble
Company Voting Proposal	5.4
Comparable Plans	6.3(a)
Competing Acquisition Transaction	9.3(b)(i)
Confidentiality Agreement	7.7
Consent	3.5
D&O Insurance	6.1(c)
Debt Financing Letter	4.9(b)
Debt Financing	4.9(b)
Delaware Secretary of State	2.2
DGCL	Recitals
Dissenting Company Shares	2.7(e)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Equity Financing	4.9(b)
Equity Financing Letters	4.9(b)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Financing	4.9(b)
Financing Letters	4.9(b)
Guarantee	Preamble
Guarantor	Preamble

Term	Section Reference

Indemnified Persons	6.1(a)
International Employee Plans	3.17(a)
Leased Real Property	3.13(b)
Leases	3.13(b)
Lender Related Parties	9.3(e)(ii)
Lender Related Party	9.3(e)(ii)
Marketing Period	6.4(d)
Material Contract	3.12(a)
Maximum Annual Premium	6.1(c)
Merger	2.1
Merger Consideration	2.7(a)
Most Recent Financial Statements	3.16(a)
New Debt Financing Letter	6.4(b)
New Plans	6.3(b)
Old Plans	6.3(b)
Option Consideration	2.7(g)
Other Required Company Filing	3.28(a)
Other Required Company Filings	3.28(a)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Termination Fee	9.3(c)
Payment Agent	2.8(a)
Payment Trigger Date	9.3(b)(i)
Permits	3.19
Proxy Statement	3.28(a)
Purchase Plan	2.7(i)
Recommendation Change Notice	5.3(a)
Representatives	5.2(b)
Requisite Stockholder Approval	3.3(a)
Required Information	5.8
Stock-Based Award Consideration	2.7(f)
Subsidiary Securities	3.7(c)
Superior Proposal Notice	9.1(g)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	9.1(b)
Transaction Expenses	9.3(a)
Uncertificated Shares	2.8(c)

1.3  Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company (the ‘‘Merger”), the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York, on a date and at a time to be agreed upon by Parent, Acquisition Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied of the conditions set forth in Article VIII, or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.1(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “infoGROUP Inc.”

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 6.1(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(a) Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (ii) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $8.00 (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and, if required, the posting of a bond in a customary amount in the manner provided in Section 2.10).

(b) Owned Company Common Stock.  Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(c) Capital Stock of Acquisition Sub.  Each share of common stock, par value $0.001 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(d) Adjustment to the Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, nothing in this Section 2.7(d) will modify the Company’s obligations under Section 5.1.

(e) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company

Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(f) Company Stock-Based Awards.  Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, (i) each Company Stock-Based Award that remains outstanding as of immediately prior to the Effective Time shall become free of all restrictions and become fully vested and transferable, and (ii) each Company Stock-Based Award that remains outstanding as of immediately prior to the Effective Time shall be cancelled and converted into and shall become a right to receive an amount in cash (without interest), subject to applicable tax withholding, equal to the product obtained by multiplying (x) the aggregate number of shares or fractional shares of Company Common Stock represented by such Company Stock-Based Award (assuming full vesting of such Company Stock-Based Award), and (y) the Merger Consideration (the “Stock-Based Award Consideration”) with the aggregate amount of such payment rounded to the nearest whole cent. The Company shall take all actions necessary (including obtaining any required consents) to effect the transactions contemplated by this Section 2.7(f) under all Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Promptly following the Closing, the Company shall pay to each holder of Company Stock-Based Awards the Stock-Based Award Consideration pursuant to this Section 2.7(f).

(g) Company Options.  Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, and (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and converted into and shall become a right to receive an amount in cash (without interest) subject to applicable tax withholding, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Merger Consideration, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option) with the aggregate amount of such payment rounded to the nearest whole cent. The Company shall take all actions necessary (including obtaining any required consents) to effect the transactions contemplated by this Section 2.7(g) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Promptly following the Closing, the Company shall pay to each holder of Company Options the Option Consideration pursuant to this Section 2.7(g).

(h) From and after the Effective Time, each Company Stock-Based Award and each Company Option shall no longer represent the right to acquire Company Common Stock. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock-Based Awards or Company Options.

(i) Employee Stock Purchase Plan.  Prior to the Effective Time, the Company shall terminate its Employee Stock Purchase Plan (the “Purchase Plan”) in accordance with its terms. The Company shall (i) amend the Purchase Plan as appropriate to avoid the commencement of any new offering of options to purchase Company Common Stock thereunder at or after the date of this Agreement and prior to the Effective Time and (ii) provide any necessary notices to participants of the Purchase Plan.

2.8 Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Company Stock-Based Awards and Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c) Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) and (ii) uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other similar Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Parent, the Surviving Corporation and their respective agents shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax Laws. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Government Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the records of the Company or the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Payment Agent or reasonably requested by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.7.

2.11 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in reasonable detail in the Company SEC Reports filed by the Company with the SEC between December 31, 2008 and the date hereof (other than in any “risk factor” section, any disclosures in any section designated as relating to forward looking statements or any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws, as amended to date, of the Company. The Company is not in violation of its certificate of incorporation or bylaws.

3.2 Corporate Power; Enforceability; Approval.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.3 Requisite Stockholder Approval.

(a) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and consummate the Merger.

(b) The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement, the Merger and the Voting Agreement and the other transactions contemplated hereby and thereby and (ii) the Company Board has approved this Agreement and the Merger and the other transactions contemplated hereby and has resolved, subject to Section 5.3, to recommend adoption of this Agreement and the Merger and the other transactions contemplated hereby to the holders of Company Common Stock. The Company Board has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

3.4 Non-Contravention.  The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (b) subject to obtaining such Consents set forth in Section 3.4(b) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or any other event which with or without notice or lapse of time or both would become a default) under, or result in the termination or cancellation of or the loss of a material benefit under, or accelerate the performance required by, or result in a right of termination, modification or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.4(b) are obtained or made and subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Required Governmental Approvals.  No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (d) the applicable requirements of Nasdaq; and (e) such other Consents, set forth in Section 3.5(e) of the Company Disclosure Letter, the failure of which to obtain would not have, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 295,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock, of which 250,000 shares have been designated Series A Participating Preferred Stock. As of the close of business in New York City on March 1, 2010 (the “Capitalization Date”): (A) 57,903,615 shares of Company Common Stock were issued and outstanding, of which 0 shares are unvested restricted stock subject to a right of repurchase by the Company, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. In addition to the 57,903,615 outstanding shares as of the Capitalization Date, the Company is obligated to issue 40,389 shares as a contribution match under the infoUSA 401(k) plan (which is comprised of 11,861 shares for the February 19, 2010 payroll date, 15,575 shares for the February 26, 2010 bonus payment and 12,953 shares for the March 5, 2010 payroll date). 57,944,004 shares of Company Common Stock will be outstanding after these further issuances. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan.

(b) As of the close of business on the Capitalization Date, there were 3,622,106 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company Options to purchase 527,500 shares of Company Common Stock and there were outstanding Company Stock-Based Awards covering 596,223 shares of Company Common Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Stock-Based Awards, other than as permitted by Section 5.1(b). There are no awards outstanding pursuant to the Company Stock Plans other than Company Options and Company Stock-Based Awards. Immediately prior to the Effective Time, each Company Stock-Based Award and each Company Option that is outstanding shall be cancelled and converted in accordance with the terms of this Agreement and from and after the Effective Time there shall be no Company Stock-Based Awards or Company Options remaining outstanding.

(c) Except as set forth in this Section 3.6, there are (i) no issued or outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding subscriptions, options, warrants, rights, calls or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, transfer or sell any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, call, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Stock-Based Awards pursuant to the terms of Company Stock Plans.

(d) Except for the Company Rights Plan, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(e) Section 3.6(e) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all holders of outstanding Company Stock-Based Awards and Company Options, including, with respect to each holder thereof, (i) the exercise price per underlying share, if applicable, (ii) the term of each such Company Option, (iii) whether such Company Option is a nonqualified stock option or incentive stock option, and (iv) whether the optionee or award holder is an employee of the Company on the date of this Agreement. Prior to the date hereof, the Company has provided to Parent a copy of each form of award agreement that evidences the grant of Company Options and Company Stock-Based Awards, and, to the extent that any award has been granted that is evidenced by an award agreement that deviates from such form, the Company has provided to Parent a copy of such award agreement.

(f) Except for in connection with Company Stock-Based Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Company Securities having the right to vote) with the stockholders of the Company on any matter.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Significant Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company’s Significant Subsidiaries. None of the Company’s Significant Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Significant Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Significant Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Significant Subsidiary of the Company, (ii) subscriptions, options, warrants, rights, calls or other commitments or agreements to acquire from the Company or any of its Significant Subsidiaries, or that obligate the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Significant Subsidiary of the Company, (iii) obligations of the Company or any of its Significant Subsidiaries to grant, extend or enter into any subscription, warrant, option, right, call convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Significant Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Significant Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Significant Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Significant Subsidiaries is a party to any Contract which obligate the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.8 Company SEC Reports.  Since December 31, 2008, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof, and the Company will timely file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing), (a) each Company SEC Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such Company SEC Report was, or will be, filed, and (b) each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The Company has delivered or made available to Parent complete and correct copies of all material correspondence between the SEC, on the one hand, and the Company, on the other hand, occurring since December 31, 2008. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. Except as disclosed on Section 3.8 of the Company Disclosure Letter, to the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers, and, to the Knowledge of the Company each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of Nasdaq.

3.9 Company Financial Statements.

(a) The consolidated financial statements (including all related notes and schedules thereto) of the Company and its Subsidiaries filed with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Since December 31, 2008, there has not been any material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described therein or in the notes thereto.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the chief executive officer and the chief financial officer of the Company by others within those entities. To the Knowledge of the Company, there has not been any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as disclosed on Section 3.9(d) of the Company Disclosure Letter, since December 31, 2008, the Company has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract or arrangement relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.10 No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, whether or not accrued, absolute, contingent or otherwise and whether due or to become due other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the most recent Company SEC Report filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice, and (d) Liabilities that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.11 Absence of Certain Changes.

(a) Since September 30, 2009 through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Significant Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any facts or Changes that have had or are reasonably likely to result in a Company Material Adverse Effect.

(b) Except as disclosed on Section 3.11(b) of the Company Disclosure Letter, since September 30, 2009 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.1(b) if proposed to be taken after the date hereof.

3.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $300,000;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Company Intellectual Property or to compete with any Person in any line of business or in any location, or (B) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets, in each case other than any such Contracts that (x) may be cancelled without material liability (including the payment of money) to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract entered into after September 30, 2009 (A) relating to the license, disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business, (B) pursuant to which the Company or any of its Significant Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations, in each case in excess of $500,000;

(v) any Company Intellectual Property Agreements set forth in Section 3.15(b) of the Company Disclosure Letter;

(vi) any material mortgage, indenture, financial guarantee (other than guarantees by the Company or any wholly-owned Subsidiary of the obligations of the Company or another wholly-owned Subsidiary of the Company), loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(vii) Contract that requires the payment by the Company or any of its Subsidiaries of more than $500,000 annually;

(viii) Contract other than an acquisition subject to clause (iv) above, obligating the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $500,000; and

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (viii) above.

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts as amended (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned (the “Owned Real Property”) by the Company and its Subsidiaries. The Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements, including all material modifications and amendments (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 5,000 square feet (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except in each case, for such breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Significant Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Significant Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents that are fundamental to the business of the Company and its Subsidiaries; and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. Section 3.15(a) of the Company Disclosure Letter also contains a complete and accurate list of all top-level Domain Names that are Owned Company Intellectual Property. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than non-exclusive customer, developer and reseller licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such listed Contracts, the “Company Intellectual Property Agreements”). Neither the Company nor, to the Knowledge of the Company, any third party to any Company Intellectual Property Agreements is in material breach thereof, except where such breach would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no pending disputes regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements, except for disputes that will not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company and its Subsidiaries own or possess sufficient legal rights to use all Intellectual Property and Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries exclusively own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect. All Licensed Company Intellectual Property is used by the Company and its Subsidiaries pursuant to written agreement, except where the lack of written agreement will not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(d) Except as disclosed on Section 3.15(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person, except where such use, disclosure or infringement would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement has not and would not give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company has a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. The Company and its Subsidiaries have enforced such policy, except where any failure to enforce would not give rise to, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party, except where such infringement did not and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as disclosed on Section 3.15(f) of the Company Disclosure Letter, as of the date hereof, there is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. As of the date hereof, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property. As of the date of this Agreement, to the Knowledge of the Company, the Company and its Significant Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property or material Intellectual Property Rights, other than restrictions or impairments that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the Knowledge of the Company, no third party is infringing or otherwise violating any Owned Company Intellectual Property. None of the Company or any of its Subsidiaries has filed or threatened any suit, claim, action, investigation or proceeding against a third party with respect to any infringement or other violation of the Owned Company Intellectual Property.

(h) Except as disclosed on Section 3.15(h) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Lien on any Owned Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.

(i) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company or its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance in all material respects with all applicable privacy policies, terms of use, and laws. The transactions contemplated to be consummated hereunder will not violate in any material respect any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of any such data or information.

(j) No federal, state, local or other governmental entity nor any university, college, or academic institution has material rights in any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.

3.16 Tax Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents (including amendments thereof, and schedules or attachments thereto) required by any Governmental Authority to be filed with respect to Taxes (“Tax Returns”), and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, and (ii) have paid, or have adequately reserved (in accordance with GAAP) on the Most Recent Financial Statements (as defined below) for the payment of, all Taxes required to be paid. The most recent financial statements contained in the Company SEC Reports (the “Most Recent Financial Statements”) reflect a reserve in accordance with GAAP for all Taxes due or payable by the Company and its Subsidiaries through the date of such financial statements, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. No deficiencies for any Taxes have been asserted, assessed, or proposed in writing against the Company or any of its Subsidiaries that are not reserved for in accordance with GAAP, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries. No extensions or waivers of statutes of limitation have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries other than any such extension resulting from a valid extension of the time for filing a Tax Return.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other similar Taxes required to be paid or withheld and is in material compliance with applicable withholding Tax Laws with respect to such amounts.

(c) Except as disclosed on Section 3.16(c) of the Company Disclosure Letter, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(d) The Company is not, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement) or otherwise as a result of being a member of an affiliated, combined, consolidated or unitary group, as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries has received a written assertion from any Person (other than any Governmental Authority) that any Taxes are owed by the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is required to include in income for any period after the Closing Date any adjustment pursuant to Section 481(a) of the Code (and any analogous provision of state, local or foreign tax law), or otherwise any income resulting from a change in method of accounting made prior to the Closing, no such adjustment has been proposed in writing by the Internal Revenue Service (or other taxing authority) and no pending request for permission to change any accounting method has been submitted in writing by the Company nor any of its Subsidiaries.

(i) Each of the Company and its Subsidiaries has made available to Parent true, correct and complete copies of all material Tax Returns of the Company and its Subsidiaries filed since December 31, 2005, any and all accounting work papers with respect to compliance with the Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes), and any material private letter rulings, closing agreements, settlement agreements, tax opinions, examination reports, and statements of deficiencies received from any Governmental Authority by the Company or any of its Subsidiaries relating to Taxes. All material Tax Returns with respect to any taxable period ending on or prior to December 31, 2004 and including the Company or any of its Subsidiaries are closed, except to the extent any such period remains open solely because of the carryforward or carryback of net operating losses or other tax assets attributable to such period.

(j) Neither the Company nor any of its Subsidiaries has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) an installment sale or open transaction disposition occurring in, or (ii) any prepaid amount received in and accounted differently for GAAP and Tax for, a taxable period beginning on or prior to the Closing Date.

3.17 Employee Plans.

(a) Section 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of each material (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing currently maintained) maintained or contributed to for the benefit of to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material Liability (the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the three most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) Except as disclosed on Section 3.17(b) of the Company Disclosure Letter, no plan currently or in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA), (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (5) a plan described in Section 413 of the Code.

(c) Except as disclosed on Section 3.17(c) of the Company Disclosure Letter, each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Plan has been adopted since the date of such letter covering such Employee Plan that would adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d) With respect to each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed in all material respects to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option is subject to any Tax, penalty or interest under Section 409A of the Code.

(e) Except as disclosed on Section 3.17(e) of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service, Department of Labor or other Governmental Authority with respect to any Employee Plan.

(f) None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Except as disclosed on Section 3.17(g) of the Company Disclosure Letter, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides, or reflects or represents any liability to provide benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(i) Except as required by applicable Law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(j) Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or 280G of the Code, including by reason of the transactions contemplated hereby.

(l) (A) all International Employee Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all International Employee Plans that are required to be funded are fully funded, and with respect to all other International Employee Plans, adequate reserves therefor have been established on the Closing Statement, and (C) no material Liability of the Company or its

Subsidiaries exists with respect to such International Employee Plans that has not been disclosed on Section 3.17(l) of the Company Disclosure Letter.

3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Letter, except as would not have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter, the Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment and employment practices (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance as has not had and would not, individual or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any Liabilities under the Worker Adjustment and Retraining Notification Act (or any similar state or local statute, rule or regulation) as a result of any action taken by the Company (other than as a result of any of the transactions contemplated by this Agreement).

(c) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

3.19 Permits.  The Company and its Significant Subsidiaries are in possession of, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals, grants, easements, variances, exceptions, certificates, orders and franchises from Governmental Authorities required to conduct their businesses as currently conducted and to own, lease or operate their respective properties and assets (“Permits”), all such Permits are in full force and effect and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.20 Compliance with Laws.  Except as disclosed on Section 3.20 of the Company Disclosure Letter, the Company and each of its Subsidiaries is, and since December 31, 2007 has been, in compliance with and is not in default under or in violation of any Law applicable to the Company and its Subsidiaries (including the Foreign Corrupt Practice Act of 1977 (15 U.S.C. §§78dd-1, et seq.) and any comparable foreign law or statute), except for such violations or noncompliance that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as disclosed on Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notices, complaints or written communication since December 31, 2007 from any Governmental Authority or any other Person that alleges that the Company or any of its Subsidiaries is not in compliance in any respect with any applicable Law in any material respect, nor been subject to any investigation or inspection in connection therewith.

3.21 Environmental Matters.  Except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.22 Litigation.  Except as disclosed on Section 3.22 of the Company Disclosure Letter, since December 31, 2008 there has not been any, Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) seeks material injunctive relief, (ii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (iii) would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, and since December 31, 2008 has been, subject to any outstanding Order that would have, individually or in the aggregate, a Company Material Adverse Effect.

3.23 Insurance.  Except as disclosed on Section 3.23 of the Company Disclosure Letter, the Company and its Significant Subsidiaries have all material policies of insurance covering the Company, its Significant Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business (and is sufficient to comply with applicable Law). All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24 Related Party Transactions.  Except as disclosed on Section 3.24 of the Company Disclosure Letter and except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any current or former director or officer or any of such director’s or officer’s immediate family members) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. The Company has delivered or made available to Parent copies of each material Contract or other relevant material documentation available as of the date hereof relating to any transaction, agreement, arrangement or understanding contemplated by Section 3.24.

3.25 Brokers.  Except for Evercore Group L.L.C., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26 Opinion of Financial Advisor.  The Company Board has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Common Stock in the Merger is fair from a financial point of view to such holders.

3.27 State Anti-Takeover Statutes.  Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Merger and the other transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.28 Proxy Statement and Other Required Company Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Company Stockholder Meeting and the solicitation of proxies for use thereat (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will contain any statement which, when filed with the SEC, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.  Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Acquisition Sub.

4.2 Corporate Power; Enforceability.  Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention.  The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or any other event which with or without notice or lapse of time or both would become a default) under, or result in the termination or cancellation of, or the lapse of a material benefit under or accelerate the performance required by, or result in a right of termination, modification or acceleration under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Acquisition Sub is a party, (c) assuming the Consents referred to in Section 3.3(a) are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations hereunder.

4.4 Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent or Acquisition Sub in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations hereunder.

4.5 Litigation  There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations hereunder.

4.6 Proxy Statement and Other Required Company Filings.  The information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not contain any statement which, at the time the applicable Other Required Company Filing is filed with the SEC, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.7 Ownership of Company Capital Stock.  Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8 Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.9 Financing.

(a) Assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under this Agreement, the amount of funds contemplated to be provided pursuant to the Financing Letters (as defined below), together with Company cash and cash equivalents, are expected as of the date hereof to be sufficient, if funded, to (A) pay the aggregate Merger Consideration and any repayment or refinancing of Indebtedness contemplated by this Agreement or the Financing Letters, (B) pay any and all fees and expenses required to be paid by Parent, Acquisition Sub and the Surviving Corporation in connection with the Merger and the Financing, and (C) satisfy all of the other payment obligations of Parent, Acquisition Sub and the Surviving Corporation contemplated hereunder.

(b) Parent has delivered to the Company a true, complete and correct copy of (A) the executed commitment letters, dated as of March 8, 2010, among Acquisition Sub, CCMP Capital Investors II, L.P. and CCMP Capital Investors (Cayman) II, L.P. (the “Equity Financing Letters”), pursuant to which investors party thereto have committed severally and not jointly and, subject to the terms and conditions thereof, to invest the cash amounts set forth therein (the “Equity Financing”) and (B) the executed commitment letter, dated as of March 8, 2010, among Parent, Acquisition Sub, Bank of America, N.A. and Banc of America Securities LLC (as the same may be amended or replaced and including any executed commitment letter for the issuance of any mezzanine notes in substitution of portions of the commitments thereunder or any executed commitment letter for Alternate Financing, in each case, pursuant to Section 6.4, the “Debt Financing Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).

(c) The Financing Letters are (A) legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto and (B) enforceable in accordance with their respective terms against Parent and Acquisition Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. Prior to the date hereof, none of the Financing Letters has been amended or modified, and as of the date hereof the respective obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the

Financing (including in any side letter or other agreements, contracts or arrangements disclosed in Section 4.9 of the Parent Disclosure Letter), other than as set forth in the Financing Letters. Except as set forth on Section 4.9 of the Parent Disclosure Letter and, as of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters and delivered to the Company prior to the date hereof. As of the date hereof, Parent and Acquisition Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters.

4.10 Operations of Acquisition Sub.  Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.11 Absence of Certain Agreements.  As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement or arrangement (in each case, whether oral or written), or committed to enter into any agreement or arrangement (in each case, whether oral or written), with respect to the compensation or equity arrangements for any current employee of the Company or any of its Significant Subsidiaries following the Effective Time.

4.12 No Additional Company Representations or Warranties.  Except for the representations and warranties set forth in Article III, Parent and Acquisition Sub hereby acknowledge that neither the Company nor any of its Significant Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Significant Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Acquisition Sub. Neither the Company nor any of its Significant Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Acquisition Sub resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Acquisition Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in the case of fraud or intentional misrepresentation.

4.13 Company Estimates, Projections, Forecasts and Forward Looking Statements.  In connection with the due diligence investigation of the Company by Parent and Acquisition Sub, Parent and Acquisition Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Acquisition Sub will have no claim against the Company or any of its Significant Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto, except in the case of fraud or intentional misrepresentation. Accordingly, Parent and Acquisition Sub hereby acknowledge that, except as otherwise set forth in this Agreement, none of the Company nor any of its Significant Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Law, and (B) use its reasonable best efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections of this Section 5.1(b), such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents, except as may be required by applicable Law or in connection with the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, so long as such dissolution or reorganization has no adverse effect on the Company, or as may be necessary for the continued operations of a Subsidiary of the Company in a manner consistent with present practice;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Stock-Based Awards outstanding prior to the date hereof;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with (A) Company Stock-Based Awards in the ordinary course of business, (B) dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, so long as such dissolution or reorganization has no adverse effect on the Company, or (C) tax withholdings and exercise price settlement upon the exercise of Company Options or vesting of Company Stock-Based Awards;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, so long as such dissolution or reorganization has no adverse effect on the Company;

(vi) (A) (i) incur or assume any long-term or short-term Indebtedness for borrowed monies (including under the existing revolving line of credit within the Company’s Senior Secured Credit Facility entered into on February 14, 2006), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company or (iii) issue any debt securities, in the case of clauses (i), (ii) and (iii) combined, in excess of $5,000,000 in the aggregate, provided that any obligation so incurred or assumed must be voluntarily prepayable without material premium, penalties or any other material costs, except in the case of loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for reasonable travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (C) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or agree to any of the foregoing, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice, provided such person is not entitled to base salary and bonus opportunity not greater than $300,000 per annum, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, provided such person is not entitled to base salary and bonus opportunity of greater than $300,000 per annum, and (3) in connection with any amendment of an Employee Plan that is required by Law, or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any employee who is not a director or executive officer;

(viii) settle any pending or threatened Legal Proceeding involving payment of more than $5,000,000 in the aggregate prior to Closing or including any obligation to be performed by the Company or its Subsidiaries following the Effective Time;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(x) (A) make, change or revoke any material Tax election, (B) adopt or change any material Tax accounting method, (C) settle or compromise any material income Tax liability, (D) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes or (E) amend any material Tax Return;

(xi) (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein in excess of $250,000 individually or $500,000 in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole, except for dispositions or transfers made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(xii) enter into a Contract to take any of the actions prohibited by this Section 5.1(b); or

(xiii) transfer or grant (by way of a license, assignment or otherwise) to any third party any rights to the Owned Company Intellectual Property, other than (A) non-exclusive licenses granted to Company’s or its

Subsidiaries’ customers in the ordinary course of business consistent with past practice or (B) transfers or grants made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 pm (Eastern) on March 29, 2010 (the “No-Shop Period Start Date”), the Company and its Representatives may directly or indirectly: (i) initiate, solicit or encourage the submission of Acquisition Proposals from one or more Persons, including by way of providing access to non-public information pursuant to the prior execution of a confidentiality agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company that is provided to any such Person or its Representatives which was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal.

(b) Subject to Section 5.2(c), following the No-Shop Period Start Date, the Company shall immediately cease or cause to be terminated any activities that would otherwise be a violation of the restrictions set forth in this Section 5.2(b) conducted theretofore by the Company or its Representatives with respect to any Acquisition Proposal; provided, however that notwithstanding such restrictions the Company may continue discussions or negotiations with any Person pursuant to and in accordance with Section 5.2(c) that has made an Acquisition Proposal on or prior to the No-Shop Period Start Date if the Company’s Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal. Subject to Section 5.2(c), at all times following the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Effective Time, the Company Board may, directly or indirectly through the Company’s Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal that was not solicited in breach of Section 5.2(b) and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal; provided however, that in the case of any action taken pursuant to the preceding clause, (A) the Company gives Parent prompt (and in any event within forty-eight (48) hours following receipt of such Acquisition Proposal) written notice of the identity of such Person and the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and (B) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent. The Company shall keep Parent reasonably informed on a reasonably current basis of the status, terms and substance of any material discussions or negotiations (including the amendments and proposed amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request.

5.3 Company Board Recommendation.  Subject to the terms of Section 5.3(a) and Section 5.3(b), the Company Board shall recommend that the holders of Company Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) at the Company Stockholder Meeting.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if: (i) the Company shall have received a Superior Proposal that was not solicited in breach of Section 5.2(b); (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law; (iii) the Company has notified Parent in writing that it intends to effect such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the five (5) Business Day period following delivery by the Company to Parent of such Recommendation Change Notice; and (v) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Recommendation Change Notice continues to be a Superior Proposal.

(b) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article IX; provided, further, that the Company Board shall not recommend that the Company Stockholders tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of Section 5.2 shall have been satisfied.

5.4 Company Stockholder Meeting.  The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL (the “Company Voting Proposal”).

(a) Each of Parent and Acquisition Sub shall vote all Company Shares beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting or otherwise. Parent shall vote all of the shares of capital stock of Acquisition Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Acquisition Sub, in favor of the adoption of this Agreement in accordance with the DGCL.

(b) Unless otherwise required by applicable Law or Order, the Company shall not postpone the Company Stockholder Meeting after the date on which the Proxy Statement is first disseminated to Company stockholders, or adjourn the Company Stockholder Meeting, unless there are insufficient shares of Company Common Stock present in person or represented by proxy at the Company Stockholder Meeting in order to conduct business at the Company Stockholder Meeting. The Company shall solicit from the Company stockholders proxies in favor of the Company Voting Proposal, and unless the Company Board has effected a Company Board Recommendation Change, the Company Board shall use its reasonable best efforts to obtain the Requisite Company Stockholder Vote at the Company Stockholder Meeting or any postponement or adjournment thereof. At the Company Stockholder Meeting, the Company shall submit to a vote of its stockholders the Company Voting Proposal. The Company shall not propose for consideration or submit for a vote any matters at the Company Stockholder Meeting other than the Company Voting Proposal (or an adjournment of the Company Stockholder Meeting if permitted hereunder) without the prior written consent of Parent. The Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company stockholders unless and until the Company Stockholder Meeting has been held, a vote of the Company stockholders has been taken on the Company Voting Proposal and the Company Stockholder Meeting has been adjourned.

5.5 Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company (including, without limitation, if reasonably requested by Parent, consistent on-site access to senior management and such other key personnel as Parent reasonably requests); provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.

5.6 Certain Litigation.  The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall not settle any such stockholder litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld).

5.7 Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8 Financing.  Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective Representatives to, provide to Parent and Acquisition Sub all cooperation reasonably requested by Parent that is necessary, proper, advisable or desirable in connection with the arrangement of the Financing, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing; (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to prepare the bank information memoranda contemplated by the Debt Financing Letter (including in connection with Parent’s preparation of pro forma financial statements), (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all Owned Real Property for such purposes), title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Acquisition Sub, to cooperate with and assist Parent or Acquisition Sub in obtaining such documentation and items; (v) providing assistance to obtain a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing; (vi) using reasonable best efforts to provide monthly financial statements (excluding footnotes) within fifteen (15) days of the end of each month prior to the Closing Date; (vii) using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens); (viii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (ix) using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Acquisition Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; and (x) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Financing, and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger; provided, that none of the Company or any of its Subsidiaries, or any of their respective officers, advisors or representatives shall incur any liability in connection with the Financing prior to the Effective Time; provided, further, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Significant Subsidiaries. The Company will use its reasonable best efforts to periodically update any such Required Information provided pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. For the avoidance of doubt, if requested by Parent to most effectively access the financing markets, the Company shall use its reasonable best efforts to cooperate with this Section 5.8 at any time, and from time to time and on multiple occasions, between the date hereof and the Effective Time. In addition, the Company agrees that if reasonably requested by Parent it will supplement and use reasonable best efforts to keep current the Required Information so that Parent may most effectively access the financing markets. If, in connection with a marketing effort contemplated by the Debt Financing Letter, the Parent reasonably requests the Company to file a report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries, which the Parent reasonably determines to include in a customary offering memorandum for such debt, then, upon the Company’s review of and satisfaction with such filing (it being acknowledged and agreed that such filing shall contain any and all reasonable comments of the Company), the Company shall file such report on Form 8-K; provided, however, that the Company shall not be required to file any information on Form 8-K that the Company reasonably determines are reasonably likely to be competitively harmful to the Company, it being understood that publication of an adjusted EBITDA number will not be deemed to be competitively harmful to the Company. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Acquisition Sub or their respective officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. The Company shall deliver to Parent as promptly as reasonably practicable following the end of each fiscal quarter ending on or after December 31, 2009, the unaudited consolidating balance sheets and combined statements of income reflecting the financial condition as of the last day of each fiscal quarter and the results of operations during such quarter and for the elapsed portion of the fiscal year together with a comparison to the comparable period from the prior fiscal year, in each case, of the Company and prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments). Parent shall indemnify and hold harmless the Company, its Significant Subsidiaries and their respective officers, directors, employees, agents and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of the Financing (other than to the extent such losses arise from the misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information used in connection therewith, and the foregoing obligations shall survive termination of this Agreement.

ARTICLE VI

COVENANTS OF PARENT AND ACQUISITION SUB

6.1 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) so long as any such action or omission or alleged action or omission satisfies the provisions set forth in Section 145 of the DGCL, or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.1(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry. For the avoidance of doubt, nothing contained in this Section 6.1(b) should increase or enhance indemnity protections currently provided to any Indemnified Person.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.1(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which aggregate premium amounts the Company represents and warrants to be as set forth in Section 6.1(c) of the Company Disclosure Letter); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance; provided, however, the Company shall provide Parent with reasonable advance notice prior to purchasing any such “tail” policy; provided, further, in no event shall the Company pay in excess of $750,000 for any such “tail” policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.1(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.1.

(e) The obligations set forth in this Section 6.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives)) under this Section 6.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.1 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

6.2 De-Listing; De-Registration.  Parent shall cause the Company’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.3 Employee Matters.

(a) For a period of one year following the Effective Time, Parent shall (or shall cause the Surviving Corporation to) provide each Continuing Employee with employee benefit plans, programs and policies, (including without limitation any plan intended to qualify under Section 401(a) of the Code and any vacation, medical, severance and time off) providing benefit levels and coverage substantially comparable in the aggregate as either (i) the benefits provided to Continuing Employees under the Employee Plans immediately prior to the Effective Time, other than equity based compensation (“Company Plans”), (ii) the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries (“Comparable Plans”), or (iii) any combination of (i) and (ii).

(b) To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, Parent shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but excluding benefit accrual); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall, subject to any reasonably required approval by the applicable insurance provider, cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall or shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) (a) amend, any Employee Plan, (b) provide any person not a party to this Agreement with any right, benefit, or remedy with regard to any Employee Plan or a right to enforce any provision of this Agreement, or (c) limit in any way the ability of Parent or the Surviving Corporation to amend or terminate any Employee Plan at any time.

6.4 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Acquisition Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters (including any applicable lender flex provisions contained in any related fee letter) and shall not permit any amendment or modification (including any replacement of any portion of the Debt Financing as a result of Acquisition Sub’s election to issue a portion of the Debt Financing with mezzanine notes as provided pursuant to the terms of the Debt Financing Letter as in effect as of the date hereof) to be made to, or any waiver of any provision or remedy under, the Financing Letters, if such amendment, modification or waiver (x) reduces the aggregate amount of the Financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Merger, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely affect the ability of Parent, Acquisition Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto; provided, that Parent and Acquisition Sub may (i) amend the Debt Financing Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Letter as of the date of this Agreement or (ii) otherwise replace or amend the Debt Financing Letter so long as (x) such action would not reasonably be expected to delay or prevent the Closing, (y) the terms are not materially less beneficial to Parent or Acquisition Sub, with respect to conditionality, than those in the Debt Financing Letter as in effect on the date of this Agreement and (z) otherwise satisfies the terms and conditions of a New Debt Commitment Letter as set forth in the third sentence of Section 6.4(b) below. Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced, (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing and (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Financing Letters, adversely affect the rights of Parent to enforce its rights against the other parties to the Equity Financing Letters or otherwise constitute a waiver or reduction of Parent’s rights under the Equity Financing Letters.

(b) Each of Parent and Acquisition Sub shall use its reasonable best efforts (I) to maintain in effect the Financing Letters, (II) to satisfy all conditions to such definitive agreements and consummate the Financing at or prior to the Closing (taking into account the expected timing of the Marketing Period), (III) to comply with its obligations under the Financing Letters, and (IV) to enforce its rights under the Financing Letters. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all definitive documents related to the Financing (provided that any fee letter related to the Financing shall be provided in a redacted form). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter (including any applicable lender flex provisions contained in any related fee letter) or the Debt Financing Letter shall be terminated or modified in a manner materially adverse to Parent or Acquisition Sub for any reason, Parent shall make reasonable inquiries over the ensuing twenty (20) Business Days to obtain alternative financing from banks of nationally recognized standing which customarily provide leverage financing for transactions similar to the transactions contemplated by this Agreement on terms not materially less favorable to Parent or Acquisition Sub as those contained in the Debt Financing Letter and in an amount not less than the aggregate amount of Debt Financing provided for in the Debt Financing Letter as in effect on the date of this Agreement (“Alternate Financing”) and, if available, use reasonable best efforts to obtain such Alternative Financing and, if obtained, will provide the Company with a copy of, a new financing commitment letter that (I) provides for at least the same amount of financing as provided under the Debt Financing Letter originally issued, (II) does not impose new or additional conditions that were not contained in the Debt Financing Letter originally issued, or otherwise expands, amends or modifies any of the conditions that were contained in the Debt Financing Letter originally issued to the receipt of the Financing in a manner reasonably expected to (x) delay or prevent the Merger, (y) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur, and (III) on terms and conditions not materially less favorable to Parent or Acquisition Sub than those included in the Debt Financing Letter originally issued (the “New Debt Financing Letter”). To the extent applicable, each of Parent and Acquisition Sub shall use its reasonable best efforts (I) to maintain in effect the New Debt Financing Letter, (II) to satisfy all conditions to the definitive agreements with respect to and consummate the Alternate Financing at or prior to the Closing (taking into account the expected timing of the Marketing Period), (III) to comply with its obligations under the New Debt Financing Letter, and (IV) to enforce its rights under the New Debt Financing Letter. Without limiting the generality of the foregoing, Parent and Acquisition Sub shall give the Company as promptly as reasonably practicable notice and in any event within two (2) Business Days: (i) of any breach or default by any party to any Financing Letters or definitive document related to the Financing of which Parent and Acquisition Sub become aware; (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any: (A) breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing; and (iii) if for any reason Parent or Acquisition Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers Parent or Acquisition Sub a written request, Parent and Acquisition Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Parent and Acquisition Sub shall use their reasonable best efforts to cause the lenders and any other Persons providing Financing to fund on the Closing Date (taking into account the expected timing of the Marketing Period) the Financing required to consummate the Merger and the other transactions contemplated by this Agreement if all conditions to closing contained in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

(d) For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive calendar days after the date Parent and its financing sources have received from the Company the Required Information.

6.5 Obligations of Acquisition Sub.  Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS OF ALL PARTIES

7.1 Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. For purposes of this Agreement, “reasonable best efforts”, or any similar undertakings, shall not require Parent to (x) fund more than the $315,000,000 of Debt Financing at Closing, (y) pay (or agree to pay) more for the Debt Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Debt Financing Letter and any fee letter entered into by Parent and/or Acquisition Sub in connection with such Debt Financing Letter (including giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), or (z) seek more equity than is committed in the Equity Financing Letters.

7.2 Regulatory Filings.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws within ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Antitrust Laws.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger and (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger under the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Acquisition Sub (and their respective Affiliates, if applicable) shall (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, and any other restrictions on the activities of Parent and its Subsidiaries and the Company and its Subsidiaries, and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement.

7.3 Proxy Statement and Other Required Company Filings.

(a) As soon as practicable following the date hereof, the Company shall prepare, and, within twenty (20) Business Days following the date hereof, the Company shall file with the SEC the preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, then the Company shall promptly prepare and file with the SEC such Other Required Company Filing. The Company, Parent and Acquisition Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the other hand, as may reasonably be required in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement and any Other Required Company Filing. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement or any Other Required Company Filing if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Proxy Statement and any Other Required Company Filing, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement and any Other Required Company Filing prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall promptly provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement and any Other Required Company Filing promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(b) Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Section 5.3(a), the Company shall include the portion of the Company Board Recommendation relating to the Merger and the adoption of this Agreement in the Proxy Statement and, if applicable, any Other Required Company Filing.

7.4 Anti-Takeover Laws.  In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.5 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the Company’s unintentional failure to give notice with respect to a breach of a representation or warranty under this Section 7.5 shall not be deemed a covenant breach, but instead shall constitute only a breach of the underlying representation or warranty, and that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.5(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the unintentional failure of Parent or Acquisition Sub to give notice with respect to a breach of a representation or warranty under this Section 7.5 shall not be deemed a covenant breach, but instead shall constitute only a breach of the underlying representation or warranty, and that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.5(b).

7.6 Public Statements and Disclosure.  None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.6 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 and shall not apply to any release or announcement concerning or related to the Company’s on-going regulatory or governance matters.

7.7 Confidentiality.  Parent, Acquisition Sub and the Company hereby acknowledge that CCMP Capital Advisors, LLC and the Company have previously executed a Confidentiality Agreement, made as of October 13, 2009 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. Parent and Acquisition Sub hereby agree to be bound by the terms of the Confidentiality Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(b) No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(c) Antitrust Approvals.  (i) Any and all waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other Law governing antitrust, unfair competition or restraints on trade shall have expired or been terminated, and (ii) any and all clearances, approvals and consents required to be obtained in connection with the transactions contemplated by this Agreement under all Laws governing antitrust, unfair competition or restraints on trade shall have been obtained (collectively, the “Antitrust Approvals”).

8.2 Additional Conditions to the Obligations of Parent and Acquisition Sub.  The obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in Article III of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct on either such date which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and other than those representations and warranties contained in (x) Section 3.2 and Section 3.3 which shall be true and correct in all material respects on and as of the Closing Date and (y) Section 3.6 which shall be true and correct in all respects on and as of the Closing Date; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.2(a), (A) any inaccuracies in the representations and warranties contained in Section 3.6 that do not individually or in the aggregate increase the aggregate amount of consideration payable by Parent and/or Acquisition Sub under Section 2.7(a) of this Agreement by more than $100,000 or that are fully offset by a properly approved reduction in the Merger Consideration shall be disregarded (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date hereof shall be disregarded, and (C) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect.  Since December 31, 2009, there has not been or occurred, and there does not exist, any changes, facts, events, developments or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate.  Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the chief executive officer and chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) Governmental Actions.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority against Parent, Acquisition Sub, the Company or any of their respective Subsidiaries seeking to restrain or prohibit the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement.

(f) Termination of Company Rights Plan.  In accordance with the terms of the Company Rights Plan, the Company shall have redeemed all outstanding rights issued thereunder, without the issuance of any additional shares of Company Capital Stock in connection therewith, and have terminated the Company Rights Plan.

(g) Consolidated Debt to EBITDA Ratio.  The ratio of (x) consolidated debt for borrowed money of the Company and its Subsidiaries at the Closing Date after giving effect to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters to (y) consolidated EBITDA of the Company for the four quarter period ended not less than forty-five (45) days prior to the Closing Date after giving pro forma effect to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters shall not be greater than 3.75:1. Without prejudice to the foregoing, the parties hereto agree that EBITDA for the Company and its Subsidiaries for the four fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 was $18.9 million, $20.2 million, $26.0 million and $26.5 million, respectively, in each case calculated in accordance with the schedules attached as Annex I hereto (the “EBITDA Schedules”) and based exclusively on, and assuming the accuracy of, the information contained in or used to prepare the unaudited financial statements of the Company filed with the SEC prior to the date hereof. It is further agreed that EBITDA for the Company and its Subsidiaries for subsequent quarters shall be calculated on a basis consistent with the calculations set forth in the EBITDA Schedules and will contain adjustments similar to those set forth therein.

8.3 Additional Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except for any failure to be so true and correct on either such date which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent or Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent set forth in this Agreement for purposes of this Section 8.3(a), any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(b) Performance of Obligations of Parent and Acquisition Sub.  Parent and Acquisition Sub shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Acquisition Sub to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by the chief executive officer and chief financial officer of Parent, certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.  Notwithstanding the prior approval of the Company Voting Proposal by the Company stockholders, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Merger shall not have been consummated prior to 11:59 p.m. (New York City time) on July 21, 2010 (the “Termination Date”); provided, however, that if the Marketing Period has not been completed by the Termination Date and the Debt Financing Letter has neither been terminated nor is any party thereto seeking termination, the Termination Date shall be extended to the third Business Date after the date on which the Marketing Period is completed (as it may be extended pursuant to Section 6.4, and, in the event of such an extension, such date shall be the “Termination Date” for the purposes hereof), (ii) that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any of the conditions to the Merger set forth in Article VIII of this Agreement having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, and (iii) that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Parent during the pendency of a Legal Proceeding by the Company for specific performance of this Agreement or the Equity Financing Letters;

(c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated hereby (including the Merger), or (ii) issued or granted any Order that is in effect and has the effect of making the consummation of the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger; provided, however, (i) the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such Order and (ii) the right to terminate pursuant to this Section 9.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement shall have been a principal cause of such Order being issued.

(d) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement which material breach would result in a failure of the condition set forth in Section 8.2(b), and (ii) Parent, Acquisition Sub and/or Guarantor shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement or the Equity Financing Letter, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) (x) cannot be cured by Parent, Acquisition Sub and/or Guarantor prior to the Termination Date or (y) if capable of being cured, shall not have been cured (A) within thirty (30) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy or (B) any shorter period of time that remains between the date the Company provides written notice of such breach, violation or inaccuracy and the Termination Date; or

(e) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of their respective covenants, agreements and other obligations under this Agreement which material breach would result in a failure of the condition set forth in Section 8.3(b), and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (x) cannot be cured by the Company prior to the Termination Date or (y) if capable of being cured, shall not have been cured (A) within thirty (30) calendar days following receipt of written notice from Parent of such breach, violation or inaccuracy or (B) any shorter period of time that remains between the date Parent provides written notice of such breach, violation or inaccuracy and the Termination Date;

(f) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Company Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof);

(g) by the Company, in the event that (i) the Company shall have received a Superior Proposal that was not solicited in breach of Section 5.2(b); (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties under Delaware Law; (iii) the Company has notified Parent in writing that it is prepared to enter into a definitive agreement relating to such Superior Proposal, attaching the current version of such agreement (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the five (5) Business Day period following delivery by the Company to Parent of such Superior Proposal Notice (it being understood and hereby agreed that such five (5) Business Day period may be the same five (5) Business Day period contemplated by Section 5.3(a) in connection with a proposed Company Board Recommendation Change); and (v) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal and resolves to accept such Superior Proposal; provided, that any termination pursuant to this Section 9.1(g) by the Company shall be conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee payable to Parent pursuant to Section 9.3(b)(i);

(h) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change, or (ii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer; or

(i) by Parent, in the event that (i) the Company shall have provided to Parent a Superior Proposal Notice, (ii) Parent shall have irrevocably notified the Company in writing that it does not intend to make a written, binding and irrevocable offer to alter the terms of this Agreement in response to the Superior Proposal Notice, and (iii) upon the request of Parent the Company fails to issue a press release or other public announcement that reaffirms the Company Board Recommendation within two (2) Business Days of such request.

9.2 Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.7, this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach, coupled with a contemporaneous awareness at the time of the action underlying such breach that such underlying action constituted a breach of this Agreement, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses.

(a) General.  Except as set forth in this Section 9.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses, except, (i) the Company shall promptly reimburse Parent for Parent’s Transaction Expenses, up to a maximum amount not to exceed $2,000,000 in the aggregate, if the Agreement is terminated pursuant to either Section 9.1(e), Section 9.1(f), Section 9.1(g), Section 9.1(h) or Section 9.1(i) and (ii) Parent shall promptly reimburse the Company for the Company’s Transaction Expenses, up to a maximum amount not to exceed $2,000,000 in the aggregate, if the Agreement is terminated (x) by either Parent or the Company pursuant to Section 9.1(b) because of Parent’s inability to obtain the proceeds of the financings described in the Debt Financing Letter or Alternate Financing, where it would have otherwise been obligated to do so due to satisfaction of the requisite conditions to closing set forth in Article VIII (excluding the conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), prior to such date, or (y) by the Company pursuant to Section 9.1(d). “Transaction Expenses” means the reasonable and documented out-of-pocket fees and expenses (including the reasonable legal fees and expenses) actually incurred by Parent, Acquisition Sub and their Affiliates on the one hand, and the Company, on the other hand, on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement.

(b) Company Payments.

(i) The Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after the Payment Trigger Date, in the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(f) and within twelve (12) months following the termination of this Agreement, either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated; for purposes of Section 9.3(b), the date on which a Competing Acquisition Transaction is consummated being the “Payment Trigger Date”. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority,” and the reference therein to “eighty percent (80%)” shall be deemed to be a reference to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), the Company shall pay to Parent a cash fee equal to the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with such termination by the Company.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(h) or Section 9.1(i), the Company shall pay to Parent a cash fee equal to the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination by Parent.

(iv) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b), other than as a result of Parent’s inability to obtain the proceeds of the financing described in the Debt Financing Letter or Alternate Financings where it would have otherwise been obligated to do so due to satisfaction of the requisite conditions to closing set forth in Article VIII (excluding the conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such Conditions at the Closing) and within twelve (12) months following the termination of this Agreement, either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, the Company shall pay to Parent a cash fee equal to the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Payment Trigger Date.

(v) In the event this Agreement is terminated by Parent pursuant to Section 9.1(e) and within twelve (12) months following the termination of this Agreement, either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, the Company shall pay to Parent a cash fee equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after the Payment Trigger Date.

(c) Parent Payment.  In the event this Agreement is terminated (i) by either Parent or the Company pursuant to Section 9.1(b) because of Parent’s inability or failure to obtain the proceeds of the financings described in the Debt Financing Letter or Alternate Financing, where it would have otherwise been obligated to do so due to satisfaction or waiver of the requisite conditions to closing set forth in Article VIII (excluding the conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), prior to such date, or (ii) by the Company pursuant to Section 9.1(d), Parent shall pay to the Company a cash fee equal to $25,356,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after such termination.

(d) Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall Parent, on the one hand, or the Company, on the other hand, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages.

(i) In the event that Parent shall be entitled to the Company Termination Fee (including reimbursement of Parent’s Transaction Expenses) pursuant to Section 9.3(a) or Section 9.3(b), the delivery of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub or any of their respective Affiliates or any other Person in connection with or related to or arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

(ii) In the event that Company shall be entitled to the Parent Termination Fee (including reimbursement of the Company’s Transaction Expenses) pursuant to Section 9.3(c), the delivery of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its respective Affiliates or any other Person in connection with or related to or arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action, or proceeding against Parent, Acquisition Sub or any of their respective Affiliates or any financing sources (including the parties to the transactions contemplated by the Debt Financing Letter) or their respective Affiliates (each a “Lender Related Party” and collectively, the “Lender Related Parties”) arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding the foregoing, it is explicitly agreed that Parent shall have no right to terminate this Agreement pursuant to Section 9.1(b) during the pendency of a Legal Proceeding by the Company for specific performance of this Agreement or the Equity Financing Letters.

9.4 Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

9.5 Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

10.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by electronic mail when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

(a) if to Parent or Acquisition Sub, to:

c/o CCMP Capital Advisors LLC
245 Park Avenue, 16th Floor
New York, NY 10167
Attention: Kevin O’Brien
Facsimile No.: (917) 464-7465
Attention: Richard Zannino
Facsimile No.: (917) 464-7507

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attention: Harvey Eisenberg, Esq.
Attention: John M. Scott, Esq.
Facsimile No.: (212) 326-2061

(b) if to the Company, to:
infoGROUP Inc.
5711 South 86th Circle
Omaha, NE 68127

Attention:	Bill L. Fairfield
Thomas J. McCusker
Facsimile No.: (402)-537-6197

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention:	Larry W. Sonsini, Esq.
Robert Sanchez, Esq.

Facsimile No.: (650) 493-6811

10.3 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties except that Parent or Acquisition Sub may assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one of more of their Affiliates at any time, and (b) after the Effective Time, to any Person; provided that no such assignment shall relieve Parent or Acquisition Sub from any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND ACQUISITION SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.5 Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.1 (which shall be for the benefit of the Indemnified Persons), (b) as set forth in or contemplated by the terms and provisions of Section 9.3(e) (which shall be for the benefit of the Lender Related Parties) and Section 10.14 (which shall be for the benefit of the Lender Related Parties) and (c) as set forth immediately below. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that (x) the Company shall be a third party beneficiary of the Equity Financing Letters and shall be entitled to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger in the event that (i) Parent and Acquisition Sub are required to complete the Closing pursuant to Section 2.3, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Acquisition Sub fail to complete the

Closing in accordance with Section 2.3 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (y) the Lender Related Parties shall be third party beneficiaries of the terms and provisions of each of Section 9.3(e) and Section 10.14 (which shall be for the benefit of the Lender Related Parties).

10.6 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Equity Financing Letters or the Guarantee, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Equity Financing Letters and the Guarantee, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement, the Equity Financing Letters and the Guarantee. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, the Equity Financing Letters or the Guarantee by such party (or parties), and to specifically enforce the terms and provisions of this Agreement, the Equity Financing Letters or the Guarantee. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.7(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Equity Financing Letters or the Guarantee (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.7(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.7(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.7(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.7(b) or anything set forth in this Section 10.7(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement, the Equity Financing Letters or the Guarantee that may be available then or thereafter.

10.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9 Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

10.10 WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.11 Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.12 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.13 No Recourse.  Subject to Section 10.5, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of relate to this Agreement, or the negotiations, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, or against the Guarantor under and to the extent set forth in the Guarantee, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth in the Guarantee)) shall have an liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.14 Lender Related Party Arrangements.  Notwithstanding anything to the contrary contained in Section 10.8, Section 10.9, and Section 10.10, each of the parties hereto agree (a) that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Lender Related Parties arising out of or relating to the transaction contemplated hereby, the transactions contemplated by the Debt Financing Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court other than a state or federal court sitting in the City of New York and (c) TO IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

OMAHA HOLDCO INC.

By:	/s/ Kevin O’Brien
Name:     Kevin O’Brien

Title:	President

OMAHA ACQUISITION INC.

By:	/s/ Kevin O’Brien
Name:     Kevin O’Brien

Title:	President

infoGROUP INC.

By:	/s/ Thomas J. McCusker
Name:     Thomas J. McCusker

Title:	General Counsel

[AGREEMENT AND PLAN OF MERGER]

Annex I

“EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income (as defined below) of the Company and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Company and its Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes;

(ii) Interest Expense (as defined below) of the Company and its Subsidiaries for such period (net of interest income of the Company and its Subsidiaries for such period);

(iii) depreciation and amortization expenses of the Company and its Subsidiaries for such period;

(iv) any other non-cash charges; provided that, for purposes of this subclause (iv) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made;

(v) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to CCMP Capital Advisors, LLC and its Affiliates (or any accruals related to such fees and related expenses) during such period;

(vi) the amount of legal and other advisory fees incurred by the Company and its Subsidiaries in respect of the matters described under “Item 3. Legal Proceedings” in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and any other matters related or similar thereto; and

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash charges increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such charges (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and plus or minus (c)(i) any non-cash net gain or loss resulting in such period from currency translation gains or losses or (ii) any investment income or loss in such period as set forth in the EBITDA Schedules.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income (as defined below) of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(a) any (i) extraordinary, (ii) nonrecurring or (iii) unusual gains or losses or income or expenses, as adjusted for tax to the extent provided in the EBITDA Schedules (less all fees and expenses relating thereto) including, without limitation, any restructuring charges, severance or relocation expense, and fees, expenses or charges related to any offering of equity interests of such Person, investment, acquisition or offering of indebtedness (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters, in each case, shall be excluded;

(b) any income or loss from discontinued operations and any gain or loss on disposal of discontinued operations, in each case as adjusted for tax to the extent provided in the EBITDA Schedules shall be excluded;

(c) any gain or loss, as adjusted for tax to the extent provided in the EBITDA Schedules (less all fees and expenses or charges relating thereto), attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management of the Company or the Company Board) shall be excluded;

(d) any income or loss, as adjusted for tax to the extent provided in the EBITDA Schedules (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of indebtedness shall be excluded;

(e) (i) the Net Income for such period of any Person that is not a subsidiary of such Person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i);

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(g) any increase in amortization or depreciation or any non-cash charges resulting from purchase accounting in connection with the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters shall be excluded;

(h) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(i) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded;

(j) any one-time non-cash compensation charges shall be excluded;

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and

(j) accruals and reserves that are established within twelve months after the closing of the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Financing Letters and that are so required to be established in accordance with GAAP shall be excluded.

‘‘Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt issuance costs and original issue discount, (ii) the amortization of all fees (including fees with respect to swap agreements) payable in connection with the incurrence of indebtedness to the extent included in interest expense, and (iii) the portion of any payments or accruals with respect to capitalized lease obligations allocable to interest expense, (b) capitalized interest of such Person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any letter of credit or bankers’ acceptance financing. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to swap agreements.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

EBITDA per Credit Agreement Definition

			FY09A
Currency: $000	Reference		Q1	Q2	Q3	Q4	Total

Net income/(loss) from continuing operations			(9,339)	205	4,800	(2,218)	(6,552)
Consolidated Net Income Definition Adjustments:
Extraordinary, Non-recurring or unusual gains/losses	a		3,048	7,305	4,137	1,153	15,643
Gains/losses on disposal of discontinued operations	b		—	—	—	—	—
Gains or losses attributable to business dispositions or asset	c		8,612	(1,470)	46	1,155	8,343
dispositions other than in the ordinary course of business
Gains/losses attributable to the early extinguishment of indebtedness	d		—	—	—	—	—
Special dividends or distributions or adjustment for equity method of accounting	e		—	—	—	—	—
Any cumulative effects from a change in accounting principles	f		—	—	—	—	—
Non-cash gains/losses, income and expenses resulting from purchase accounting	g		—	—	—	—	—
Any non-cash impairment charge or asset write-off resulting from FAS 142 & 144 and amortization of intangibles arising from No. 141	h		1,946	2,924	2,952	8,256	16,078
Any non-cash expenses realized from employee benefit plans, grants of stock appreciation, stock options or other rights	i		427	394	375	435	1,631
Any one time non-cash compensation charges	j		—	—	—	—	—
Non-cash gains/losses, income and expenses resulting from fair value accounting required by FAS 133	k		—	—	—	—	—
Accruals and reserves that are established within 12 months after the closing of transactions and that are so required to be established in accordance with GAAP	l		—	—	—	—	—

Total Consolidated Net Income			4,694	9,358	12,310	8,781	35,143

Adjustments to EBITDA:
Add: income tax expense	a(i	)	(427)	(743)	2,995	7,204	9,029
Add: interest expense	a(ii	)	3,246	2,160	2,111	1,936	9,453
Add: depreciation and amortization	a(iii	)	7,693	7,839	6,938	8,083	30,553
Add: any other non-cash charges	a(iv	)	—	—	—	—	—
Add: the amount of management, consulting, monitoring, transaction and advisory fees and related expenses	a(v	)	—	—	—	—	—
Add: the amount of legal and other advisory fees incurred by the company and its subsidiaries in respect of the matters described in “Item 3. Legal Proceedings” in the company’s annual report for 2009	a(vi	)	3,667	1,613	1,870	561	7,711
investment income	c(ii	)	2	(1)	(189)	(41)	(229)

Total			18,875	20,226	26,035	26,524	91,660

a) — Extraordinary, Non-recurring or unusual gains/losses
Account Write-offs and losses			235	275	(55)	49	504
Restructuring and Severance Expenses			2,701	6,932	4,061	878	14,572
Add: non-recurring legal fees			362	348	131	226	1,067
Less: recurring legal fees			(250)	(250)	—	—	(500)

Total			3,048	7,305	4,137	1,153	15,643

Annex II

Bill Fairfield
Tom McCusker
Tom Oberdorf
Ed Mallin
Gerard Miodus

ANNEX B

EVERCORE FAIRNESS OPINION

March 8, 2010
The Board of Directors of
infoGROUP Inc.
5711 South 86th Circle
Omaha, NE 68127

Members of the Board of Directors:

We understand that infoGROUP Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of March 8, 2010 (the “Merger Agreement”), in connection with the proposed merger of Omaha Acquisition Inc. (“Merger Sub”), a wholly owned subsidiary of Omaha Holdco Inc. (“Parent”), with and into the Company (the “Transaction”). As a result of the Transaction, the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $.01 per share (other than (i) shares of the Company owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned subsidiary of Merger Sub, Parent or the Company and (ii) Dissenting Shares (as defined in the Merger Agreement)) (the “Company Common Stock”) will be converted into the right to receive $8.00 in cash (the “Cash Consideration”) upon the terms and subject to the conditions set forth in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Cash Consideration to be received by the holders of the Company Common Stock entitled to receive such Cash Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to such holders as of the date hereof.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data, including preliminary year-to-date results through February 28, 2010, relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data for the 2010 period relating to the Company (the “Management Projections”) that were prepared and furnished to us by management of the Company, as well as certain non-public projected financial data for the 2011 to 2014 periods relating to the Company (including, but not limited to, certain forecasts with respect to revenue, earnings before interest, taxes, depreciation and amortization and free cash flow) that were reviewed and approved by management of the Company for use in connection with our opinion and analyses, and which management of the Company informed us are reasonable (the “Financial Forecast”);

(iv) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v) compared certain financial information of the Company with similar publicly-available information and stock market trading multiples for certain publicly traded companies that we deemed relevant;

(vi) compared the financial performance of the Company and the implied valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

Letter to the Board of Directors of infoGROUP Inc.
March 8, 2010

(vii) reviewed a draft of the Merger Agreement dated March 7, 2010, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

(viii) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. For purposes of rendering our opinion, members of the management of the Company have provided us the Management Projections, as well as reviewed and approved for use in connection with our opinion and analyses the Financial Forecast. With respect to the Management Projections, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future competitive, operating and regulatory environments and related financial performance of the Company under the alternative business assumptions reflected therein. With respect to the Financial Forecast, management of the Company has informed us that this projected financial data collectively reflects a reasonable representation of the future financial performance of the Company that incorporates the effects of potential risks and opportunities relating to the Company’s business. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the holders of the Company Common Stock. We have also assumed that the final form of the Merger Agreement will not differ in any material respect from the latest draft of the Merger Agreement reviewed by us. Further, for the purposes of this opinion, with your approval, we have not analyzed any tax-related costs or benefits arising out of the Transaction.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Cash Consideration as of the date hereof. We do not express any view on, and our opinion does not address, the fairness of the proposed Transaction or any other matter with respect to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Cash Consideration or otherwise. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This opinion does not constitute a recommendation to the Board of Directors, to any holder of shares of Company

Letter to the Board of Directors of infoGROUP Inc.
March 8, 2010

Common Stock or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock, or any other person, should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services upon the rendering of this opinion (which fee is not contingent on the successful completion of the Transaction). We also will be entitled to receive a success fee if the Transaction is consummated. The Company has also agreed to reimburse our reasonable and customary expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates provided financial advisory services to the Company and had received fees (and may in the future receive additional fees) for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between us and our affiliates and Merger Sub or Parent pursuant to which compensation was received by us or our affiliates as a result of such a relationship. We may provide financial or other services to the Company, Merger Sub or Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This opinion is addressed to, and for the information and benefit and confidential use of, the Board of Directors only in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission; provided, however, that all references to us or this opinion in any such document and the description or inclusion of this opinion and our advice therein shall be in form and substance reasonably acceptable to Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Saul Goodman
Senior Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.;

ANNEX D

FORM OF VOTING AGREEMENT

EXECUTION VERSION

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March   , 2010, by and among Omaha Holdco Inc., a Delaware corporation (“Parent”), InfoGroup Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Omaha Acquisition Inc, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Acquisition Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, Stockholder Beneficial Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D. In order to induce Parent to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), as set forth herein, and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate the consummation of the Merger. The execution and delivery of this Agreement and of the attached form of proxy is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(c) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof.

(d) “Options” shall mean: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all additional securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(f) “Shares” shall mean: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of Options.

(g) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession so long as such transferee agrees to be bound by the terms of this Agreement and delivers to the parties hereto a written consent memorializing such agreement) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any Transfer pursuant to a court order.

2. No Transfer of Shares or Options.  Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Stockholder shall not cause or permit any Transfer of any Shares or Options, or make any agreement relating thereto, in each case without the prior written consent of Parent. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights.  Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares or Options in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares or Options.

4. Agreement to Vote Shares.  Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall (x) appear at such meeting (in person or by proxy), and (y) vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(i) in favor of adoption and approval of the Merger Agreement, in favor of approval of the Merger and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would, or would be reasonably expected to, result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease, license or transfer of any assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 4.

5. Irrevocable Proxy.  Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares.

6. Representations, Warranties and Covenants of Stockholder.  Stockholder represents, warrants and covenants to Parent as follows:

(i) Stockholder is the Beneficial Owner of the shares of Company Common Stock and the options and warrants to purchase shares of Company Common Stock indicated on the signature page of this Agreement.

(ii) Stockholder does not Beneficially Own any shares of capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than as set forth on the signature page hereto.

(iii) Stockholder has the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(iv) As of the date hereof, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Stockholder’s ability to fulfill its obligations under Section 4. The execution and delivery of this Agreement by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not (x) conflict with or violate any order, decree or judgment of, or any settlement or agreement with, any court or any governmental entity applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or Shares is bound or (y) require any consent of any Person or any Governmental Authority.

(v) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Stockholder is a party.

(vi) Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (b) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof or (c) challenges (including by public statements or otherwise) the Merger or the other transactions contemplated by the Merger Agreement.

(vii) Stockholder hereby agrees and covenants that, as soon as practicable after the date hereof, Stockholder shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relate to the Shares (each, a “10b5-1 Plan”), and the Company will cooperate with Stockholder and take any reasonable action required by it in order to permit such suspensions or terminations.

(viii) Stockholder hereby agrees and covenants not to, directly or indirectly, take any action that would have the effect of preventing Stockholder from performing its obligations under this Agreement.

(ix) Stockholder hereby agrees and covenants that it shall not, nor shall it authorize or knowingly permit any investment banker, attorney or other agent or representative of Stockholder (collectively, “Representatives”) to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative Acquisition Proposal, (b) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (d) approve, endorse or recommend an Acquisition Proposal, or (e) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction.

7. Additional Documents.  Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

8. Consents and Waivers.  Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s) in accordance with this Agreement until the Expiration Date.

9. Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

10. Company Covenants.  The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares.

11. Legending of Shares.  If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder will not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

12. Waiver of Appraisal Rights.  Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that Stockholder may have in connection with the Merger.

13. Miscellaneous.

(a) Waiver.  No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i) if to Parent, to:

Omaha Holdco Inc.
c/o: CCMP Capital Advisors LLC
245 Park Avenue, 16th Floor
New York, NY 10167
Attention: Kevin O’Brien
Facsimile No.: (917) 464-7465
Attention: Richard Zannino
Facsimile No.: (917) 464-7507

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attention: Harvey Eisenberg, Esq.
Attention: John M. Scott, Esq.
Facsimile No.: (212) 326-2061

(ii) if to Company, to:

InfoGroup Inc.
5711 South 86th Circle
Omaha, Nebraska 68127
Attention: Thomas J. McCusker, Esq.,
Executive Vice President for
Business Conduct and
General Counsel; Secretary
Facsimile: (402) 537-6197

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention:	Larry W. Sonsini, Esq.
Robert Sanchez, Esq.
Facsimile: (650) 493-6811

(iii) if to Stockholder:

To the address for notice set forth on the signature page hereof.

(c) Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment.  This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This

Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies.  The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(j) Attorneys’ Fees and Expenses.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). The Company agrees to pay the reasonable legal fees and expenses of Stockholder related to the execution of this Agreement, up to a maximum of $5,000.

(k) Binding Effect; No Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

OMAHA HOLDCO INC.	STOCKHOLDER:

By:
Name:	Signature
Title:

Print Name
INFOGROUP INC.

By:	Address

Name:	Shares and Options:
Title:
Company Common Stock:
Company Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXECUTION VERSION

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of InfoGroup Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Kevin O’Brien and Richard Zannino of Omaha Holdco Inc., a Delaware corporation (“Parent”) or such other designee of Parent appointed from time to time by Parent in the event either of Kevin O’Brien or Richard Zannino are unavailable to perform their duties for any reason, and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined in the that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Stockholder (the “Voting Agreement”)). The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March   , 2010, by and among Parent, Omaha Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”) and the Company. The Merger Agreement provides for the merger of Acquisition Sub with and into the Company in accordance with its terms (the “Merger”), and Stockholder is receiving a portion of the proceeds of the Merger.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of adoption and approval of the Merger Agreement, in favor of approval of the Merger and its principal terms and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease, license or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

*****

EXECUTION VERSION

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Signature

Print Name

Address

Shares and Options:

Company Common Stock:

Company Options:

Dated: As of March   , 2010

[SIGNATURE PAGE TO PROXY]

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.
Use the Internet to vote your proxy until
on                                         .
PHONE –
Use a touch-tone telephone to vote your proxy until
                     on                     .
MAIL – Mark, sign and date your proxy card and return
it in the postage-paid envelope provided.
If you vote your proxy by Internet or Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS
BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of March 8, 2010, by and among the Company, Omaha Holdco Inc. and Omaha Acquisition Inc.

☐ For	☐ Against	☐ Abstain
2. To consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Agreement and Plan of Merger.

☐ For	☐ Against	☐ Abstain
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any and all adjournments thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Please indicate if you plan to attend the Special Meeting. ☐ Yes            ☐ No
Date
Signature(s) in Box
                 Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PROXY
infoGROUP Inc.
SPECIAL MEETING OF STOCKHOLDERS

                    ; local time
at: The Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, 68102.

infoGROUP Inc.
5711 South 86th Circle
Omaha, NE 68127

This proxy is solicited on behalf of the Board of Directors for use at the Special Meeting of
Stockholders of infoGROUP Inc. (the “Company”) to be held on June 29, 2010 or any adjournments or postponements thereof.
     The shares of the Company’s common stock you hold as of the record date on May 27, 2010 will be voted as you specify on the reverse side.
     By signing the proxy, you revoke all prior proxies and appoint Thomas J. McCusker and Thomas Oberdorf (the “Proxy Holders”), or either of them, as proxies with full power of substitution, to vote all shares of common stock of the Company of record in the name of the undersigned at the close of business on May 27, 2010 at the Special Meeting of Stockholders or any adjournments or postponements thereof.
     The undersigned stockholder hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement for the Special Meeting to be held on June 29, 2010.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS ONE AND TWO. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE WITH RESPECT TO SUCH OTHER MATTERS AS MAY BE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
See reverse for voting instructions.